     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM F-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 BUNGE LIMITED

             (Exact name of Registrant as specified in its charter)

              BERMUDA                                 2070                                  N/A
 (PROVINCE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION NO.,
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)                  IF APPLICABLE)

                                 50 MAIN STREET
                          WHITE PLAINS, NEW YORK 10606
                                 (914) 684-2800

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                                 BUNGE LIMITED
                                 50 MAIN STREET
                          WHITE PLAINS, NEW YORK 10606
              ATTENTION: WILLIAM M. WELLS, CHIEF FINANCIAL OFFICER
                                 (914) 684-2800

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                           --------------------------

                                   Copies to:

             ANDREW B. JANSZKY                                     JEFFREY SMALL
            SHEARMAN & STERLING                                DAVIS POLK & WARDWELL
            599 LEXINGTON AVENUE                                450 LEXINGTON AVENUE
          NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10017
               (212) 848-4000                                      (212) 450-4000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO          AMOUNT TO           OFFERING PRICE          AGGREGATE           AMOUNT OF
             BE REGISTERED                BE REGISTERED(1)(2)       PER SHARE(3)       OFFERING PRICE(3)   REGISTRATION FEE
Common Shares, par value $.01 per          20,240,000 common             $18             $364,320,000           $91,080
  share................................          shares
Series A Preference Share Purchase                N/A                    N/A                  N/A                 N/A
  Rights(4)............................

(1) A portion of the shares registered represents shares that are to be offered outside the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

(2) Includes 2,640,000 common shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4) A right to purchase a fraction of a share of the Company's Series A Preference Shares is attached to each common share. See "Description of Share Capital." No value is attributable to a right.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) OF THE ACT, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JULY 13, 2001

                               17,600,000 SHARES

                                     [LOGO]

                                 BUNGE LIMITED

                                 COMMON SHARES

                               -----------------

BUNGE LIMITED IS OFFERING 17,600,000 OF ITS COMMON SHARES. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $16 AND $18 PER SHARE.

                              -------------------

WE HAVE APPLIED TO LIST OUR COMMON SHARES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "BG."

                              -------------------

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                               -----------------

                           PRICE $            A SHARE

                              -------------------

                                                                   UNDERWRITING
                                                                   DISCOUNTS AND         PROCEEDS TO
                                             PRICE TO PUBLIC        COMMISSIONS         BUNGE LIMITED
                                           -------------------  -------------------  -------------------
PER SHARE................................           $                    $                    $
TOTAL....................................           $                    $                    $

WE HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 2,640,000 COMMON SHARES TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS
ON       , 2001.

                              -------------------

MORGAN STANLEY                                        CREDIT SUISSE FIRST BOSTON
                               -----------------

DEUTSCHE BANC ALEX. BROWN
                   MERRILL LYNCH & CO.
                                      PRUDENTIAL SECURITIES
                                                       SALOMON SMITH BARNEY

         , 2001

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
Summary..............................       3
Risk Factors.........................      13
Special Note Regarding
  Forward-Looking Statements and
  Industry Data......................      22
Use of Proceeds......................      23
Dividend Policy......................      23
Capitalization.......................      24
Dilution.............................      25
Selected Consolidated Financial
  Data...............................      26
Unaudited Pro Forma Consolidated
  Financial Information..............      29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      32
Industry Overview....................      52

Business.............................      58
Management...........................      75
                                         PAGE
                                       --------
Principal Shareholders...............      83
Related Party Transactions...........      84
Description of Share Capital.........      85
Shares Eligible for Future Sale......      94
Taxation.............................      95
Underwriters.........................      99
Enforcement of Civil Liabilities.....     103
Legal Matters........................     103
Experts..............................     103
Where You Can Find Additional
  Information........................     104
Index to Consolidated Financial
  Statements.........................     F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

                            ------------------------

    WE HAVE NOT TAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OUTSIDE THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE THE UNITED STATES. PERSONS OUTSIDE THE UNITED STATES WHO HAVE COME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE RESTRICTIONS RELATING TO THE OFFERING OF THE COMMON SHARES AND THE DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.

    UNTIL         , 2001, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS
THAT BUY, SELL OR TRADE OUR COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    CONSENT UNDER THE EXCHANGE CONTROL ACT 1972 (AND ITS RELATED REGULATIONS) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE AND TRANSFER OF THE COMMON SHARES TO AND BETWEEN NON-RESIDENTS OF BERMUDA FOR EXCHANGE CONTROL PURPOSES PROVIDED OUR SHARES REMAIN LISTED ON AN APPOINTED STOCK EXCHANGE, WHICH INCLUDES THE NEW YORK STOCK EXCHANGE. PRIOR TO THIS OFFERING, THIS PROSPECTUS WILL BE FILED WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. IN GRANTING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, NEITHER THE BERMUDA MONETARY AUTHORITY NOR THE REGISTRAR OF COMPANIES IN BERMUDA ACCEPTS ANY RESPONSIBILITY FOR OUR FINANCIAL SOUNDNESS OR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS, BEFORE DECIDING WHETHER OR NOT TO PURCHASE OUR COMMON SHARES. IN THIS PROSPECTUS, THE TERMS "BUNGE," "WE," "US" AND "OUR" MEAN BUNGE LIMITED, OUR CONSOLIDATED SUBSIDIARIES AND PREDECESSOR COMPANIES, UNLESS WE INDICATE OTHERWISE.

                                 BUNGE LIMITED

OVERVIEW

    We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain, which ranges from raw materials such as grains and fertilizers to retail food products such as flour and margarine. We have primary operations in North and South America and worldwide distribution capabilities. We conduct our operations in three divisions: agribusiness, fertilizer and food products. In 2000, we had total net sales of $9,667 million and in the first quarter of 2001, we had total net sales of $2,472 million. We believe we are:

    - the largest processor of soybeans in the Americas and among the world's leading exporters of soybean products based on volumes;

    - the largest fertilizer producer and supplier to farmers in Latin America based on volumes;

    - the market leader in edible oils and shortenings in Brazil and in premium edible oils in the United States based on sales;

    - among the world's largest corn dry millers and the largest wheat miller in Latin America based on volumes; and

    - one of three major manufacturers of isolated soybean protein worldwide based on sales and volumes.

OUR BUSINESS

    AGRIBUSINESS

    Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. Our grain origination activities include buying, storing and merchandising agricultural commodities. Our oilseed processing operations involve crushing soybeans to produce meal and oil. Our international marketing operations link our grain origination and oilseed processing operations with our overseas customers while also providing value-added financial, transportation and other services to those customers. Our primary grain origination and oilseed processing assets are located in the United States, Brazil and Argentina. We have international marketing offices in 17 countries. Net sales in our agribusiness division were $6,327 million in 2000, or 65% of our total net sales, and $1,765 million in the first quarter of 2001, or 71% of our total net sales.

    FERTILIZER

    Our fertilizer division is involved in every stage of the fertilizer industry, from mining of raw materials to sales of mixed fertilizer formulas. Our fertilizer activities are located primarily in Brazil, and we are currently the only integrated fertilizer producer in Brazil. We are also the leading producer of phosphate-based animal feed ingredients in South America in terms of tonnage. Net sales in our fertilizer division were $1,466 million in 2000, or 15% of our total net sales, and $283 million in the first quarter of 2001, or 11% of our total net sales.

    FOOD PRODUCTS

    Our food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products. These businesses produce and sell food products such as shortenings, edible oils, margarine, mayonnaise, milled products, bakery mixes, baked goods and food ingredients to food processors, foodservice companies and retail outlets. Our food products division, primarily located in the United States and in Brazil, benefits from a stable source of soybeans, crude vegetable oils, wheat and corn provided by our agribusiness operations. Net sales in our food products division were $1,874 million in 2000, or 20% of our total net sales, and $424 million in the first quarter of 2001, or 18% of our total net sales.

INDUSTRY OVERVIEW

    Key industry trends that are expanding our business opportunities include:

    AGRIBUSINESS

    - GROWTH IN INCOME AND POPULATION. Income and population are the most important factors affecting the demand for food and animal feed. As incomes rise, food consumption increases, diets diversify to include more products such as edible oils and meats, and consumption patterns change to include processed foods and foods prepared away from home which typically make higher use of edible oils.

    - GROWING GLOBAL DEMAND FOR FOOD. The global demand for food continues to grow. As a result, global consumption of agricultural commodities is growing despite regional economic downturns and adverse political conditions.

    - SOYBEANS PROVIDE THE PRINCIPAL PROTEIN MEAL AND MOST WIDELY USED EDIBLE OIL. Soybean meal is the preferred and dominant protein source for many animal feed industries, particularly pork and poultry. The recent concern over mad cow disease and the European Union ban on the use of meat and bone meal in animal feed reinforces these preferences. In addition, soybean oil is the most widely used edible oil, representing 29% of the total edible oil consumed worldwide.

    - INFLUENCE OF GEOGRAPHIC FACTORS. The availability of arable land, suitable climate and adequate infrastructure are essential to successful agricultural production. Countries such as the United States, Brazil and Argentina that can produce surplus crops cost-effectively and efficiently, supply those countries that have production deficits. We believe that an increase in global demand for agricultural commodities should result in an increase in exports of agricultural commodities and commodity products from these countries.

    - EFFECTS OF CYCLICALITY ON THE OILSEED PROCESSING INDUSTRY. Profitability in the oilseed processing industry is cyclical in nature. Although the oilseed processing industry has recently experienced a period of excess industry capacity resulting in a decline in profitability, this industry has recently begun showing signs of recovery.

    - BARRIERS TO ENTRY IN THE AGRIBUSINESS INDUSTRY. The scale and global reach required to compete effectively in the agribusiness industry, as well as the need for extensive logistics capabilities, a reliable supply of agricultural commodities inventory and significant intellectual capital, represent barriers to entry into the agribusiness industry and create a more favorable competitive environment for established market participants.

    FERTILIZER

    - LOW CROP YIELDS AND EXPANSION OF ARABLE LAND IN THE BRAZILIAN AGRICULTURAL SECTOR. Although Brazil is the fastest growing major fertilizer consumption market in the world, Brazil's fertilizer consumption is still significantly lower per hectare than in developed countries. According to the Brazilian Ministry of Agriculture, the use of fertilizers in Brazil is expected to continue to increase, primarily due to the continued conversion of Brazil's large reserve of arable land to agricultural production and efforts to increase low crop yields in areas currently under cultivation.

    - LOGISTICS MANAGEMENT AND ACCESS TO DOMESTIC RAW MATERIALS. An efficient logistics network is important in the Brazilian fertilizer industry, as the Brazilian transportation infrastructure is not as advanced as in developed countries. In addition, access to a domestic supply of raw materials and the ability to back-haul, or transport goods such as agricultural commodities from inland locations to export-import points, can create significant cost advantages for companies in this industry.

    - CONSOLIDATION IN THE BRAZILIAN FERTILIZER INDUSTRY. The Brazilian fertilizer industry has experienced consolidation as a result of mergers and the exit from the market of a number of small, regional retail companies.

    FOOD PRODUCTS

    - CHANGING CONSUMER CONSUMPTION PATTERNS. Changes in population, income levels and other demographic factors affect the demand for food products. As buying decisions become more convenience-oriented, consumption of prepared foods and foods eaten away from home increases.

    - CUSTOMER CONSOLIDATION AND MIGRATION. The trend towards consolidation of the supermarket sector in the United States and Latin America and the emergence of club stores have stimulated the private label market. In addition, the United States in-store bakery market has experienced a migration from the use of baking mixes to frozen dough, partially-baked and thaw-and-serve products.

    - IMPORTANCE OF DISTRIBUTION CHANNELS. The ability to sell multiple products through the same distribution channels represents a significant advantage. While a well-established domestic food distribution system exists in the United States, food distribution channels in Brazil are still developing and are a growth area in the food products industry.

    - GROWING DEMAND FOR FOODS OFFERING HEALTH BENEFITS. Soy proteins are an important substitute for animal protein and have functional characteristics with wide applications in the processed meat and bakery industries. Soy-based food ingredients are also at the forefront of the growing nutraceutical foods market that offers favorable profit margins. Nutraceutical foods are intended to produce specific health benefits.

OUR COMPETITIVE STRENGTHS

    We believe our business benefits from the following competitive strengths:

    - SIGNIFICANT SYNERGIES WITHIN AND AMONG OUR BUSINESSES. By operating in complementary businesses throughout the food supply chain, we enjoy significant operating advantages and logistical efficiencies.

    - GEOGRAPHIC BALANCE AND POSITIONING. We have substantial agricultural commodities origination facilities in both the northern and southern hemispheres and are the only agricultural commodities company with a near equal balance between them, ensuring a year-round supply of oilseeds and grains.

    - DOLLAR-DENOMINATED OR DOLLAR-LINKED GLOBAL BUSINESS. Our net sales in our agribusiness and U.S.-based food products divisions are either denominated in, or linked to, the U.S. dollar. Furthermore, the Brazilian fertilizer industry has historically been able to adjust its sales prices in response to the effects of exchange rate fluctuations on imported raw material costs.

    - SCALE, QUALITY AND STRATEGIC LOCATION OF OUR FACILITIES. We operate large, efficient and well maintained agricultural commodities storage and oilseed processing facilities, generating economies of scale and reducing overall costs. We have also selectively located many of our facilities in close proximity to our suppliers, domestic customers, edible oil refineries and key export points to reduce transportation costs and delivery times for our products.

    - WELL-POSITIONED IN HIGHER GROWTH AREAS OF OUR MARKETS. We believe that we are well-positioned in the higher growth areas of the markets in which we operate. For example, in our agribusiness division, we have a leading position in originating and processing soybeans in our principal markets and exporting soybean products, the consumption of which is rising faster than other oilseeds or grains. In our fertilizer division, our market leadership position in the Brazilian fertilizer industry will enable us to capitalize on anticipated accelerated growth in the Brazilian fertilizer market. In our food products division, we are well-positioned in the fast-growing soy ingredients market due to our significant production of isolated soybean proteins.

    - BROAD RANGE OF PRODUCTS AND SERVICES PROVIDED TO CUSTOMERS. We offer multiple services and support to our customers in each of our divisions, enabling us to expand our revenue base and customer relationships. Our agribusiness division provides financing, storage, freight services, trade finance, risk management and the ability to procure fertilizer products for customers. Our fertilizer business provides technical assistance to farmers by assisting in the application of fertilizers. In our food products division, we work with customers on product applications and new product development.

OUR BUSINESS STRATEGY

    Our objective is to continue expanding our business and increasing our profitability by focusing on the following key strategies:

    - EXPAND OUR CORE BUSINESSES THROUGH INTERNAL GROWTH. We intend to continue to grow by selectively expanding and extending our operations in each of our divisions. For example, we plan to continue to expand our global distribution capabilities in our agribusiness division through our growing network of international marketing offices. We also intend to expand our fertilizer operations into Argentina.

    - PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We have a long record of expansion through acquisitions and intend to continue to pursue selective strategic acquisitions and alliances. Most recently, in 2000 we acquired a controlling interest in Manah, S.A., a Brazilian fertilizer company, which solidified our leading market share position in the Brazilian fertilizer industry and improved our access to raw materials.

    - INCREASE OUR PRODUCTION OF SOYBEAN-BASED FUNCTIONAL INGREDIENTS AND NUTRACEUTICALS. We intend to apply our significant capital resources and expertise to expand our manufacturing capacity of soy ingredients and pursue acquisitions and alliances in order to achieve greater market presence in this high margin, fast-growing business. We also plan to expand our product capabilities to include a new line of soybean-based micro-ingredients to be used in the production of nutraceutical foods.

    - EXPAND INTO HIGHER GROWTH ASIAN MARKETS. We intend to increase our existing presence in China and India, countries that are expected to generate much of the world's demand for grains and oilseed products. For example, we are currently exploring grain origination and oilseed processing opportunities in India.

    - IMPROVE OUR ASSET EFFICIENCY. We intend to continue to increase our capacity utilization by improving our operating efficiency and expanding efficient facilities. We also plan to further develop our logistics and transportation capabilities in order to reduce costs and have undertaken several Internet-based initiatives designed to improve customer contact.

    - OPTIMIZE OUR CORPORATE CAPITAL STRUCTURE. We began restructuring our outstanding debt in 2000 by raising $1 billion in the international capital markets, which was used primarily to reduce high-cost third party borrowings of our Brazilian subsidiaries. We intend to become more efficient in our use of working capital, lower our interest costs, reduce our foreign exchange transaction risk, increase our access to international capital markets and pursue other means of lowering our cost of capital.

    Our business and profitability are affected by trends in international prices and demand for agricultural commodities, as well as industry-wide levels of processing capacity for those commodities. Our profitability is also affected by currency fluctuations. In 1999, primarily as a result of adverse industry conditions and the effects of the devaluation of the Brazilian REAL, we incurred a net loss of $5 million. The industries in which we operate are also highly competitive and require high levels of working capital. These factors could make it difficult for us to achieve our goals. For a more detailed discussion of the risks we face, you should read "Risk Factors."

CORPORATE STRUCTURE

    The following diagram shows our corporate structure and our material subsidiaries as of March 31, 2001:

                                    [CHART]

                            ------------------------

    Our principal executive offices are located at 50 Main Street, White Plains, New York 10606 and our telephone number is (914) 684-2800. Our registered office is located at 2 Church Street, Hamilton, Bermuda. Our web site address is www.bunge.com. Information contained in or connected to our web site is not a part of this prospectus.

    This prospectus contains our trademarks, including our logo. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective holder.

                                  THE OFFERING

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND GIVES EFFECT TO AN EXCHANGE OF OUR 12,000 COMMON SHARES, PAR VALUE US$1 PER SHARE, FOR 1.2 MILLION COMMON SHARES, PAR VALUE US$.01 PER SHARE, WITH OUR SOLE SHAREHOLDER AND A 52.65-FOR-1 SHARE DIVIDEND EFFECTED IN JULY 2001.

Common shares offered........................  17,600,000 shares

Common shares to be outstanding after this
  offering...................................  81,980,000 shares

Over-allotment option........................  2,640,000 shares

Use of proceeds..............................  We expect to receive net proceeds from this offering of approximately $278 million. We
                                               intend to use the net proceeds to reduce
                                               indebtedness under our commercial paper
                                               program.

Dividend policy..............................  We intend to pay cash dividends to our share-
                                               holders on an annual basis. Any determination
                                               to pay dividends will, subject to the
                                               provisions of Bermuda law, be at the
                                               discretion of our board of directors and will
                                               depend on a variety of factors.

Proposed New York Stock Exchange symbol......  BG

Expected timetable
    Commencement of marketing of the
      offering...............................  July 13, 2001
    Announcement of offer price and
      allocations............................  Week of July 30, 2001
    Allocation of common shares..............  Week of July 30, 2001
    Listing of the common shares on the New
      York Stock Exchange....................  Week of July 30, 2001
    Settlement and delivery of common
      shares.................................  Week of August 6, 2001

    Depending on market conditions, this expected timetable may be modified.

    The number of common shares to be outstanding after this offering does not include stock appreciation rights and phantom units outstanding as of June 30, 2001 that we intend to convert into stock options and restricted stock awards representing an estimated 1,245,403 common shares at the closing of this offering.

                             SUMMARY FINANCIAL DATA

    The following table summarizes our consolidated financial information. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our audited consolidated financial statements, our unaudited consolidated interim financial statements and the notes to our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America.

    The pro forma consolidated statements of income data gives effect to our acquisition of Manah S.A. as if it had occurred on January 1, 2000. For more information regarding this pro forma information, you should read "Unaudited Pro Forma Consolidated Financial Information." The historical as adjusted per share data and the consolidated balance sheet data give effect to this offering, at an assumed initial public offering price of $17 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. The pro forma as adjusted per share data give effect to this offering and our acquisition of Manah S.A.

                                              YEAR ENDED DECEMBER 31,
                         ------------------------------------------------------------------
                                                                                 PRO FORMA
                            1997          1998          1999          2000         2000
                         -----------   -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
                                      (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
  OF INCOME DATA:
Net sales..............  $     7,484   $     9,103   $     8,075   $    9,667   $    9,782
Cost of goods sold.....        7,026         8,433         7,463        8,935        9,029
Impairment and
  restructuring
  charges..............           --            --            --           49           49
                         -----------   -----------   -----------   ----------   -----------
Gross profit...........          458           670           612          683          704
Selling, general and
  administrative
  expenses.............          338           374           332          387          400
                         -----------   -----------   -----------   ----------   -----------
Income from
  operations...........          120           296           280          296          304
Non-operating income
  (expense)--net.......           19          (120)         (296)        (225)        (229)
                         -----------   -----------   -----------   ----------   -----------
Income (loss) before
  income tax, minority
  interest,
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............          139           176           (16)          71           75
Income tax (expense)
  benefit..............          (38)          (43)           27          (12)         (13)
                         -----------   -----------   -----------   ----------   -----------
Income before minority
  interest,
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............          101           133            11           59           62
Minority interest......           (3)          (33)            4          (37)         (44)
                         -----------   -----------   -----------   ----------   -----------
Income (loss) before
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............           98           100            15           22           18

                                   THREE MONTHS ENDED
                                        MARCH 31,
                         ---------------------------------------
                                        PRO FORMA
                            2000          2000          2001
                         -----------   -----------   -----------
                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                         (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
  OF INCOME DATA:
Net sales..............  $    2,005         2,120    $     2,472
Cost of goods sold.....       1,911         2,005          2,316
Impairment and
  restructuring
  charges..............          --            --             --
                         -----------   -----------   -----------
Gross profit...........          94           115            156
Selling, general and
  administrative
  expenses.............          80            93             82
                         -----------   -----------   -----------
Income from
  operations...........          14            22             74
Non-operating income
  (expense)--net.......         (12)          (16)           (73)
                         -----------   -----------   -----------
Income (loss) before
  income tax, minority
  interest,
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............           2             6              1
Income tax (expense)
  benefit..............          (1)           (2)            --
                         -----------   -----------   -----------
Income before minority
  interest,
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............           1             4              1
Minority interest......          (6)          (13)            (5)
                         -----------   -----------   -----------
Income (loss) before
  discontinued
  operations,
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............          (5)           (9)            (4)


                                              YEAR ENDED DECEMBER 31,
                         ------------------------------------------------------------------
                                                                                 PRO FORMA
                            1997          1998          1999          2000         2000
                         -----------   -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
                                      (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
Loss from discontinued
  operations, net of
  tax benefit of $0
  (1997), $7 (1998), $3
  (1999), $1 (2000), $0
  (March 31, 2000).....           (2)           (8)          (20)         (10)
Gain on disposal of
  discontinued
  operations, net of
  tax of $0............           --            --            --           --
                         -----------   -----------   -----------   ----------
Income (loss) before
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............           96            92            (5)          12
Extraordinary item-loss
  on early
  extinguishment of
  debt.................          (13)           --            --           --
                         -----------   -----------   -----------   ----------
Net income (loss)
  before cumulative
  effect of change in
  accounting
  principle............           83            92            (5)          12
Cumulative effect of
  change in accounting
  principle, net of tax
  of $4................           --            --            --           --
                         -----------   -----------   -----------   ----------
Net income (loss)......  $        83   $        92   $        (5)  $       12
                         ===========   ===========   ===========   ==========

PER SHARE DATA:
Earnings per common
  share--basic and
  diluted:
  Income (loss) before
    discontinued
    operations,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........  $      1.52   $      1.55   $       .23   $      .34   $      .28
  Discontinued
    operations.........         (.03)         (.12)         (.31)        (.15)
  Extraordinary item...         (.20)           --            --           --
  Cumulative effect of
    change in
    accounting
    principle..........           --            --            --           --
                         -----------   -----------   -----------   ----------
  Net income (loss) per
  share................  $      1.29   $      1.43   $      (.08)  $      .19
                         ===========   ===========   ===========   ==========
Cash dividends per
  common share.........  $        --   $       .31   $        --   $       --
Weighted average common
  shares outstanding...   64,380,000    64,380,000    64,380,000   64,380,000   64,380,000

                                   THREE MONTHS ENDED
                                        MARCH 31,
                         ---------------------------------------
                                        PRO FORMA
                            2000          2000          2001
                         -----------   -----------   -----------
                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                         (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
Loss from discontinued
  operations, net of
  tax benefit of $0
  (1997), $7 (1998), $3
  (1999), $1 (2000), $0
  (March 31, 2000).....          (3)                          --
Gain on disposal of
  discontinued
  operations, net of
  tax of $0............          --                            3
                         -----------                 -----------
Income (loss) before
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............          (8)                          (1)
Extraordinary item-loss
  on early
  extinguishment of
  debt.................          --                           --
                         -----------                 -----------
Net income (loss)
  before cumulative
  effect of change in
  accounting
  principle............          (8)                          (1)
Cumulative effect of
  change in accounting
  principle, net of tax
  of $4................          --                            7
                         -----------                 -----------
Net income (loss)......  $       (8)                 $         6
                         ===========                 ===========
PER SHARE DATA:
Earnings per common
  share--basic and
  diluted:
  Income (loss) before
    discontinued
    operations,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........  $     (.08)   $     (.14)   $      (.06)
  Discontinued
    operations.........        (.04)                         .04
  Extraordinary item...          --                           --
  Cumulative effect of
    change in
    accounting
    principle..........          --                          .11
                         -----------                 -----------
  Net income (loss) per
  share................  $     (.12)                 $       .09
                         ===========                 ===========
Cash dividends per
  common share.........  $       --                  $        --
Weighted average common
  shares outstanding...  64,380,000    64,380,000     64,380,000


                                              YEAR ENDED DECEMBER 31,
                         ------------------------------------------------------------------
                                                                                 PRO FORMA
                            1997          1998          1999          2000         2000
                         -----------   -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
                                      (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
AS ADJUSTED PER SHARE
  DATA (1):
Earnings per common
  share--basic and
  diluted:
  Income (loss) before
    discontinued
    operations,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........                                            $     0.34   $     0.29
  Discontinued
    operations.........                                                 (0.12)
  Extraordinary item...                                                    --
  Cumulative effect of
    change in
    accounting
    principle..........                                                    --
                                                                   ----------
  Net income (loss) per
    share..............                                            $     0.22
                                                                   ==========
Weighted average common
  shares outstanding...                                            81,980,000   81,980,000

                                   THREE MONTHS ENDED
                                        MARCH 31,
                         ---------------------------------------
                                        PRO FORMA
                            2000          2000          2001
                         -----------   -----------   -----------
                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                         (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
AS ADJUSTED PER SHARE
  DATA (1):
Earnings per common
  share--basic and
  diluted:
  Income (loss) before
    discontinued
    operations,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........  $    (0.06)   $    (0.11)   $        --
  Discontinued
    operations.........       (0.04)                        0.03
  Extraordinary item...          --                           --
  Cumulative effect of
    change in
    accounting
    principle..........          --                         0.09
                         -----------                 -----------
  Net income (loss) per
    share..............  $    (0.10)                 $      0.12
                         ===========                 ===========
Weighted average common
  shares outstanding...  81,980,000    81,980,000     81,980,000

                                                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             MARCH 31,
                                             --------------------------------------------------      ----------------------------
                                               1997          1998          1999          2000           2000             2001
                                             --------      --------      --------      --------      -----------      -----------
                                                                                                     (UNAUDITED)      (UNAUDITED)
                                                                              (US$ IN MILLIONS)
OTHER DATA:
EBITDA(2)..............................       $  198        $  440        $  381        $  445         $   37           $  112
Depreciation, depletion and
  amortization.........................           78           144           101           149             23               38
Cash provided by (used for) operating
  activities...........................          210           150            37          (521)          (308)             291
Cash provided by (used for) investing
  activities...........................           17          (529)         (108)          (91)           (38)             (13)
Cash provided by (used for) financing
  activities...........................       $  450        $  (45)       $ (253)       $  709         $  317           $ (375)
Volumes (in millions of metric tons):
  Agribusiness.........................         18.0          29.1          31.9          46.3            9.2             11.1
  Fertilizer...........................          2.6           3.5           4.2          10.2             .7              1.6
  Food products:
    Edible oil products................           .9           1.5           1.6           1.6             .4               .4
    Wheat milling and bakery
      products.........................          1.4           1.5           2.0           1.9             .4               .5
    Other..............................          0.7           1.2           1.1           1.1             .1               .1
                                              ------        ------        ------        ------         ------           ------
    Total..............................         23.6          36.8          40.8          61.1           10.8             13.7
                                              ======        ======        ======        ======         ======           ======

                                                                  AS OF MARCH 31, 2001
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(1)
                                                              -----------   --------------
                                                              (UNAUDITED)    (UNAUDITED)
                                                                   (US$ IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  324          $  324
Inventories(3)..............................................     1,169           1,169
Working capital.............................................       616             616
Total assets................................................     5,147           5,147
Short-term debt.............................................       914             636
Long-term debt, including current portion...................     1,198           1,198
Redeemable preferred stock..................................       173             173
Common shares and additional paid in capital, net of             1,319           1,597
  shareholder receivable....................................
Shareholders' equity........................................    $1,076          $1,354

------------------------------

(1) The as adjusted per share data and the consolidated balance sheet data have been prepared assuming that the net proceeds from this offering were $278 million based upon an assumed initial offering price of $17.00 per share as described under "Use of Proceeds." For purposes of the as adjusted per share data, interest expense, net of the applicable Bermuda statutory tax rate of 0%, was reduced by $6 million for the year ended December 31, 2000 for both historical and pro forma amounts, reduced by $0 for the three months ended March 31, 2000 for both historical and pro forma amounts, and reduced by $4 million for the three months ended March 31, 2001. The as adjusted per share data assumes that the offering occurred on January 1, 2000. The as adjusted balance sheet data assumes that the offering occurred on March 31, 2001.

(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is income from operations plus depreciation, depletion and amortization. We believe EBITDA is an appropriate measure for investors to consider when analyzing our business as it is a measure commonly used by securities analysts and investors in the agribusiness industry. However, EBITDA should not be considered by investors in isolation as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA as presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. EBITDA may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(3) Included in inventories were readily marketable inventories of $738 million at March 31, 2001. Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT IN OUR COMMON SHARES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS AND INDUSTRIES

    WE ARE VULNERABLE TO CYCLICALITY IN THE AGRICULTURAL COMMODITIES INDUSTRY AND INCREASES IN RAW MATERIAL PRICES.

    Our business is affected by variations in global supply and processing capacity for the primary agricultural commodity products that we sell and use. These variations have resulted in cyclical fluctuations in our profitability. In recent years, excess processing capacity has depressed margins across several commodity sectors, especially oilseed processing. In the late 1990s, significant additional oilseed processing capacity became operational just as demand growth was slowing for soybean meal and oil in developing countries as a result of the Asian financial crisis. During the same time, China, a large importer of soybean meal and soybean oil, changed its import duties, which reduced its demand for imported soybean meal and oil. The combination of these factors caused industry-wide oilseed processing margins to decrease significantly. As a result, in 1998 and 1999, our income from operations from our oilseed processing activities declined. Oilseed processing margins may continue to fluctuate and may not return to historic levels.

    In addition, our food products and fertilizer divisions may be adversely affected by increases in the price of agricultural commodities and fertilizer raw materials that are caused by market fluctuations outside of our control. Because of competitive conditions in our industries, we may not be able to recoup any future increases in the cost of raw materials through increases in sales prices for our products, which would adversely affect our profitability.

    ADVERSE WEATHER CONDITIONS IN THE COUNTRIES IN WHICH WE OPERATE MAY HAVE A SIGNIFICANT IMPACT ON THE AVAILABILITY AND PRICES OF AGRICULTURAL COMMODITIES AND REDUCE DEMAND FOR OUR FERTILIZER PRODUCTS.

    Weather conditions have historically caused volatility in the agricultural commodities industry and consequently in our operating results by causing crop failures or significantly reduced harvests. Flood, drought or frost can affect the supply and pricing of the agricultural commodities that we sell and use in our business, reduce the demand for our fertilizer products and negatively affect the creditworthiness of our customers. For example, the recent drought in Brazil may reduce overall crop yields and, as a result, the amount of agricultural commodities that are available to us. Reduced supply of agricultural commodities due to weather related factors could adversely affect our revenues and profitability.

    WE ARE SUBJECT TO THE ECONOMIC, POLITICAL AND SOCIAL INSTABILITY RISKS OF DOING BUSINESS IN EMERGING MARKETS.

    We are a global business and derive a substantial portion of our revenue from our non-U.S. operations. Our operations in Brazil and Argentina are a fundamental part of our business. In addition, a key part of our strategy involves expanding our business in several emerging markets, including China and India.

    We are exposed to currency exchange rate fluctuations, as a significant portion of our net sales is denominated in currencies other than the U.S. dollar. Changes in exchange rates between the U.S. dollar and other currencies, particularly the Brazilian REAL, have in the past adversely affected our operating results and may continue to adversely affect our gross profit and the value of our assets located outside of the United States.

    We are also exposed to other risks of international operations, including:

    - increased governmental ownership and regulation of the economy in the markets where we operate;

    - inflation and adverse economic conditions stemming from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

    - increased trade barriers, such as higher tariffs and taxes on imports of agricultural commodities and commodity products;

    - exchange controls or other currency restrictions; and

    - civil unrest or significant political instability.

The occurrence of any of these events in the markets where we operate or in other developing markets could jeopardize or limit our ability to transact business in those markets in the manner we expect and could adversely affect our revenues and operating results.

    In addition, volatile economic and market conditions in Brazil, Argentina and other emerging market countries may have a negative impact on financial and securities markets worldwide and on our share price in particular. For example, the economic crisis that occurred in several Asian countries in 1997, the debt moratorium in Russia in 1998 and the devaluation of the Brazilian REAL in 1999 each had a negative impact on financial markets worldwide, particularly in emerging market countries and on companies with significant assets or business operations in those countries.

    DUE TO OUR SIGNIFICANT OPERATIONS IN BRAZIL AND ARGENTINA, OUR BUSINESS IS PARTICULARLY EXPOSED TO RISKS ASSOCIATED WITH ADVERSE ECONOMIC AND POLITICAL CONDITIONS IN THOSE COUNTRIES.

    A substantial portion of our business is conducted in Brazil and Argentina. In recent years, both Brazil and Argentina have been negatively affected by volatile economic and political conditions. These volatile conditions pose many risks to our business, including the risks described in the preceding risk factor, and we may be adversely affected by negative events in the future.

    BRAZIL. Historically, the Brazilian government has intervened in the economy by devaluing the currency and imposing exchange, wage and price controls. In early 1999, the Brazilian government allowed the REAL to float freely, resulting in a 32% devaluation of the REAL against the dollar during 1999, most of which occurred shortly after the government's action. Since 1999, the REAL has continued to decline significantly in value against the U.S. dollar. For example, in the first six months of 2001, the REAL experienced a period of significant volatility, principally due to the economic uncertainties in Argentina, and depreciated against the U.S. dollar by 15.2% in that six month period. In July 2001, the REAL fell to its lowest level since 1999. These and prior devaluations have had a negative effect on our operating results. In addition, currency devaluations can also create inflationary pressures and Brazil has intermittently experienced periods of hyperinflation. Inflation itself, as well as some governmental measures to combat inflation, have in the past had significant negative effects on the Brazilian economy.

    ARGENTINA. Argentina has also experienced economic and political volatility in recent years and its economy is currently in its third year of recession. In July 2001, the Argentine government had to offer three-month treasury bills at the highest interest rate since 1996, making its foreign debt more costly to service. In June 2001, the Argentine government announced that export transactions would be exempted from Argentina's existing one-to-one PESO/dollar exchange rate and would be subject to an exchange rate based on the average of the euro and the U.S. dollar. This policy is intended to stimulate the economy by lowering the value of the PESO compared to the U.S. dollar, thereby making it cheaper to sell Argentine goods abroad. The Argentine Central Bank's continued ability to support the current fixed PESO/U.S. dollar exchange rate for non-export transactions will depend upon several factors, including low levels of inflation and economic growth. Should the Argentine government be forced to devalue the PESO or take other economic austerity measures in the future, our operating results could be adversely affected.

    GOVERNMENT POLICIES AND REGULATIONS AFFECTING THE AGRICULTURAL SECTOR AND RELATED INDUSTRIES COULD RESULT IN THE IMPOSITION OF OR CHANGES IN TARIFFS, DUTIES, SUBSIDIES AND IMPORT AND EXPORT RESTRICTIONS THAT MAY LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS AND AFFECT OUR PROFITABILITY.

    Agricultural production and trade flows are significantly affected by government actions. Policies in the major crop producing and consuming countries that change the economic relationship between domestic growing and importing of particular crops can influence crop production. In addition, government policies can favor one crop or use of agricultural resources over another or can negatively affect the ability of industry participants to access new growing areas. Examples include tariffs, duties, subsidies and import and export restrictions that favor some products or countries of origin over others. Another risk of government action that may affect us is an outright embargo on trade between two or more countries. Recently imposed government policies that have had an impact on our industry and our business include:

    - CHINA. A change in trade policy favoring the import of soybeans instead of processed soy products resulted in reduced import demand for soybean meal and oil.

    - BRAZIL. The removal of a tax that favored the export of processed soybean products over soybeans resulted in a significant increase in soybean exports and reduced domestic oilseed processing margins.

    - UNITED STATES. A federal law enacted in 1996 gave farmers considerable flexibility by removing crop-specific acreage restrictions, resulting in an increase in soybean acreage and increased supply of soybeans. This legislation expires in 2002 and might not be extended.

    Future government policies may restrict our ability to conduct our business in our existing and target markets and could cause our financial results to suffer.

    WE ARE DEPENDENT UPON ACCESS TO EXTERNAL SOURCES OF FINANCING TO ACQUIRE AND MAINTAIN THE INVENTORY, FACILITIES AND EQUIPMENT NECESSARY TO RUN OUR BUSINESS.

    We require significant amounts of capital to operate our business and fund capital expenditures. We require significant working capital to purchase, process and market our agricultural commodities inventories. An interruption of our access to short-term credit or a significant increase in the cost of credit could materially impair our profit margins. For example, if our credit ratings are lowered, our financing alternatives may become more expensive or limited.

    In addition, we operate an extensive network of storage facilities, processing plants, refineries, mills, mines, ports, transportation assets and other facilities as part of our business. We are required to make substantial capital expenditures to maintain, upgrade and expand these facilities in order to keep apace of competitive developments, technological advances and changing safety standards. Significant unbudgeted increases in our capital expenditures could adversely affect our operating results. In addition, if we are unable to continue devoting substantial resources to maintaining and enhancing our infrastructure, we may not be able to compete effectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information.

    Our future funding requirements will depend in large part upon our working capital requirements and the nature of the capital expenditures we are required to make. If we incur significant additional indebtedness, we may also be subject to restrictive financial covenants and the risks of increased leverage. This may limit our ability to run our business and use our resources in the manner in which we would like.

    INSUFFICIENT ENERGY SUPPLY AND INCREASED ENERGY COSTS IN BRAZIL AND THE UNITED STATES COULD HAMPER OUR OPERATIONS AND INCREASE OUR OPERATING EXPENSES.

    We utilize substantial amounts of energy in connection with the operation of our facilities. Recently, energy costs have been rising in Brazil and the United States due to supply and demand factors and the recent energy crisis in Brazil. A significant increase in the cost of energy could adversely affect our operating results and our profitability.

    The Brazilian government has recently unveiled an energy rationing plan aimed at averting rolling blackouts. As part of these measures, we will be required to reduce our energy consumption and may be forced to reduce operations at our Brazilian facilities. In addition, the government has imposed a temporary freeze on all new industrial energy requests, which could delay or limit our plans to expand our facilities or construct new facilities in Brazil. Finally, if the government's rationing measures are not successful, we may be affected by temporary interruptions in power or other conservation measures imposed by the Brazilian government, which could significantly hamper our operations.

    In addition to the adverse effects on our company described above, lower industrial output as a result of the energy crisis could harm the Brazilian economy as a whole by leading to lower GDP growth, higher imports, higher unemployment, a larger trade deficit and higher inflation. Our business may be adversely affected by the occurrence of these negative economic events in Brazil.

    OUR RISK MANAGEMENT STRATEGY MAY NOT BE EFFECTIVE.

    Our business is affected by fluctuations in agricultural commodities prices and in foreign currency exchange rates. For example, the 32% devaluation of the REAL that occurred in 1999 and the continued volatility of the REAL in 2000 and 2001 have adversely affected our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk." We engage in hedging transactions to manage these risks. However, our hedging strategy may not be successful in minimizing our exposure to these fluctuations. In addition, the control procedures and risk management policies we have implemented may not be effective in preventing our traders from entering into unauthorized transactions that have the potential to significantly harm our financial position.

    WE SELL AGRICULTURAL COMMODITIES AND FOOD PRODUCTS THAT CONTAIN GENETICALLY MODIFIED INGREDIENTS; IF WE DO NOT ADEQUATELY SEPARATE THESE PRODUCTS, OUR REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

    The use of genetically modified organisms (GMOs) in food and in animal feed has been met with varying acceptance in the different markets in which we operate. The United States and Argentina, for example, have approved the use of GMOs in food products and animal feed, and GMO and non-GMO grain is produced and frequently commingled during the grain origination process. The Brazilian government, however, has not approved the commercial planting of GMO crops. In addition, adverse publicity about genetically modified food has led to governmental regulation that limits or prevents sales of GMO products in some of the markets where we sell our products, including the European Union and its constituent nations. It is possible that new restrictions on GMO products will be imposed in major markets for our products or that our customers will decide to purchase lower levels of GMO products or not to buy GMO products.

    In general, we do not test our agricultural commodities inventory for the presence of GMOs. We conduct no GMO testing in our Brazilian or Argentine operations, and our United States facilities are able to test only representative samples of our inventory, such as for the needs of those customers that request GMO-free products. It is possible that we may inadvertently deliver products that contain GMOs to those customers. As a result, we could lose customers and may incur liability. If our current testing and segregation procedures are not effective, we may incur significant expenses related to upgrading our procedures and facilities. Recent events have also illustrated how GMO products that have not received regulatory approval may enter the food chain. For example, in 2000, we discovered that some of our corn inventory intended for human use contained a genetically modified variety called StarLink that U.S. regulators had approved only for animal consumption. These types of incidents can be costly and time-consuming to rectify and may damage our reputation. If regulators in the countries that restrict or prohibit the sale of GMO products or customers who request GMO-free products do not have confidence in our products, we could lose customers and could be prohibited from selling our products in some countries.

    BECAUSE WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES OF ANIMAL FEED INGREDIENTS, CONSUMER CONCERNS ABOUT THE SAFETY AND QUALITY OF MEAT PRODUCTS COULD RESULT IN DECREASED DEMAND FOR SOME OF OUR PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

    Our business could be adversely affected if consumers in our principal markets lose confidence in the safety and quality of certain food products. For example, there has been recent adverse publicity about the safety of meat due to outbreaks of mad cow disease and foot and mouth disease in Europe, South America, Asia and Africa. This may discourage consumers from eating meat products such as beef, pork and poultry and result in reduced demand for our soybean meal and dicalcium phosphate, as well as some of our corn products and wheat, which are used as ingredients in animal feed. If there is a significant reduction in the demand for animal feed, our revenues could be materially and adversely affected.

    WE FACE INTENSE COMPETITION IN OUR AGRIBUSINESS AND FOOD PRODUCTS DIVISIONS.

    We face significant competition in each of our divisions. We face numerous competitors, some of which may be larger and have greater financial resources than we have. In addition, we face the following significant competitive challenges in our agribusiness and food products divisions.

    AGRIBUSINESS. The markets for our agricultural commodities products are highly price competitive and are sensitive to product substitution. We compete against large multinational, regional and national suppliers, processors and distributors and farm cooperatives. Our principal competitors are Archer Daniels Midland Co. (ADM) and Cargill, Inc. Competition with these and other suppliers, processors and distributors is based on price, service offerings and geographic location.

    In the agribusiness industry, it is essential to have reliable access to agricultural commodities. To remain competitive, we may need to strategically expand our geographic presence and enhance in a timely and cost-effective manner the services we offer. We expect to face competition in implementing these strategies. Our inability to implement these strategies may result in a loss of suppliers or customers or a decrease in our revenues and profitability.

    FOOD PRODUCTS. Several of the markets in which our food products division operates, particularly those in which we sell retail products, are mature and highly competitive, and our revenues in our food products division have been declining over the past several years partly due to competitive conditions in these markets. In addition, consolidation in the supermarket industry has resulted in our retail customers demanding lower prices and reducing the number of suppliers with which they do business. In order to compete effectively in our food products division, we must be able to:

       - establish and maintain favorable brand recognition;

       - efficiently manage distribution;

       - gain sufficient market share;

       - develop products sought by consumers and other customers;

       - implement appropriate pricing;

       - provide marketing support; and

       - obtain access to retail outlets and sufficient shelf space for our retail products.

    Competition could cause us to lose market share, increase expenditures or reduce pricing, which could have a material adverse effect on our revenues and profitability.

    IF WE ARE UNABLE TO MANAGE POTENTIAL PROBLEMS AND RISKS RELATED TO ACQUISITIONS AND ALLIANCES, OUR BUSINESS AND GROWTH PROSPECTS COULD SUFFER.

    We have been an active acquirer of other companies, especially in Latin America, and we have strategic alliances with several partners. Part of our growth strategy involves acquisitions and alliances designed to expand and enhance our business. Our ability to continue to expand successfully through acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects and negotiate and close transactions. Even if we complete future acquisitions or alliances:

    - we could fail to successfully integrate the operations, services and products of any acquired company;

    - we could fail to select the best alliance partners or fail to effectively plan and manage any alliance strategy;

    - our management's attention could be diverted from other business concerns; and

    - we could lose key employees of the acquired company.

    Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition and any contractual guarantees or indemnities that we receive from the sellers of acquired companies may not be sufficient to protect us from actual liability. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

    Many companies compete for acquisition and alliance opportunities in our industries. Some of our competitors have greater financial and other resources than we do. This may reduce the likelihood that we will be successful in completing acquisitions and alliances necessary to the expansion of our business. In addition, any major acquisition we consider may be subject to regulatory approval in the various countries where we operate. We may not be successful in obtaining required regulatory approvals on a timely basis or at all.

    WE HAVE NOT YET RECEIVED APPROVAL FROM THE BRAZILIAN ANTITRUST AUTHORITIES FOR OUR ACQUISITION OF MANAH.

    In April 2000, we acquired Manah S.A., a Brazilian fertilizer company. This acquisition remains subject to approval by the Brazilian antitrust commission. In April 2001, an office of the Brazilian Ministry of Finance issued a non-binding advisory opinion recommending approval of the acquisition subject to the divestiture of either one of our existing phosphate facilities or Manah's additional equity interest in Fosfertil, a Brazilian phosphate mining company. We may not receive antitrust approval of the Manah acquisition or this approval may be issued subject to conditions that may significantly reduce the benefits of the acquisition to us.

    WE ARE SUBJECT TO REGULATION AND MAY BE EXPOSED TO LIABILITY AS A RESULT OF OUR HANDLING OF HAZARDOUS MATERIALS AND COMMODITIES STORAGE OPERATIONS.

    Our business involves the handling and use of hazardous materials. In addition, the storage and processing of our products may create hazardous conditions. For example, we use hexane in our oilseed processing operations, and hexane can cause explosions that could harm our employees or damage our facilities. Our agricultural commodities storage operations also create dust that has caused explosions in our grain elevators. In addition, our mining operations and manufacturing of fertilizers requires compliance with environmental regulations. Our operations are regulated by environmental laws and regulations in the countries where we operate, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations require us to implement procedures for the handling of hazardous materials and for operating in potentially hazardous conditions, and they impose liability on us for the clean-up of any environmental contamination. In addition, Brazilian law allocates liability for noncompliance with environmental laws by an acquired company to the acquiror for an indefinite period of time. Because we use and handle hazardous substances in our business, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business. See "Business--Government Regulation and Environmental Matters" for more information.

RISKS RELATING TO THIS OFFERING AND OUR COMMON SHARES

    WE ARE A BERMUDA COMPANY AND IT MAY BE DIFFICULT FOR YOU TO ENFORCE JUDGMENTS AGAINST US OR OUR DIRECTORS AND EXECUTIVE OFFICERS.

    We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

    OUR BYE-LAWS RESTRICT SHAREHOLDERS FROM BRINGING LEGAL ACTION AGAINST OUR OFFICERS AND DIRECTORS.

    Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. See "Description of Share Capital--Waiver of Claims by Shareholders; Indemnification of Directors and Officers" for more information.

    OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR CONTINUING INVOLVEMENT WITH BUNGE INTERNATIONAL LIMITED.

    A majority of our directors and executive officers will continue to serve in the same capacity for Bunge International Limited, our sole shareholder prior to this offering. These ties could create, or appear to create, potential conflicts of interest when our directors and executive officers are faced with decisions that could have different implications for Bunge International Limited and us. For example, Bunge International Limited has outstanding debt to us of $110 million. The timing and amounts of the repayment of this debt may be modified by the common directors and executive officers of Bunge International Limited and us in a way that may not be favorable to us.

    WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR BYE-LAWS AND INTEND TO ADOPT A SHAREHOLDER RIGHTS PLAN THAT MAY DISCOURAGE A CHANGE OF CONTROL.

    Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for:

    - a classified board of directors with staggered three-year terms;

    - directors to be removed without cause only upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution;

    - restrictions on the time period in which directors may be nominated;

    - our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

    - an affirmative vote of 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution for some business combination transactions which have not been approved by our board of directors.

      See "Description of Share Capital--Amendment of Memorandum of Association and Bye-laws" and "--Election and Removal of Directors" for more information.

    In addition, our board of directors has adopted a shareholder rights plan which will entitle shareholders to purchase our Series A Preference Shares if a third party acquires beneficial ownership of 20% or more of our common shares. In some circumstances, shareholders are also entitled to purchase the common stock of (1) a company issuing shares in exchange for our common shares in a merger, amalgamation or tender offer or (2) a company acquiring most of our assets.

    These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

    AN ACTIVE MARKET FOR OUR COMMON SHARES MAY NOT DEVELOP.

    Before this offering, no public market for our common shares has existed. The initial public offering price for our common shares will be determined by negotiations between us and the representatives for the underwriters. An active public market for our shares may not develop or be sustained after this offering. Even if an active market develops, the market price for our shares may fall below the initial public offering price. The market price of our shares could be subject to significant fluctuations due to a variety of factors, including actual or anticipated fluctuations in our operating results and financial performance, economic downturns in our industries or changes in financial estimates by securities analysts.

    INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The estimated initial public offering price of our common shares is substantially higher than the net tangible book value per share of our common shares immediately prior to the offering. If you purchase common shares in this offering, you will experience immediate and substantial dilution in the net tangible book value per share from the public offering price.

    SUBSTANTIAL SALES OF OUR COMMON SHARES AFTER THIS OFFERING MAY ADVERSELY AFFECT OUR SHARE PRICE.

    The market for our shares could decline as a result of sales of our common shares by our shareholders after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

    The shares being sold in this offering will be freely transferable under the U.S. securities laws immediately after issuance, except for any shares sold to our affiliates. Our management and shareholders of our parent company who will own our shares after this offering have agreed under written lock-up agreements that they will not sell their shares for 180 days following the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. However, after the expiration of the lock-up agreements, a large number of additional shares held by our shareholders will be transferable without restriction and eligible for sale to the public.

    In addition, we have granted registration rights to the shareholders of our parent company who will own our shares after the closing of this offering. These rights will be exercisable beginning 180 days after the date of this prospectus. See "Shares Eligible For Future Sale" for more information.

    WE MAY BECOME A PASSIVE FOREIGN INVESTMENT COMPANY, OR PFIC, WHICH COULD RESULT IN ADVERSE U.S. TAX CONSEQUENCES TO U.S. INVESTORS.

    Since PFIC status will be determined by us on an annual basis and will depend on the composition of our income and assets, from time to time (as further discussed below), we cannot assure you that we will not be considered a PFIC for any taxable year. Such a characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income rates, plus a possible interest charge, in respect of gain derived from a disposition of our shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our shares would not be available upon the death of an individual shareholder. For this reason, if we are treated as a PFIC for any taxable year and you are a U.S. investor, you may desire to make an election to treat us as a "qualified electing fund" with respect to your shares (a "QEF election"), in which case you will be required to take into account a PRO-RATA share of our earnings and net capital gain for each year, regardless of whether we make any distributions to you. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark-to-market" our shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our shares. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. In addition, the composition of our income and assets will be affected by how we spend the cash we raise in this offering. See "Taxation--United States Federal Income Tax Consequences--Passive Foreign Investment Company Status" for more information.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

    This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding growth of our markets. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements are subject to a number of risks and uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties and other factors discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

    - our operations, competitive position, strategy and prospects;

    - estimated demand for the commodities and other products that we sell and use in our business;

    - industry conditions, including cyclicality of the agribusiness industry;

    - the effects of adverse economic conditions and changes in foreign exchange rates in Brazil;

    - the effects of adverse economic conditions and changes in foreign exchange policy in Argentina;

    - the impact of the drought and energy crisis in Brazil on our operations;

    - the outcome of pending regulatory and legal proceedings and labor matters;

    - governmental policies affecting our business, including agricultural and trade policies and laws governing environmental liabilities; and

    - our funding needs and financing sources.

    This prospectus contains industry data related to our business and the industries in which we operate. This industry data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections based on those assumptions.

    In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. Except as otherwise required by federal securities law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

    The information presented herein and identified as having been extracted from government publications has been presented on the authority of such official documents.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $278 million from this offering, or approximately $320 million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $17 per share, the midpoint of the estimated price range indicated on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and expenses payable by us.

    We intend to use the net proceeds to reduce indebtedness under our commercial paper program, which carried a weighted average interest rate of 4.9% as of June 30, 2001. We used the proceeds from the commercial paper program to reduce third party U.S. dollar-denominated debt of our Brazilian subsidiaries and for working capital purposes.

                                DIVIDEND POLICY

    From 1996 to 2000 we did not pay any cash dividends on our common shares, except in 1998 when we paid a total cash dividend of approximately $20 million to our sole shareholder, Bunge International Limited.

    We intend to pay cash dividends to our shareholders on an annual basis. However, any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant. See "Description of Share Capital--Dividend Rights."

                                 CAPITALIZATION

    The table below shows our capitalization as of May 31, 2001 on an actual basis and on an as adjusted basis to give effect to this offering at an assumed initial public offering price of $17 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, and the application of the net proceeds from this offering as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus.

                                                          AS OF MAY 31, 2001
                                                        -----------------------
                                                         ACTUAL     AS ADJUSTED
                                                        ---------   -----------
                                                              (UNAUDITED)
                                                           (US$ IN MILLIONS,
                                                          EXCEPT SHARE DATA)
Debt:
Short-term debt.......................................   $1,274        $  996
Long-term debt:
  Secured; including current portion..................      450           450
  Unsecured; including current portion................      665           665
  Guarantees..........................................       26            26
                                                         ------        ------
    Total debt........................................    2,415         2,137
                                                         ------        ------
Redeemable preferred stock............................      175           175
Minority interest in subsidiaries.....................      274           274

Shareholders' equity:
Preference shares, $.01 par value; 10,000,000 shares
  authorized; 0 shares issued and outstanding, actual;
  0 shares issued and outstanding, as adjusted........       --            --
Common shares, $.01 par value; 240,000,000 shares
  authorized; 64,380,000 shares issued and
  outstanding, actual; 81,980,000 shares issued and
  outstanding, as adjusted, and additional paid-in
  capital.............................................    1,429         1,707
Shareholder receivable................................     (110)         (110)
Retained earnings.....................................      331           331
Accumulated other comprehensive loss..................     (643)         (643)
                                                         ------        ------
  Total shareholders' equity..........................    1,007         1,285
                                                         ------        ------
    Total capitalization..............................   $3,871        $3,871
                                                         ======        ======

                                    DILUTION

    Our net tangible book value as of March 31, 2001 was $890 million or $13.82 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding. After giving effect to the sale of 17,600,000 common shares in this offering at an assumed initial public offering price of $17 per share, the midpoint of the offering range, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted net tangible book value as of March 31, 2001 would have been $1,168 million, or $14.25 per share.

    Dilution per share represents the difference between the price per share paid by new investors for the shares issued in this offering and the net tangible book value per share immediately after the completion of the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $17.00
  Net tangible book value per share as of March 31, 2001....   $13.82
  Increase per share attributable to this offering..........      .43
                                                               ------
Adjusted net tangible book value per share after this
  offering..................................................               14.25
                                                                          ------
Dilution per share to new investors.........................              $ 2.75
                                                                          ======

    The following table summarizes, on a pro forma basis as of March 31, 2001, the number of common shares purchased from us, the total consideration paid and the average price per share paid by our existing shareholder and by new investors purchasing common shares from us in this offering at an assumed initial public offering price of $17 per share, before deduction of estimated underwriting discounts and commissions and offering expenses payable by us.

                                                             TOTAL
                             SHARES PURCHASED            CONSIDERATION          AVERAGE
                          ----------------------   -------------------------     VALUE
                            NUMBER      PERCENT        AMOUNT       PERCENT    PER SHARE
                          -----------   --------   --------------   --------   ---------
Existing shareholder....   64,380,000       79%    $1,319,000,000       82%     $20.49
New investors...........   17,600,000       21        299,200,000       18       17.00
                          -----------    -----     --------------    -----
    Total...............   81,980,000    100.0%    $1,618,200,000    100.0%
                          ===========    =====     ==============    =====

    The tables above assume no exercise of stock appreciation rights and phantom units outstanding as of June 30, 2001 that we intend to convert into stock options and restricted stock awards representing an estimated 1,245,403 common shares at the closing of this offering. To the extent that any of these options or awards are exercised, you will be further diluted.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth our selected consolidated financial information for the periods indicated. The consolidated statements of income data for the three years ended December 31, 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus. The consolidated statements of income data for the year ended December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our audited consolidated financial statements which are not included in this prospectus. The financial information for the three months ended March 31, 2001 and 2000 is derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus.

    You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared in U.S. dollars and in accordance with U.S. GAAP. We began to prepare our financial information on a U.S. GAAP basis in 1997. Information for 1996 has been excluded because this information could not be provided without unreasonable effort and expense.

                                                                                               THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                          MARCH 31,
                                    -----------------------------------------------------   -------------------------
                                       1997          1998          1999          2000          2000          2001
                                    -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                   (UNAUDITED)
                                                        (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME
  DATA:
Net sales.........................  $     7,484   $     9,103   $     8,075   $     9,667   $     2,005   $     2,472
Cost of goods sold................        7,026         8,433         7,463         8,935         1,911         2,316
Impairment and restructuring
  charges.........................           --            --            --            49            --            --
                                    -----------   -----------   -----------   -----------   -----------   -----------
Gross profit......................          458           670           612           683            94           156
Selling, general and
  administrative expenses.........          338           374           332           387            80            82
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income from operations............          120           296           280           296            14            74
Non-operating income
  (expense)--net..................           19          (120)         (296)         (225)          (12)          (73)
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income tax,
  minority interest, discontinued
  operations, extraordinary item
  and cumulative effect of change
  in accounting principle.........          139           176           (16)           71             2             1
Income tax (expense) benefit......          (38)          (43)           27           (12)           (1)           --
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income before minority interest,
  discontinued operations,
  extraordinary item and
  cumulative effect of change in
  accounting principle............          101           133            11            59             1             1
Minority interest.................           (3)          (33)            4           (37)           (6)           (5)
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before discontinued
  operations, extraordinary item
  and cumulative effect of change
  in accounting principle.........           98           100            15            22            (5)           (4)
Loss from discontinued operations,
  net of tax benefit of $0 (1997),
  $7 (1998), $3 (1999), $1 (2000)
  and $0 (March 31, 2000).........           (2)           (8)          (20)          (10)           (3)           --
Gain on disposal of discontinued
  operations, net of tax of $0....           --            --            --            --            --             3
                                    -----------   -----------   -----------   -----------   -----------   -----------

                                                                                               THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                          MARCH 31,
                                    -----------------------------------------------------   -------------------------
                                       1997          1998          1999          2000          2000          2001
                                    -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                   (UNAUDITED)
                                                        (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting
  principle.......................           96            92            (5)           12            (8)           (1)
Extraordinary item--loss on early
  extinguishment of debt..........          (13)           --            --            --            --            --
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before cumulative
  effect of change in accounting
  principle.......................           83            92            (5)           12            (8)           (1)
Cumulative effect of change in
  accounting principle, net of tax
  of $4...........................           --            --            --            --            --             7
                                    -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).................  $        83   $        92   $        (5)  $        12   $        (8)  $         6
                                    ===========   ===========   ===========   ===========   ===========   ===========
PER SHARE DATA:
Earnings per common share--basic
  and diluted:
  Income (loss) before
    discontinued operations,
    extraordinary item and
    cumulative effect of change in
    accounting principle..........  $      1.52   $      1.55   $       .23   $       .34   $      (.08)  $      (.06)
  Discontinued operations.........         (.03)         (.12)         (.31)         (.15)         (.04)          .04
  Extraordinary item..............         (.20)           --            --            --            --            --
  Cumulative effect of change in
    accounting principle..........           --            --            --            --            --           .11
                                    -----------   -----------   -----------   -----------   -----------   -----------
  Net income (loss) per share.....  $      1.29   $      1.43   $      (.08)  $       .19   $      (.12)  $       .09
                                    ===========   ===========   ===========   ===========   ===========   ===========

Cash dividends per common share...  $        --   $       .31   $        --   $        --   $        --   $        --
Weighted average common shares
  outstanding.....................   64,380,000    64,380,000    64,380,000    64,380,000    64,380,000    64,380,000

OTHER DATA:
EBITDA(1).........................  $       198   $       440   $       381   $       445   $        37   $       112
Depreciation, depletion and
  amortization....................           78           144           101           149            23            38
Cash provided by (used for)
  operating activities............          210           150            37          (521)         (308)          291
Cash provided by (used for)
  investing activities............           17          (529)         (108)          (91)          (38)          (13)
Cash provided by (used for)
  financing activities............  $       450   $       (45)  $      (253)  $       709   $       317   $      (375)
Volumes (in millions of metric
  tons):
  Agribusiness....................         18.0          29.1          31.9          46.3           9.2          11.1
  Fertilizer......................          2.6           3.5           4.2          10.2            .7           1.6
  Food products:
    Edible oil products...........           .9           1.5           1.6           1.6            .4            .4
    Wheat milling and bakery
      products....................          1.4           1.5           2.0           1.9            .4            .5
    Other.........................           .7           1.2           1.1           1.1            .1            .1
                                    -----------   -----------   -----------   -----------   -----------   -----------
    Total.........................         23.6          36.8          40.8          61.1          10.8          13.7
                                    ===========   ===========   ===========   ===========   ===========   ===========

                                                                                                          AS OF
                                                                      AS OF DECEMBER 31,                MARCH 31,
                                                           -----------------------------------------   -----------
                                                             1997       1998       1999       2000        2001
                                                           --------   --------   --------   --------   -----------
                                                                                                       (UNAUDITED)
                                                                              (US$ IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................   $1,370     $  864     $  363     $  423      $  324
Inventories(2)...........................................    1,051        978        923      1,311       1,169
Working capital..........................................    1,084        548        295        681         616
Total assets.............................................    6,092      5,814      4,611      5,854       5,147
Short-term debt..........................................      605      1,203        708      1,268         914
Long-term debt, including current portion................    1,735      1,210      1,121      1,257       1,198
Redeemable preferred stock...............................       --         --         --        170         173
Common shares and additional paid in capital, net of
  shareholder receivable.................................    1,223      1,210      1,303      1,303       1,319
Shareholders' equity.....................................   $1,453     $1,495     $1,197     $1,139      $1,076

--------------------------

(1) EBITDA is income from operations plus depreciation, depletion and amortization. We believe EBITDA is an appropriate measure for investors to consider when analyzing our business as it is a measure commonly used by securities analysts and investors in the agribusiness industry. However, EBITDA should not be considered by investors in isolation as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA as presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. EBITDA may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(2) Included in inventories were readily marketable inventories of $779 million, $692 million, $642 million, $876 million and $738 million at December 31, 1997, 1998, 1999 and 2000 and March 31, 2001, respectively. Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    In April 2000, we acquired a 21% interest in, representing 57% of the voting power and thus control of, Manah S.A., for $47 million in cash, net of $36 million in acquired cash. In August 2000, we completed a merger between Manah and Fertilizantes Serrana S.A., or Serrana, one of our existing fertilizer subsidiaries, through a share exchange between Manah and the shareholders of Serrana. The share exchange resulted in our acquiring the remaining 9.7% of Serrana held by minority shareholders. We accounted for this share exchange as an acquisition of a minority interest. The fair value of the shares exchanged was $53 million. Subsequent to the acquisition and merger, we had a 72% interest in the combined entity, which we renamed Bunge Fertilizantes S.A.

    As a result of these transactions, we also obtained a controlling interest in Fertifos Administracao e Participacao S.A. and its subsidiaries, Fosfertil S.A. and Ultrafertil S.A. Except where we indicate otherwise, we refer to these three companies collectively as Fosfertil. Prior to the Manah acquisition, both we and Manah had a minority equity investment in Fosfertil.

    We accounted for the Manah acquisition and merger of Manah and Serrana under the purchase method, which entailed allocating the purchase price to the fair values of our share of the assets and liabilities acquired. Additionally, as a result of obtaining control of Fosfertil, we began consolidating its assets and liabilities, which we previously had accounted for as a net investment under the equity method.

    The following table summarizes the allocation of the purchase price in these transactions and the consolidation of Fosfertil:

                                                              US$ IN MILLIONS
                                                              ---------------
CALCULATION OF PURCHASE PRICE:
Cash paid...................................................       $  83
Shares issued...............................................          53
Current liabilities assumed.................................         288
Other liabilities assumed...................................         417
                                                                   -----
                                                                   $ 841
                                                                   =====
ALLOCATION OF PURCHASE PRICE:
Current assets..............................................       $ 340
Property, plant and equipment (excluding mining                      542
  properties)...............................................
Mining properties...........................................         204
Other assets................................................          50
Minority interest...........................................        (179)
                                                                   -----
                                                                     957

Previous net investment in Fosfertil under the equity               (116)
  method....................................................
                                                                   -----
                                                                   $ 841
                                                                   =====

    The operations of Manah and Fosfertil have been consolidated since April 1, 2000 in our historical financial statements.

    The unaudited pro forma financial information below consists of pro forma statements of income which give effect to the above transactions as if they had been consummated as of January 1, 2000, including the effects of the purchase price allocation described above.

    The unaudited pro forma consolidated financial information presented below does not purport to represent what our consolidated results of operations actually would have been if these transactions had occurred as of the dates indicated or what our results will be for any future periods. The unaudited pro forma consolidated financial information should be read in conjunction with, and is qualified in its entirety by, reference to the following information contained in this prospectus:

    - our audited consolidated financial statements;

    - our unaudited consolidated interim financial statements;

    - Manah's audited consolidated financial statements;

    - Fosfertil's audited consolidated financial statements; and

    - "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                                            --------------------------------------------------------------------
                                              BUNGE                                 PRO FORMA        PRO FORMA
                                            LIMITED(A)   MANAH(B)   FOSFERTIL(C)   ADJUSTMENTS      CONSOLIDATED
                                            ----------   --------   ------------   -----------      ------------
                                                          (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................     $9,667    $     48     $     82       $    (15)(d)        $9,782
Cost of goods sold........................      8,935          46           60            (12)(e)         9,029
Impairment and restructuring charges......         49          --           --             --                49
                                            ---------    --------     --------       --------        ----------
Gross profit..............................        683           2           22             (3)              704
Selling, general and administrative
  expenses................................        387           5            8             --               400
                                            ---------    --------     --------       --------        ----------
Income from operations....................        296          (3)          14             (3)              304
Non-operating income (expense)--net.......       (225)          1           (3)            (2)(f)          (229)
                                            ---------    --------     --------       --------        ----------
Income (loss) before income tax, minority
  interest and discontinued operations....         71          (2)          11             (5)               75
Income tax (expense) benefit..............        (12)         --           (2)             1 (g)           (13)
                                            ---------    --------     --------       --------        ----------
Income (loss) before minority interest and
  discontinued operations.................         59          (2)           9             (4)               62
Minority interest.........................        (37)         --           (4)            (3)(h)           (44)
                                            ---------    --------     --------       --------        ----------
Income (loss) before discontinued
  operations..............................      $  22    $     (2)    $      5       $     (7)            $  18
                                            =========    ========     ========       ========        ==========
Earnings per share--basic and diluted:
Income (loss) before discontinued
  operations per share....................     $  .34                                                    $  .28
Weighted-average number of share
  outstanding--basic and diluted..........  64,380,000                                               64,380,000

                                                         FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                            --------------------------------------------------------------------
                                              BUNGE                                 PRO FORMA        PRO FORMA
                                            LIMITED(I)   MANAH(B)   FOSFERTIL(C)   ADJUSTMENTS      CONSOLIDATED
                                            ----------   --------   ------------   -----------      ------------
                                                          (US$ IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................     $2,005    $     48     $     82       $    (15)(d)        $2,120
Cost of goods sold........................      1,911          46           60            (12)(e)         2,005
Impairment and restructuring charges......         --          --           --             --                --
                                            ---------    --------     --------       --------        ----------
Gross profit..............................         94           2           22             (3)              115
Selling, general and administrative
  expenses................................         80           5            8             --                93
                                            ---------    --------     --------       --------        ----------
Income from operations....................         14          (3)          14             (3)               22
Non-operating income (expense)--net.......        (12)          1           (3)            (2)(f)           (16)
                                            ---------    --------     --------       --------        ----------
Income (loss) before income tax, minority
  interest and discontinued operations....          2          (2)          11             (5)                6
Income tax (expense) benefit..............         (1)         --           (2)             1 (g)            (2)
                                            ---------    --------     --------       --------        ----------
Income (loss) before minority interest and
  discontinued operations.................          1          (2)           9             (4)                4
Minority interest.........................         (6)         --           (4)            (3)(h)           (13)
                                            ---------    --------     --------       --------        ----------
Income (loss) before discontinued
  operations..............................      $  (5)   $     (2)    $      5       $     (7)            $  (9)
                                            =========    ========     ========       ========        ==========
Earnings per share--basic and diluted:
Income (loss) before discontinued
  operations per share....................     $ (.08)                                                   $ (.14)
Weighted-average number of share
  outstanding--basic and diluted..........  64,380,000                                               64,380,000

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:

(a) The income statement amounts were derived from our audited consolidated financial statements for the year ended December 31, 2000 contained elsewhere in this prospectus.

(b) The income statement amounts were derived from the audited consolidated financial statements for the three months ended March 31, 2000 for Manah contained elsewhere in this prospectus.

(c) The income statement amounts were derived from the audited consolidated financial statements for the three months ended March 31, 2000 for Fosfertil contained elsewhere in this prospectus.

(d) Adjustment represents the elimination of intercompany sales during the three-month period ended March 31, 2000.

(e) Adjustment represents the elimination of (1) cost of goods sold on intercompany sales per (d) above and (2) the depreciation and depletion of the fair value adjustments recorded as a result of the purchase price allocation.

(f) Adjustment represents the elimination of our and Manah's interest in earnings of Fosfertil for the three-month period ended March 31, 2000.

(g) Adjustment represents the tax effect, calculated using the statutory rate of 34% in effect during the period, of the depreciation and depletion adjustments discussed in item (e) above.

(h) Adjustment represents the recording of the minority interest in the earnings of Manah and Fosfertil for the three-month period ended March 31, 2000.

(i) The income statement amounts were derived from our unaudited consolidated interim financial statements for the three months ended March 31, 2000 included elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION ALONG WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DISCUSSED UNDER "RISK FACTORS" AND DESCRIBED IN THIS PROSPECTUS GENERALLY. OUR ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA."

INTRODUCTION

    Bunge is an integrated, global agribusiness and food company. We conduct our operations in three divisions: agribusiness, fertilizers and food products.

    AGRIBUSINESS. Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing, which we aggregate for reporting purposes. We operate grain origination and oilseed processing facilities primarily in the United States, Brazil and Argentina. We have international marketing offices in North America, South America, Europe and Asia.

    FERTILIZER. Our fertilizer division spans the entire fertilizer industry, including phosphate mining and production of phosphate-based products used primarily in animal feed, production of intermediate fertilizer products and production of retail agricultural fertilizers. In addition, as part of our fertilizer business we provide technical support services related to the use of our fertilizer products to our customers. Our fertilizer operations are principally located in Brazil.

    FOOD PRODUCTS. Our food products division produces and sells finished food products and food ingredients to food processors, foodservice companies and retail outlets principally in the United States and Brazil. Our food products operations consist of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products. For purposes of our segment reporting, we report our edible oil products and wheat milling and bakery products business lines separately and combine our soy ingredients and corn products business lines together in "other." For the year ended
December 31, 2000 and the three months ended March 31, 2001, 59.4% and 58.4%, respectively, of our food products division net sales were made in Brazil and 40.6% and 41.6%, respectively, were made in the United States.

    Bunge Limited is a holding company incorporated in Bermuda whose principal assets are its equity interests in its operating subsidiaries.

    Over the past three years, we refocused our business to concentrate on building our core business areas. In pursuing this strategy, we divested ourselves of non-strategic operations, made substantial new investments in our core business lines and in 2000 implemented initiatives to improve our capital structure. Significant changes we have made during the periods under discussion that have had, or will have, an impact on our operating results include:

    MERGERS AND ACQUISITIONS. In 2000, we took a significant step to consolidate our leading position in the Brazilian fertilizer industry by acquiring a controlling interest in Manah, a Brazilian fertilizer company, for $47 million in cash, net of cash acquired of $36 million. As a result of the acquisition of Manah, we also obtained a controlling interest in Fosfertil, which is involved in phosphate mining and production of intermediate fertilizer products. We accounted for the acquisition of Manah and Fosfertil under the purchase method. Manah's and Fosfertil's results are included in our results of operations beginning in April 2000. During the past three years, we have also increased our ownership in several of our Brazilian subsidiaries through share exchanges with the minority shareholders of those entities. We have also merged several of our Brazilian subsidiaries in order to reduce costs and expenses, rationalize our facilities and reduce our turnover tax liability in Brazil, which is based on sales between legal entities, including legal entities under common control. See "Business--Recent Acquisitions and Divestitures" for more information about these transactions.

    EXPANSION OF INTERNATIONAL MARKETING ACTIVITIES. In 1999, we initiated our strategy to expand our agribusiness international marketing activities. This area of our business grew significantly in 2000 and the first quarter of 2001, as we opened new offices in the United States, Europe and Asia and substantially increased the number of employees in this business worldwide. This expansion resulted in increased sales volumes, gross profit, selling, general and administrative expenses and working capital in 2000 and the first quarter of 2001.

    RESTRUCTURING PROGRAM. We conducted restructuring initiatives in 2000, primarily in response to a downturn in profitability in the global agricultural commodities industry which had begun in 1998. See "--Industry Economic Conditions and Cyclicality" below for a description of the causes of this downturn. Our restructuring program was primarily focused on reducing overcapacity in our oilseed processing business. During 2000, we closed three oilseed processing plants in Brazil and one plant in the United States. We also wrote down some assets in our edible oil products and corn products businesses that had become obsolete due to advances in technology in some of our product lines, such as our shift from cans to clear plastic containers for bottled oils. These actions resulted in our recording of impairment and restructuring charges of $49 million in 2000, which consisted of a $44 million non-cash write-down of property, plant and equipment and goodwill, as well as $5 million in employee termination costs.

    FINANCING INITIATIVES. Prior to 2000, we obtained most of our financing on a decentralized basis at subsidiary levels. In 2000, we took steps to coordinate our financing activities at the parent company level. These steps included the establishment of a $700 million commercial paper program, the issuance of $170 million of redeemable preferred stock by a special purpose subsidiary and $125 million of fixed rate trust certificates. We used the proceeds from these financings to refinance the indebtedness of our Brazilian subsidiaries and lower our foreign currency exposure and interest costs. These initiatives had a positive impact on our results of operations in the fourth quarter of 2000 and the first quarter of 2001 and we expect them to have a continuing positive impact in future periods. See "--Liquidity and Capital Resources" and "--Quantitative and Qualitative Disclosures About Market Risk."

    DIVESTITURES. In March 1998, we disposed of our Brazilian meat and poultry division by transferring our $52 million investment in this business to Bunge International Limited, our sole shareholder. In addition, in March 2001 we sold our consumer bread products division in Brazil for a gain of approximately
$3 million to a third party. We divested these operations as they were not part of our core business strategy.

OPERATING PERFORMANCE

    In each of our business divisions, operating performance is affected by the following key factors.

    AGRIBUSINESS

    In the agribusiness division, we purchase, store, process, transport, merchandise and finance agricultural commodities, principally soybeans, soybean meal and soybean oil, which we collectively refer to as soy commodity products. In our grain origination, oilseed processing and international marketing operations, soy commodity products represent 70%, 100% and 70%, respectively, of our total sales volumes for these business lines. In this division, profitability is principally affected by the price of soy commodity products, the volatility of the prices for these products and the relationship among those prices. Prices, in turn, are affected by the perceived and actual availability of, and demand for, soy commodity products. Availability is affected by weather conditions in North America, Brazil and Argentina, governmental trade policies and growing patterns, including substitution by farmers of other agricultural commodities for soybeans. Demand is affected by growth in worldwide consumption of food products and the price of substitute agricultural products. In addition, the high capital costs and time required to construct oilseed processing facilities may cause imbalances between industry-wide levels of oilseed processing capacity and demand for soy commodity products. The relationship among soybean prices and soybean meal and soybean oil prices may be affected by these imbalances. The effect of these factors on soybean, soybean meal and soybean oil prices will affect our decisions regarding whether and when to purchase, store, process, transport or merchandise these commodities.

    Because agricultural commodity prices are often volatile, we believe net sales are not a reliable indicator of performance in the agribusiness division. Gross profit is a key measure we use to evaluate the success of this division. Gross profit reflects the net margin we earn on the difference between the purchase and sales prices of agricultural commodities, less the costs of storing, processing and transporting those agricultural commodities based upon the volumes we transact.

    FERTILIZER

    In the fertilizer division, demand for our products is affected by the profitability of the Brazilian agricultural sector, agricultural commodity prices, the types of crops planted, the number of acres planted and weather related issues affecting the success of the harvest. The continued development of the Brazilian agricultural sector has had, and we expect will continue to have, a positive impact on demand for our fertilizer products. Our cost of goods sold in the fertilizer business principally comprises the cost of our primary raw materials, which are nitrogen, phosphate and potassium.

    FOOD PRODUCTS

    In the food products division, our net sales are affected by competition, changes in eating habits, Brazilian currency fluctuations and changes in general economic conditions in our principal markets, the United States and Brazil. During an economic downturn, such as the one experienced in Brazil after the 1999 devaluation of the REAL, consumers tend to purchase less expensive food products in lieu of premium brands, thus negatively impacting our net sales and gross profit. Competition in this industry has intensified in the past several years due to consolidation in the supermarket industry. Profitability in this division is also affected by the mix of products that we sell. Our cost of goods sold in our food products division is principally impacted by fluctuations in agricultural commodity prices.

INDUSTRY ECONOMIC CONDITIONS AND CYCLICALITY

    Demand for agricultural commodities has continued to increase due to growth in world population despite the occurrence of regional economic downturns. However, beginning in the latter half of 1998, gross profit margins in our oilseed processing business declined significantly due to excessive industry-wide processing capacity. The effects of these adverse industry conditions on our business were exacerbated by increases in consumption of non-soy oils, particularly palm and rapeseed, and by China's shift to oilseed purchases in lieu of meal and oil.

    During 2000, we and other global oilseed processors responded to these events by closing older, less efficient facilities. This has resulted in a reduction in industry overcapacity. In addition, we expect the recent European ban on the use of meat and bone meal in animal feed and improvements in Asian economies to increase long-term demand for soybean meal. These factors resulted in an improvement in our oilseed processing gross profit margins beginning in the fourth quarter of 2000 as indicated by the 13% improvement in our oilseed processing margins in the fourth quarter of 2000 compared to the third quarter of 2000.

EFFECTS OF RECENT DROUGHT IN BRAZIL

    While the recent drought in Brazil has adversely affected certain agricultural growing areas, the reduced production in these areas has been offset by increased production in other growing areas of Brazil. We are currently assessing the current and potential impact of the drought in Brazil on our financial position and results of operations. However, we currently expect that the reduced production from the drought-affected growing areas will not have a material adverse impact on our business in 2001.

    The drought in Brazil has also resulted in a severe energy shortage in that country as approximately 95% of Brazil's electricity supply is derived from hydroelectric power. In May 2001, the Brazilian government announced a rationing plan pursuant to which all consumers must reduce their consumption of electricity by 20% compared to the same period in the prior year or face fines and/or forced interruption of power. In addition, the reduced supply of energy in Brazil has resulted in higher market prices for electricity. We have implemented energy conservation measures which we believe should allow us to meet the quotas imposed by the government without significant disruption in our operations or a material increase in our energy costs.

EFFECTS OF CURRENCY FLUCTUATIONS ON OUR BUSINESS

    Over 75% of our net sales, comprised of our agribusiness division and our U.S.-based food products division net sales, are invoiced in U.S. dollars or linked to dollar prices. In addition, the value of our agricultural commodities inventories is linked to dollar prices. Furthermore, the Brazilian fertilizer industry, due to its relationship to the agricultural sector which derives its profitability from dollar-based international commodity prices, has historically been able to adjust its sales prices in response to the effects of exchange rate fluctuations on imported raw material costs. However, our food products division's net sales in Brazil, which comprise approximately 11% of our total net sales, are denominated in Brazilian REAIS.

    BRAZIL

    In early 1999, the Brazilian government allowed the REAL to float freely, resulting in a 32% devaluation against the U.S. dollar during 1999. This change in monetary policy has continued to cause volatility in exchange rates and in 2000 and the first three months of 2001, the REAL declined an additional 9% and 10%, respectively, in value against the U.S. dollar. A devaluation of the REAL affects our consolidated financial statements by:

    - reducing our REAL-denominated net sales as a result of the translation of those amounts into U.S. dollars for consolidation purposes at weakening exchange rates;

    - reducing our REAL-denominated selling, general and administrative and depreciation, depletion and amortization expenses, as well as other REAL-denominated operating costs as a result of the translation of those amounts for consolidation purposes into U.S. dollars at weakening exchange rates;

    - generating foreign exchange transaction gains or losses on U.S. dollar-denominated monetary assets and liabilities of our Brazilian subsidiaries, which are reflected in our consolidated statements of income;

    - generating economic gains or losses based on changes in market value of our readily marketable agricultural inventories, which are linked to U.S. dollar prices;

    - increasing our foreign currency hedging costs due to higher risk premiums, which increases are reflected in our consolidated statements of income; and

    - generating foreign currency translation losses on the net assets of our Brazilian subsidiaries, which are reflected in other comprehensive income
      (loss).

    Since March 31, 2001, the REAL has continued to decline significantly in value against the U.S. dollar, and we expect that this devaluation will negatively impact our results of operations for the second quarter of 2001. Continued weakness of the REAL may negatively impact our results of operations for the remainder of 2001 as well.

    During 2000, we initiated measures to reduce our exposure to foreign currency fluctuations, particularly their effects on our results of operations. These measures included replacing third party U.S. dollar-denominated debt of our Brazilian subsidiaries with permanently invested long-term intercompany loans. These loans do not require cash payment of principal and are treated as analogous to equity for accounting purposes. Therefore, the foreign exchange gains or losses on these intercompany loans are recorded in other comprehensive income (loss) in contrast to foreign exchange gains or losses on third party debt, which are recorded in non-operating income (expense)-net in our consolidated statements of income.

    ARGENTINA

    In June 2001, the Argentine government announced that export transactions would be exempted from Argentina's existing one-to-one PESO/dollar exchange rate and would be subject to an exchange rate based on the average of the euro and the U.S. dollar. This policy is intended to stimulate the economy by lowering the value of the PESO compared to the U.S. dollar, thereby making it it cheaper to sell Argentine goods abroad. Our Argentine operations are principally agribusiness related and thus are linked to the U.S. dollar-based international pricing of agricultural commodities. In addition, substantially all of our Argentine net sales are exports. Therefore, we do not expect that this change in exchange rate policy will have a material impact on our consolidated results of operations or financial position.

SEASONALITY

    In our agribusiness division, our sales volumes and distribution activities do not experience material seasonal fluctuations since we are widely diversified in the global agribusiness market. The worldwide need for food is not seasonal and increases together with growing populations. The geographic balance of our grain origination assets in North and South America also assures us a more consistent supply of agricultural commodities throughout the year. However, there is a degree of seasonality in our gross profit, as our higher margin oilseed processing operations experience higher volumes in the second, third and fourth quarters due to the timing of the soybean harvests. In addition, price and margin variations and increased availability of agricultural commodities at harvest times often cause fluctuations in our inventories and short-term borrowings.

    In our fertilizer division, we are subject to consistent seasonal trends based on the agricultural growing cycle in Brazil. As a result, fertilizer sales are significantly higher in the third and fourth quarters of our fiscal year.

    In our food products division, there are no significant seasonal impacts on our business.

INCOME TAXES

    As a Bermuda exempted company, we are not subject to income taxes in our jurisdiction of incorporation. However, our subsidiaries, which operate in several tax jurisdictions, principally the United States and Brazil, are subject to income taxes at various statutory rates.

    Our United States export sales of agricultural commodities and certain food products have been subject to favorable U.S. tax treatment, thus lowering our overall tax liabilities. However, this favorable tax treatment has recently been challenged by the European Union before the World Trade Organization, or WTO, and in June 2001, a committee of the WTO issued an interim report recommending that the WTO rule against the United States with respect to this issue. An unfavorable ruling by the WTO could ultimately result in a loss of the favorable tax treatment on our U.S. agricultural commodities export sales, which benefit represented approximately $10 million in 2000.

    In Brazil, our operations have generated a significant amount of net operating losses, a large portion of which are attributable to the devaluation of the Brazilian REAL in 1999. However, we are required to reduce portions of these net operating losses through valuation allowances based on our assessment of the likelihood of their realization. As of December 31, 2000, we had deferred tax assets related to net operating losses of $172 million, which we reduced by $95 million in valuation allowances. The utilization of these net operating losses will reduce our future tax liabilities.

RESULTS OF OPERATIONS

    A summary of certain items in our consolidated statements of income and volumes by reportable segment for the periods indicated follows.

                                                                                THREE MONTHS
                                               YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                            ------------------------------   -------------------
                                              1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------
                                                     (US$ IN MILLIONS, EXCEPT VOLUMES)
NET SALES:
Agribusiness..............................   $5,894     $5,517     $6,327     $1,407     $1,765
Fertilizer................................      625        605      1,466        129        283
Edible oil products.......................    1,923      1,109      1,019        269        217
Wheat milling and bakery products.........      447        579        527        133        122
Other.....................................      214        265        328         67         85
                                             ------     ------     ------     ------     ------
  Total...................................   $9,103     $8,075     $9,667     $2,005     $2,472
                                             ======     ======     ======     ======     ======
COST OF GOODS SOLD:
Agribusiness..............................   $5,600     $5,314     $6,065     $1,396     $1,696
Fertilizer................................      535        457      1,228        111        245
Edible oil products.......................    1,741        970        871        231        190
Wheat milling and bakery products.........      390        494        476        113        109
Other.....................................      167        228        295         60         76
Impairment and restructuring charges......       --         --         49         --         --
                                             ------     ------     ------     ------     ------
  Total...................................   $8,433     $7,463     $8,984     $1,911     $2,316
                                             ======     ======     ======     ======     ======
GROSS PROFIT:
Agribusiness..............................   $  294     $  203     $  223     $   11     $   69
Fertilizer................................       90        148        238         18         38
Edible oil products.......................      182        139        143         38         27
Wheat milling and bakery products.........       57         85         51         20         13
Other.....................................       47         37         28          7          9
                                             ------     ------     ------     ------     ------
  Total...................................   $  670     $  612     $  683     $   94     $  156
                                             ======     ======     ======     ======     ======
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES:
Agribusiness..............................   $  132     $  111     $  132     $   28     $   34
Fertilizer................................       43         42         85          5         12
Edible oil products.......................      128         98        109         24         18
Wheat milling and bakery products.........       54         61         41         15         11
Other.....................................       21         10         20          4          3
Unallocated...............................       (4)        10         --          4          4
                                             ------     ------     ------     ------     ------
  Total...................................   $  374     $  332     $  387     $   80     $   82
                                             ======     ======     ======     ======     ======

                                                                                THREE MONTHS
                                               YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                            ------------------------------   -------------------
                                              1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------
                                                     (US$ IN MILLIONS, EXCEPT VOLUMES)
INCOME FROM OPERATIONS:
Agribusiness..............................   $  162     $   92     $   91     $  (17)    $   35
Fertilizer................................       47        106        153         13         26
Edible oil products.......................       54         41         34         14          9
Wheat milling and bakery products.........        3         24         10          5          2
Other.....................................       26         27          8          3          6
Unallocated...............................        4        (10)        --         (4)        (4)
                                             ------     ------     ------     ------     ------
  Total...................................   $  296     $  280     $  296     $   14     $   74
                                             ======     ======     ======     ======     ======

NET INCOME (LOSS).........................   $   92     $   (5)    $   12     $   (8)    $    6
                                             ======     ======     ======     ======     ======

VOLUMES (IN MILLIONS OF METRIC TONS):
Agribusiness..............................     29.1       31.9       46.3        9.2       11.1
Fertilizer................................      3.5        4.2       10.2         .7        1.6
Edible oil products.......................      1.5        1.6        1.6         .4         .4
Wheat milling and bakery products.........      1.5        2.0        1.9         .4         .5
Other.....................................      1.2        1.1        1.1         .1         .1
                                             ------     ------     ------     ------     ------
  Total...................................     36.8       40.8       61.1       10.8       13.7
                                             ======     ======     ======     ======     ======

    THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
     2001

    NET SALES. Net sales increased by $467 million, or 23.3%, to $2,472 million for the three months ended March 31, 2001 from $2,005 million for the three months ended March 31, 2000.

    Net sales in our agribusiness segment grew by $358 million, or 25.4%, to $1,765 million for the three months ended March 31, 2001 from $1,407 million for the three months ended March 31, 2000. Agribusiness segment net sales increased primarily due to higher sales volumes and higher average prices for soy commodity prices. The increase in sales volumes was largely due to growth in our international marketing operations, which increased sales volumes by
1.8 million metric tons, or 69.2%, for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. Average selling prices of soy commodity products were higher due to increased demand for soybean meal resulting from the recent European ban on the use of meat and bone meal in animal feed.

    Net sales in our fertilizer segment increased by $154 million, or 119.4%, to $283 million for the three months ended March 31, 2001 from $129 million for the three months ended March 31, 2000. Fertilizer segment net sales increased significantly due to higher sales volumes as a result of the acquisition of Manah and Fosfertil. Average selling prices of our fertilizer products remained relatively flat for the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    Net sales in our edible oil products segment decreased by $52 million, or 19.3%, to $217 million for the three months ended March 31, 2001 from $269 million for the three months ended March 31, 2000. This decrease in net sales was primarily due to decreases in average selling prices of our edible oil products in 2001. The decline in average selling prices of our edible oil products was attributable to the adverse effects of the REAL devaluation in the first quarter of 2001 and competitive pressures in our markets.

    Net sales in our wheat milling and bakery products segment decreased by $11 million, or 8.3%, to $122 million for the three months ended March 31, 2001 from $133 million for the three months ended March 31, 2000. This decrease in net sales was primarily due to decreases in average selling prices for our wheat milling and bakery products. The decline in average selling price for our wheat milling and bakery products was attributable to the adverse effects of the REAL devaluation in the first quarter of 2001.

    Net sales in our other segment increased by $18 million, or 26.9%, to $85 million for the three months ended March 31, 2001 from $67 million for the three months ended March 31, 2000. The increase in net sales is primarily due to higher sales volumes in our soy ingredients and corn products businesses partially offset by decreases in average selling prices.

    COST OF GOODS SOLD. Cost of goods sold increased by $405 million, or 21.2%, to $2,316 million for the three months ended March 31, 2000 from $1,911 million for the three months ended March 31, 2000. Included in cost of goods sold were $38 million and $23 million of depreciation, depletion and amortization expenses for the three months ended March 31, 2001 and the three months ended March 31, 2000, respectively.

    Cost of goods sold in our agribusiness segment increased by $300 million, or 21.5%, to $1,696 million for the three months ended March 31, 2001 from $1,396 million for the three months ended March 31, 2000. This increase was primarily due to higher sales volumes in international marketing.

    Cost of goods sold in our fertilizer segment increased by $134 million, or 120.7%, to $245 million for the three months ended March 31, 2001 from $111 million for the three months ended March 31, 2000. This increase was primarily due to higher sales volumes as a result of the acquisition of Manah and Fosfertil. In addition, depreciation and depletion costs increased by $14 million to $17 million for the three months ended March 31, 2001 compared to $3 million for the three months ended March 31, 2000 due to the acquisition of Manah and Fosfertil.

    Costs of goods sold in our edible oil products segment declined by $41 million, or 17.8%, to $190 million for the three months ended March 31, 2001 from $231 million for the three months ended March 31, 2000. This decline was primarily due to the REAL devaluation and lower raw material costs.

    Costs of goods sold in our wheat milling and bakery products segment declined by $4 million, or 3.5%, to $109 million for the three months ended March 31, 2001 from $113 million for the three months ended March 31, 2000. This decline was primarily due to the REAL devaluation offset by an increase in raw material costs.

    Costs of goods sold in our other segment increased by $16 million, or 26.7%, to $76 million for the three months ended March 31, 2001 from $60 million for the three months ended March 31, 2000. This increase was primarily due to higher sales volumes in our soy ingredients and corn products businesses.

    GROSS PROFIT. Gross profit increased by $62 million, or 66.0%, to $156 million for the three months ended March 31, 2001 from $94 million for the three months ended March 31, 2000.

    Gross profit in our agribusiness segment increased by $58 million, or 527.3%, to $69 million for the three months ended March 31, 2001 compared to $11 million for the three months ended March 31, 2000. This increase was primarily due to improved profitability in our grain origination and oilseed processing business lines and growth in our international marketing operations. The improvement in gross profit in grain origination and oilseed processing was due to higher gross profit margins that resulted from the industry-wide capacity reductions, including our own restructuring initiatives in the second half of 2000, and increased demand for soybean meal resulting from the recent European ban on the use of meat and bone meal in animal feed.

    Gross profit in our fertilizer segment increased by $20 million, or 111.1%, to $38 million for the three months ended March 31, 2001 from $18 million for the three months ended March 31, 2000. This increase was primarily due to the acquisition of Manah and Fosfertil.

    Gross profit in our edible oil products segment declined by $11 million, or 29.0%, to $27 million for the three months ended March 31, 2001 from $38 million for the three months ended March 31, 2000. This decrease was due to the effects of the REAL devaluation and lower average selling prices offset by lower raw material costs.

    Gross profit in our wheat milling and bakery products segment declined by $7 million, or 35.0%, to $13 million for the three months ended March 31, 2001 from $20 million for the three months ended March 31, 2000. This decrease was due to the effects of the REAL devaluation and higher raw material costs.

    Gross profit in our other segment increased by $2 million, or 28.6%, to $9 million for the three months ended March 31, 2001 from $7 million for the three months ended March 31, 2000. This increase was due to higher sales volumes in our soy ingredients and corn products businesses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, or SG&A, increased by $2 million, or 2.5%, to $82 million for the three months ended March 31, 2001 from $80 million for the three months ended March 31, 2000. SG&A increased by $6 million in the agribusiness segment principally due to the expansion of our South American grain origination operations, partially offset by the effects of the REAL devaluation. In addition, SG&A increased by $7 million in the fertilizer segment due to the acquisition of Manah and Fosfertil. SG&A in the edible oil products and wheat milling and bakery segments decreased by $6 million and $4 million, respectively, due to the effects of the REAL devaluation and our cost reduction programs.

    INCOME FROM OPERATIONS. Income from operations increased by $60 million, or 428.6%, to $74 million for the three months ended March 31, 2001 from $14 million for the three months ended March 31, 2000. The increase was primarily a result of higher agribusiness segment gross profit and growth in our international marketing operations in the agribusiness segment and the acquisitions of Manah and Fosfertil, while income from operations in the edible oil products and wheat milling and bakery products segments declined primarily due to the effects of the REAL devaluation.

    NON-OPERATING ITEMS. A summary of significant non-operating items for the periods indicated follows.

                                                                       THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                  ----------------------
                                                                    2000          2001
                                                                  --------      --------
                                                                    (US$ IN MILLIONS)
Interest income.............................................        $ 31          $ 41
Interest expense............................................         (36)          (62)
Interest expense on readily marketable inventories..........         (14)          (11)
Foreign exchange............................................           3           (43)
Other income................................................           4             2
                                                                    ----          ----
      Total.................................................        $(12)         $(73)
                                                                    ====          ====

    Interest income increased by $10 million to $41 million for the three months ended March 31, 2001 from $31 million for the three months ended March 31, 2000, primarily due to higher short-term investments. Interest expense increased by $26 million to $62 million for the three months ended March 31, 2001 from $36 million for the three months ended March 31, 2000 because of higher levels of debt assumed as a result of the Manah and Fosfertil acquisitions. Average interest rates on our debt for the three months ended March 31, 2001 compared to March 31, 2000 were lower as a result of the financing initiatives we implemented in 2000. Interest expense on short-term debt used to finance readily marketable inventories, which are our agricultural commodities inventories, decreased by $3 million to $11 million for the three months ended March 31, 2001 from $14 million for the three months ended March 31, 2000. The decrease in interest expense on readily marketable inventories was due to lower average levels of readily marketable inventories and associated short-term debt in the first quarter of 2001 compared to 2000.

    Foreign exchange losses increased by $46 million to a loss of $43 million for the three months ended March 31, 2001 from a gain of $3 million for the three months ended March 31, 2000. This increase was primarily due to changes in exchange rates between the REAL and the U.S. dollar, as the REAL declined in value against the U.S. dollar by 10% for the three months ended March 31, 2001 compared to a 3% appreciation for the three months ended March 31, 2000. Our use of permanently invested long-term intercompany loans diminished our foreign exchange losses by $35 million. Permanently invested intercompany loans will not be repaid and therefore are treated as analogous to equity for accounting purposes. The foreign exchange losses related to these intercompany loans were recorded in other comprehensive income (loss) in our consolidated balance sheet for the three months ended March 31, 2001. Our use of these intercompany loans was not significant during the three-months ended March 31, 2000.

    Income tax expense was $.3 million for the three months ended March 31, 2001 compared to an expense of $1 million recorded in the three months ended
March 31, 2000. Income tax expense for the first three months of 2001 was lower compared to the first three months of 2000 primarily due to lower taxable income.

    Minority interest was an expense of $5 million for the three months ended March 31, 2001 compared to an expense of $6 million for the three months ended March 31, 2000. This change was primarily a result of lower earnings of our Brazilian subsidiaries due to the REAL devaluation offset by increased expenses associated with minority interest in Manah and Fosfertil and $3 million of preferred stock dividends recorded in the first quarter of 2001.

    NET INCOME. Net income was $6 million for the three months ended March 31, 2001 compared to a net loss of $8 million for the three months ended March 31, 2000. Net income for the three months ended March 31, 2001 was affected by a $7 million cumulative effect of a change in accounting principle related to the adoption of SFAS No. 133. As a result of this adoption, commencing in 2001, we have elected to begin recording unrealized gains and losses on previously unrecognized forward purchase and sales contracts as a component of cost of goods sold over the term of these contracts rather than on the delivery date for the underlying commodity. See "--Recent Accounting Pronouncements." In addition, we recorded a $3 million gain on the disposal of our consumer bread products division in Brazil for the three months ended March 31, 2001 compared to a loss relating to this division for the three months ended March 31, 2000. We sold this division to a third party in March 2001 for $64 million.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO DECEMBER 31, 2000

    NET SALES. Net sales increased by $1,592 million, or 19.7%, to $9,667 million in 2000 from $8,075 million in 1999.

    Net sales in our agribusiness segment grew by $810 million, or 14.7%, to $6,327 million in 2000 from $5,517 million in 1999. Agribusiness segment net sales increased primarily due to higher sales volumes, partially offset by lower average agricultural commodity prices. The increase in sales volumes was caused by rapid growth in our international marketing operations, which increased sales volumes by 9.5 million metric tons compared to 1999, as well as an increase of
4.8 million metric tons in our grain origination business. The increase in volumes was due in part to higher sales of soybeans as a result of our decision to sell soybeans rather than process them into soybean meal and soybean oil. This decision was made because margins on soybean export sales were more favorable than margins available on soybean meal and soybean oil. Average selling prices of soy commodity products declined in our grain origination, oilseed processing and international marketing business lines due primarily to changes in China's import policies for soy commodity products and excess industry-wide oilseed processing capacity. See "--Industry Economic Conditions and Cyclicality."

    Net sales in our fertilizer segment increased by $861 million, or 142.3%, to $1,466 million in 2000 from $605 million in 1999. Fertilizer segment net sales increased significantly as a result of the acquisition of

Manah and Fosfertil and internal growth in our business. Average selling prices of our fertilizer products remained flat during 2000 compared to 1999. Excluding the effects of the acquisition of Manah and Fosfertil, sales volumes in our fertilizer segment increased by 14.3% in 2000 compared to 1999 driven by growth in the Brazilian agricultural sector. The acquisition of Manah and Fosfertil increased our sales volumes by 5.4 million metric tons in 2000.

    Net sales in our edible oil products segment decreased by $90 million, or 8.1%, to $1,019 million in 2000 from $1,109 million in 1999. This decrease was primarily attributable to the adverse effects of the REAL devaluation and lower average selling prices due to competitive pressures in Brazil.

    Net sales in our wheat milling and bakery products segment decreased by $52 million, or 9.0%, to $527 million in 2000 from $579 million in 1999. This decrease was primarily attributable to lower sales volumes and the adverse effects of the REAL devaluation.

    Net sales in our other segment increased by $63 million, or 23.8%, to $328 million in 2000 from $265 million in 1999. The increase was primarily due to higher average selling prices in our soy ingredients and corn products businesses.

    COST OF GOODS SOLD. Cost of goods sold, including impairment and restructuring charges of $49 million, increased by $1,521 million, or 20.4%, to $8,984 million in 2000 from $7,463 million in 1999. Included in cost of goods sold were $149 million and $101 million of depreciation, depletion and amortization expenses in 2000 and 1999, respectively.

    Cost of goods sold in our agribusiness segment, excluding impairment and restructuring charges of $39 million recorded in 2000, increased by $751 million, or 14.1%, to $6,065 million in 2000 from $5,314 million in 1999. This increase was primarily due to higher sales volumes in our grain origination and international marketing operations, offset by lower average prices of soy commodity products.

    Cost of goods sold in our fertilizer segment increased by $771 million, or 168.7%, to $1,228 million in 2000 from $457 million in 1999. This increase was primarily because of higher sales volumes due to internal growth, the acquisition of Manah and Fosfertil and higher production costs. The higher production costs were attributable to our acquisition of Manah and Fosfertil. In addition, depreciation and depletion costs increased by $41 million in 2000 compared to 1999 due to the acquisition of Manah and Fosfertil.

    Cost of goods sold in our edible oil products segment, excluding impairment and restructuring charges of $5 million recorded in 2000, declined by $99 million, or 10.2%, to $871 million in 2000 from $970 million in 1999. This decline was primarily due to lower raw material costs and the effects of the REAL devaluation.

    Cost of goods sold in our wheat milling and bakery products segment declined by $18 million, or 3.6%, to $476 million in 2000 from $494 million in 1999. This decline was due to the effects of the REAL devaluation and lower sales volumes.

    Cost of goods sold in our other segment, excluding impairment and restructuring charges of $5 million recorded in 2000, increased by $67 million, or 29.4%, to $295 million in 2000 from $228 million in 1999. This increase was primarily due to higher raw material costs in our soy ingredients and corn products businesses.

    GROSS PROFIT. Gross profit increased by $71 million, or 11.6%, to $683 million in 2000 from $612 million in 1999.

    Gross profit in our agribusiness segment increased by $20 million, or 9.9%, to $223 million in 2000 compared to $203 million in 1999. Excluding $39 million in impairment and restructuring charges recorded in 2000, gross profit in the agribusiness segment increased by $59 million, or 29.1%. This increase was primarily due to growth in sales volumes in our grain origination and international marketing operations. A portion of the increase in volumes was due to our decision to sell more soybeans rather than process them into soybean meal and soybean oil.

    Fertilizer segment gross profit increased by $90 million, or 60.8%, to $238 million in 2000 from $148 million in 1999. This increase was primarily due to the acquisition during 2000 of Manah and Fosfertil and internal growth in our business.

    Gross profit in our edible oil products segment increased by $4 million, or 2.9%, to $143 million in 2000 from $139 million in 1999. Excluding $5 million in impairment and restructuring charges recorded in 2000, gross profit in the edible oil products segment increased by $9 million, or 6.5%. The increase was primarily due to lower raw material costs partially offset by lower average selling prices and the effects of the REAL devaluation.

    Gross profit in our wheat milling and bakery products segment declined by $34 million, or 40.0%, to $51 million in 2000 from $85 million in 1999. The decline was due primarily to decreases in sales volumes and the adverse effects of the REAL devaluation.

    Gross profit in our other segment declined by $9 million, or 24.3%, to $28 million in 2000 from $37 million in 1999. Excluding $5 million in impairment and restructuring charges recorded in 2000, gross profit in our other segment declined by $4 million, or 10.8%. The decline was due primarily to higher raw material costs partially offset by higher average selling prices in our soy ingredients and corn products businesses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.  SG&A increased by
$55 million, or 16.6%, to $387 million in 2000 from $332 million in 1999. SG&A increased by $21 million in the agribusiness segment principally due to the full year of operations in 2000 of our Council Bluffs, Iowa oilseed processing facility and growth of our international marketing operations and by $43 million in the fertilizer segment due to the acquisition of Manah and Fosfertil, while the edible oil products segment increased by $11 million due to higher advertising and promotional expenses. SG&A in the wheat milling and bakery products segment decreased by $20 million primarily due to the effects of the REAL devaluation. SG&A expenses in our other segment increased primarily due to higher promotional expenses relating to our soy ingredients and corn products businesses.

    INCOME FROM OPERATIONS. Income from operations increased by $16 million, or 5.7%, to $296 million in 2000 from $280 million in 1999. Income from operations in our agribusiness segment remained flat as a result of higher gross profit in our grain origination and international marketing operations, offset by higher SG&A relating to the full year of operations of our Council Bluffs, Iowa oilseed processing facility and the growth of our international marketing operations. The increase was due to the acquisitions during 2000 of Manah and Fosfertil and internal growth in our fertilizer segment. The increase was partially offset by a decrease in income from operations in edible oil products which declined due to increases in SG&A expenses and decreases in wheat milling and bakery products due to a decline in sales volumes and the adverse effects of the REAL devaluation. Income from operations in our other segment decreased primarily due to lower average selling prices in our corn products business.

    NON-OPERATING ITEMS. A summary of significant non-operating items for the periods indicated follows.

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                   1999          2000
                                                                 --------      --------
                                                                   (US$ IN MILLIONS)
Interest income............................................       $ 156         $ 138
Interest expense...........................................        (166)         (202)
Interest expense on readily marketable inventories.........         (40)          (52)
Foreign exchange...........................................        (255)         (116)
Other income...............................................           9             7
                                                                  -----         -----
  Total....................................................       $(296)        $(225)
                                                                  =====         =====

    Interest income decreased by $18 million to $138 million in 2000 from $156 million in 1999, primarily due to lower levels of invested cash. Interest expense increased by $36 million to $202 million in 2000 from $166 million in 1999 because of higher levels of debt assumed as a result of the Manah and Fosfertil acquisitions and higher working capital level requirements attributable to higher accounts receivable generated by growth in our international marketing operations. Interest expense on short-term debt used to finance readily marketable inventories increased by $12 million to $52 million from $40 million as a result of growth in our international marketing activities.

    Foreign exchange losses declined by $139 million to $116 million in 2000 from $255 million in 1999. This was primarily due to changes in exchange rates between the REAL and the U.S. dollar, as the REAL declined in value against the U.S. dollar by 9% in 2000 compared to 32% in 1999. The decline was also attributable to lower hedging costs due to our utilization of alternative hedging instruments such as options and lower swap costs due to lower interest rates in Brazil.

    Income tax expenses were $12 million in 2000 compared to an income tax benefit of $27 million recorded in 1999. Income tax expenses in 2000 were higher than 1999 due to the improved operating results of our subsidiaries. The income tax benefit in 1999 was a result of the tax losses recorded by our Brazilian subsidiaries due primarily to the devaluation of the REAL. This tax benefit was partially offset by the recording of valuation allowances in 1999.

    Minority interest was an expense of $37 million in 2000 compared to income of $4 million in 1999. This change was primarily due to the additional minority interest in Manah and Fosfertil.

    NET INCOME. Net income was $12 million in 2000 compared to a net loss of $5 million in 1999 due to the aforementioned factors. Loss on discontinued operations of our Brazilian consumer bread products division was $10 million in 2000 and $20 million in 1999.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1999

    NET SALES. Net sales decreased by $1,028 million, or 11.3%, to $8,075 million in 1999 from $9,103 million in 1998.

    Net sales in our agribusiness segment declined by $377 million, or 6.4%, to $5,517 million in 1999 from $5,894 million in 1998. Agribusiness segment net sales decreased primarily due to lower average selling prices for soy commodity products, offset by higher sales volumes. Sales volumes increased by
2.8 million metric tons in 1999 compared to 1998 primarily as a result of the commencement of our international marketing operations in 1999.

    Fertilizer segment net sales decreased by $20 million, or 3.2%, to $605 million in 1999 from $625 million in 1998. Sales volumes in our fertilizer segment increased by .7 million metric tons, or 20.0%, in 1999 compared to 1998. Additionally, average selling prices increased by 12.1% in 1999 compared to 1998 due to industry-wide price increases to recover higher imported raw material costs. The increase in volumes and prices was offset by the devaluation of the REAL, which resulted in a weaker exchange rate for the conversion of our REAL-denominated sales into U.S. dollars for consolidation purposes.

    Net sales in our edible oil products segment decreased by $814 million, or 42.3%, to $1,109 million in 1999 from $1,923 million in 1998. This decrease was primarily due to the devaluation of the REAL and a decrease in average selling prices. This decrease was partially offset by increases in sales volumes of
 .1 million metric tons, or 6.7%, in 1999 compared to 1998.

    Net sales in our wheat milling and bakery products segment increased by $132 million, or 29.5%, to $579 million in 1999 from $447 million in 1998. This increase was primarily due to higher sales volumes which increased by
 .5 million metric tons, or 33.3%, in 1999 compared to 1998. The increase in net sales was partially offset by the REAL devaluation.

    Net sales in our other segment increased by $51 million, or 23.8%, to $265 million in 1999 from $214 million in 1998. This increase was primarily due to higher average selling prices in our soy ingredients business.

    COST OF GOODS SOLD. Cost of goods sold decreased by $970 million, or 11.5%, to $7,463 million in 1999 from $8,433 million in 1998. Depreciation, depletion and amortization expenses, included in cost of goods sold, decreased by $43 million, or 29.9%, to $101 million in 1999 from $144 million in 1998. The majority of this decline was due to the devaluation of the REAL. Depreciation, depletion and amortization expenses declined by $12 million, $10 million, $12 million, $4 million and $3 million in our agribusiness, fertilizer, edible oil products and wheat milling and bakery segments and our other segment, respectively, due primarily to the REAL devaluation.

    Cost of goods sold in our agribusiness segment decreased by $286 million, or 5.1%, to $5,314 million in 1999 from $5,600 million in 1998. This decrease was primarily due to lower average prices for soy commodity products in the agribusiness segment, partially offset by higher sales volumes.

    Cost of goods sold in our fertilizer segment decreased by $78 million, or 14.6%, to $457 million in 1999 from $535 million in 1998. This decrease was primarily due to the devaluation of the REAL, offset in part by increased costs associated with higher sales volumes and increased costs of imported raw materials.

    Cost of goods sold in our edible oil products segment declined by $771 million, or 44.3%, to $970 million in 1999 from $1,741 million in 1998. This decrease was primarily due to the devaluation of the REAL and lower raw material costs.

    Cost of goods sold in our wheat milling and bakery products segment increased by $104 million, or 26.7%, to $494 million in 1999 from $390 million in 1998. This increase was primarily due to increased costs associated with higher sales volumes offset in part by the devaluation of the REAL.

    Cost of goods sold in our other segment increased by $61 million, or 36.5%, to $228 million in 1999 from $167 million in 1998. This increase was primarily due to higher raw material costs in our soy ingredients business.

    GROSS PROFIT. Gross profit decreased by $58 million, or 8.7%, to $612 million in 1999 from $670 million in 1998.

    Gross profit in our agribusiness segment decreased by $91 million, or 31.0%, to $203 million in 1999 compared to $294 million in 1998. Gross profit in our grain origination and oilseed processing businesses declined due to lower average prices for soy commodity products. Prices for soy commodity products decreased due to overcapacity in the oilseed processing industry and the substitution of other agricultural commodities for soy commodity products, which reduced demand for those products. Gross profit in our oilseed processing business also declined due to start-up costs of our Council Bluffs, Iowa oilseed processing facility. In 1999, we commenced our international marketing operations, resulting in gross profit of $24 million in this business in 1999.

    Gross profit in our fertilizer segment increased by $58 million, or 64.4%, to $148 million in 1999 from $90 million in 1998. This increase was primarily due to higher sales volumes, higher sales prices and lower cost of goods sold.

    Gross profit in our edible oil products segment declined by $43 million, or 23.6%, to $139 million in 1999 from $182 million in 1998. This decline was primarily the result of the devaluation of the REAL and a decrease in average selling prices, partially offset by increased sales volumes and lower raw material costs.

    Gross profit in our wheat milling and bakery products segment increased by $28 million, or 49.1%, to $85 million in 1999 from $57 million in 1998. The increase was primarily due to higher sales volumes.

    Gross profit in our other segment declined by $10 million, or 21.3%, to $37 million in 1999 from $47 million in 1998. This decline was the result of increased raw materials costs in our soy ingredients business and the adverse effect of the REAL devaluation, partially offset by increased selling prices in our soy ingredients business.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.  SG&A decreased by
$42 million, or 11.2%, to $332 million in 1999 from $374 million in 1998. The decrease in SG&A was attributable to lower expenses in our Brazilian operations due to the devaluation of the REAL. This decrease was offset by increased SG&A of $25 million in international marketing due to the start-up of these operations and $7 million in wheat milling and bakery products primarily due to the higher sales volumes.

    INCOME FROM OPERATIONS. Income from operations decreased by $16 million, or 5.4%, to $280 million in 1999 from $296 million in 1998. The decrease was attributable to our agribusiness segment, in which gross profit declined due to lower gross profit in grain origination and oilseed processing and start-up costs of our international marketing operations. This decrease was partially offset by an increase in income from operations in our fertilizer segment primarily due to higher sales volumes, higher sales prices and lower cost of goods sold. Additionally, income from operations in our edible oil products segment decreased primarily due to the devaluation of the REAL. Income from operations in our wheat milling and bakery products segment increased primarily due to higher sales volumes. The decline in income from operations in our other segment is primarily due to the devaluation of the REAL and higher raw material costs in our soy ingredients business.

    NON-OPERATING ITEMS. A summary of significant non-operating items for the periods indicated follows.

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                   1998          1999
                                                                 --------      --------
                                                                   (US$ IN MILLIONS)
Interest income............................................       $ 268         $ 156
Interest expense...........................................        (144)         (166)
Interest expense on readily marketable inventories.........         (36)          (40)
Foreign exchange...........................................        (236)         (255)
Other income...............................................          28             9
                                                                  -----         -----
  Total....................................................       $(120)        $(296)
                                                                  =====         =====

    Interest income decreased by $112 million to $156 million in 1999 from $268 million in 1998. The decrease was primarily due to lower levels of invested cash. Interest expense increased by $22 million to $166 million in 1999 from $144 million in 1998 because of higher interest rates in Brazil caused by the devaluation of the REAL, offset by a decline in overall debt levels. Interest expense on short-term debt used to finance readily marketable inventories increased by $4 million to $40 million in 1999 from $36 million in 1998 as the average levels of readily marketable inventories increased slightly.

    Foreign exchange losses increased by $19 million to $255 million in 1999 from $236 million in 1998. This increase was primarily due to the devaluation of the REAL in 1999, offset by a reduction in foreign currency exposure.

    We recorded an income tax benefit of $27 million in 1999 compared to an expense of $43 million in 1998. The benefit in 1999 was attributable to pretax losses, a $10 million tax credit related to a redetermination of foreign sales corporation benefits for prior years and earnings of non-U.S. subsidiaries taxed at lower rates, partially offset by the recording of valuation allowances.

    Minority interest was income of $4 million in 1999 compared to an expense of $33 million in 1998. This change was primarily due to operating losses incurred by subsidiaries in which we owned less than 100% of the equity during 1999.

    NET LOSS. Net loss in 1999 was $5 million compared to net income of $92 million in 1998 due to the aforementioned factors. Loss on discontinued operations of our Brazilian consumer bread products division was $20 million in 1999 and $5 million in 1998. In addition, 1998 included a $3 million net loss on our Brazilian meat and poultry division, which we divested in December 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Capital expenditures were $70 million and $29 million for the three months ended March 31, 2001 and the three months ended March 31, 2000, respectively, and $184 million, $140 million and $279 million for the years ended
December 31, 2000, 1999 and 1998, respectively. The majority of these capital expenditures related to efficiency improvements to reduce costs and upgrade equipment due to changes in technology. In the three months ended March 31, 2001, we continued a number of revenue enhancing projects which we began in 2000, including constructing additional agricultural commodities storage facilities in Brazil and a sulfuric acid plant in Brazil for our fertilizer segment, as well as the continued upgrade of our Destrehan, Louisiana export elevator which we began in 1999. In 1999, we completed the construction of our oilseed processing facility at Council Bluffs, Iowa which we began in 1998, and also built an edible oil refinery in Decatur, Alabama. In addition, in 1998, we began the construction of our soy ingredients plant in Esteio, Brazil, which we completed at the end of 1999. Although we have no current material commitments for capital expenditures, we intend to invest approximately $250 million in capital projects in 2001, primarily for efficiency improvements and technological upgrades to our existing facilities.

    In the first quarter of 2001, we acquired an additional 3% interest in Fosfertil S.A. for $21 million, of which $3 million consisted of cash and the remainder consisted of a variable interest rate note payable in seven installments ending July 2002. During 2000, we acquired Manah for $47 million in cash, net of cash acquired of $36 million, and paid $24 million in cash to acquire the remaining 13% of one of our Brazilian food products subsidiaries that we did not already own. In 1998, we acquired the remaining 44% of one of our Argentine agribusiness subsidiaries that we did not already own for $39 million. In addition, in 1998 we spent $27 million, including $15 million in cash, to acquire an additional 20% interest in one of our fertilizer subsidiaries. In 1998, we also acquired two frozen bakery product businesses in the United States for $35 million. Finally, in 1998, we completed several other small acquisitions for a total of $57 million in cash. See "Business--Recent Acquisitions and Divestitures" for more information regarding these transactions.

    Proceeds from disposal of property, plant and equipment in 1998 were $103 million, which included the sale-leaseback of barges in our agribusiness segment and proceeds from the sale of three non-strategic facilities in our wheat milling and bakery products segment. Proceeds from disposal of property, plant and equipment were not significant in the first quarter of 2001 or in the years ended December 31, 2000 and 1999.

    Our principal sources of liquidity are cash flow from operations and borrowings under various short-term and long-term bank facilities and lines of credit. Prior to 2000, we obtained most of our financing on a decentralized basis at subsidiary levels. In 2000, we implemented several new initiatives to coordinate our funding activities at the parent company level and access the international capital markets, raising a total of $1 billion. These initiatives are designed to allow us to take advantage of lower financing costs worldwide. In December 2000, we received net proceeds of $163 million from the issuance of $170 million of redeemable preferred stock by a special purpose subsidiary. Cash dividends on the preferred stock are payable quarterly based on three-month LIBOR plus a variable spread. As of March 31, 2001, we have accrued dividends of $3 million on the redeemable preferred stock. We entered into a $700 million commercial paper facility in September 2000, under which $441 million was outstanding as of March 31, 2001 at a weighted average interest rate of 5.9%. Our commercial paper program was rated investment grade by the three principal credit rating agencies. We also issued $107 million of 8.51% three-year trust certificates and $18 million of 8.61% five-year trust certificates in December 2000. In addition, in 2000, Bunge International contributed
$126 million of capital to us in the form of a secured note payable. During the first three months of 2001, Bunge International repaid $16 million of the principal amount of this note to us.

    Cash and cash equivalents at March 31, 2001 and December 31, 2000, were
$324 million and $423 million. Included in our inventory were readily marketable commodity inventories of $738 million and $876 million at March 31, 2001 and December 31, 2000, respectively. These agricultural commodities, which are financed with short-term debt, are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Our current ratio, defined as current assets divided by current liabilities, was 1.28 and 1.25 at March 31, 2001 and December 31, 2000, respectively. Due to our cash levels and the liquidity of our agricultural commodities inventory, we believe our working capital levels satisfy our present business needs.

    At March 31, 2001, we had $289 million outstanding and approximately
$250 million available borrowing capacity under short-term lines of credit with a number of lending institutions. In addition, we have various long-term debt facilities at fixed and variable interest rates denominated in both U.S. dollars and REAIS, most of which mature between 2001 and 2005. As of March 31, 2001, we had $1,198 million outstanding under these long-term credit facilities. Of this amount, $450 million was secured by some of our assets. Annual maturities of long-term debt for the five years after December 31, 2000 are $254 million, $283 million, $268 million, $101 million and $117 million. In June 2001, we defeased $60 million of our outstanding long-term debt by depositing cash and U.S. treasury securities in an amount sufficient to make payments of interest and principal on the scheduled payment dates in trust for the benefit of the lenders. The debt instrument defeased was an export financing contract which required us to export our products to certain customers. As a result of changes in our business, principally the expansion of our international marketing operations, this debt agreement was no longer commercially attractive to us. These funds will be held in trust until the final maturity of the debt in 2003. Our long-term debt agreements require us to comply with specified financial covenants related to minimum net worth and working capital and a maximum long-term debt to net worth ratio. We do not expect any legal or contractual restrictions on the ability of our subsidiaries to transfer funds to us to have any impact on our ability to meet our cash obligations.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 2001, we adopted Financial Accounting Standards Board
(FASB) SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. As a result of this adoption, in the first quarter of 2001 our net income increased by $7 million, net of $4 million of tax expense for the fair value of previously unrecognized derivative instruments. We also recorded a loss in other comprehensive income (loss) of $3 million, net of $2 million tax benefit for derivatives which hedge the variable cash flows of certain forecasted transactions. These adjustments are reported as a cumulative effect of a change in accounting principle as of March 31, 2001.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, as amended, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), which provides an interpretation of when the SEC's revenue recognition criteria have been met. If a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should continue to be applied. However, in the absence of authoritative literature addressing a specific arrangement or a specific industry, SAB 101 provides additional guidance as to the criteria applied by the SEC. The additional guidance of SAB 101 has not had any effect on our revenue recognition policies.

    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB 25 (FIN 44). This Interpretation clarifies (1) the definition of an employee for purposes of applying Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a non-compensatory plan, (3) the accounting consequence of various modifications to the terms of a previously fixed stock option or award and
(4) the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have an effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    RISK MANAGEMENT

    As a result of our global operating and financing activities, we are exposed to changes in agricultural commodity prices, interest rates and foreign currency exchange rates, which may affect our results of operations and financial position. We use derivative financial instruments for the purpose of minimizing the risks and/or costs associated with fluctuations in commodity prices and foreign exchange rates. While these hedging instruments are subject to fluctuations in value, those fluctuations are generally offset by the value of the underlying exposures being hedged. The counterparties to these contractual arrangements are primarily major financial institutions or, in the case of commodity futures and options, a commodity exchange. As a result, credit risk arising from these contracts is not significant and we do not anticipate any significant losses. We do not expect the net cash requirements arising from our risk management activities to be material. Our overall risk management policies and risk limits have been reviewed periodically and revised as market conditions dictate by a committee of the board of directors of Bunge International Limited, our sole shareholder prior to this offering, and will be supervised on an ongoing basis by our risk management committee once it is established. We hold derivative financial instruments solely for purposes other than trading. We are not a party to leveraged derivatives.

    COMMODITIES RISK

    We operate in many areas of the food industry from agricultural raw materials to production and sale of branded food products. As a result, we use and produce various materials, many of which are agricultural commodities, including soybeans, soybean oil, soybean meal, wheat and corn. Agricultural commodities are subject to price fluctuations due to a number of unpredictable factors that may create price risk. We enter into various derivative contracts, primarily exchange traded futures and options, with the objective of managing our exposure to adverse price movements in the agricultural commodities used for our business operations. We have established policies that limit the amount of unhedged fixed price agricultural commodity positions permissible for our operating companies, which are a combination of quantity and value at risk limits. We measure and review our sensitivity to our net commodities position on a daily basis.

    We have prepared a sensitivity analysis to estimate our exposure to market risk on our agricultural commodity position. The daily net agricultural commodity position consists of inventory, related purchase and sale contracts, and exchange-traded contracts, including those used to hedge portions of our production requirements. The fair value of that position is a summation of the fair values calculated for each agricultural commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in prices. The results of this analysis, which may differ from actual results, are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------
                                              1999                       2000
                                    ------------------------   ------------------------
                                    FAIR VALUE   MARKET RISK   FAIR VALUE   MARKET RISK
                                    ----------   -----------   ----------   -----------
                                                     (US$ IN MILLIONS)
Highest long position.............     $268          $27          $243          $24
Highest short position............      101           10            79            8
Average position long (short).....     $175          $17          $ 76          $ 8

    The decrease in fair value of the average position for 2000 compared to 1999 was principally a result of a decrease in our daily net agricultural commodity position.

    CURRENCY RISK

    Our global operations require active participation in foreign exchange markets. In order to reduce the risk of foreign exchange rate fluctuations, we follow a policy of hedging net monetary assets and liabilities denominated in currencies other than the functional currencies applicable to each of our various subsidiaries. Our primary exposure is related to our businesses located in Brazil and to a lesser extent Argentina, Europe and Asia. To minimize the adverse impact of currency movements, we enter into foreign exchange swap and purchased option contracts to hedge currency exposures.

    When determining our exposure, we exclude intercompany loans that are deemed to be permanently invested. Permanently invested intercompany loans will not be repaid and therefore are treated as analogous to equity for accounting purposes. As a result, the foreign exchange gains and losses on these borrowings are excluded from the determination of net income and recorded as a component of accumulated other comprehensive income (loss). The balance of permanently invested intercompany borrowings was $290 million and $0 as of December 31, 2000 and 1999, respectively.

    For risk management purposes and to determine the overall level of hedging required, we further reduce the foreign exchange exposure determined above by the value of our agricultural commodities inventories. Our agricultural commodities inventories, because of their international pricing in U.S. dollars, provide a natural hedge to our currency exposure.

    Our net currency position, including cross-currency swaps and currency options, and our market risk, which is the potential loss from an adverse 10% change in foreign currency exchange rates, is set forth in the following table. In addition, we have provided an analysis of our foreign currency exposure after reducing the exposure for our agricultural commodities inventory. Actual results may differ from the information set forth below.

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                1999           2000
                                                              --------       --------
                                                                 (US$ IN MILLIONS)
BRAZILIAN OPERATIONS:
  Net currency position, from financial instruments,
    including derivatives..............................        $  616         $  665
  Market risk..........................................            62             67

  Agricultural commodities inventories.................           428            637
  Net currency position, less agricultural commodities
    inventories........................................           188             28
  Market risk..........................................            19              3
OTHER:
  Net currency position, from financial instruments,
    including derivatives..............................            67            223
  Market risk..........................................             7             22

  Agricultural commodities inventories.................            58            208
  Net currency position less agricultural commodities
    inventories........................................             9             15
  Market risk..........................................             1              2

    The decrease in net currency position in 2000 compared to 1999 was due to our ongoing effort to reduce foreign currency exposures, including the reorganization of the capital structure of many of our Brazilian subsidiaries through the use of permanently invested intercompany loans.

    INTEREST RATE RISK

    The fair value of our long-term debt is estimated below using discounted future cash flows based on our current borrowing arrangements. Market risk is estimated as the potential change in fair value resulting from a hypothetical one percentage point change in interest rates.

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                1999           2000
                                                              --------       --------
                                                                 (US$ IN MILLIONS)
Fair value of long-term debt, including current
  portion..............................................        $1,035         $1,206
Excess of carrying value over fair value...............            86             51
Market risk............................................        $    9         $    7

    The increase in fair value of long-term debt in 2000 over 1999 was due to our increased debt levels resulting from the acquisition of Manah and Fosfertil in 2000.

    There have been no significant changes in our commodities, currency or interest rate market risk since December 31, 2000, except for an increase in our permanently invested intercompany loans to $493 million as of March 31, 2001 from $290 million as of December 31, 2000, which will serve to further reduce our exposure to foreign exchange gains and losses.

                               INDUSTRY OVERVIEW

    The farm-to-consumer food supply chain stretches from raw materials, such as seeds, fertilizers and agricultural commodities, to animal feed products to retail food products. Agricultural commodities have two primary end uses: food or animal feed ingredients. Production processes for all agricultural commodities are capital-intensive and similar in nature. These processes involve grinding, crushing or milling with further value added through extraction, refining and other methods. Generally, a commodity can be processed by any of these methods to produce additional value-added products ranging from vegetable oils, flour, meal and nutritional ingredients to finished food products such as margarine, bread and other bakery products and breakfast cereals. The food supply chain involves numerous industry participants, including farmers, fertilizer producers and other raw material suppliers, grain originators, feed and livestock producers, food and beverage processors, food distributors, retail outlets and, ultimately, consumers. The following diagram illustrates the range of our operations within this supply chain.

                             THE FOOD SUPPLY CHAIN

                                   [DIAGRAM]

FERTILIZER.............. AGRIBUSINESS................................. FOOD PRODUCTS.......................

AGRIBUSINESS

    GENERAL

    Oil bearing crops, including oilseeds such as soybeans, cottonseed, peanuts, canola and sunflower, and other crops such as palm and coconut, and grains, including wheat, rice, corn, barley, oats and rye, are a fundamental part of the diet of humans and livestock. Oil bearing crops are the primary source of protein meals, which are used in animal feed, and edible oils. Soybeans are the principal oil bearing crop produced globally. Wheat is one of the world's principal food grains, while corn is the world's most important animal feed grain. The following chart shows the global production for 1999/2000 of the principal grains and oil bearing crops, including oilseeds, as well as the amount produced by the United States, Brazil and Argentina.

                                                    USA       BRAZIL    ARGENTINA    WORLD
                                                  --------   --------   ---------   --------
                                                          (MILLIONS OF METRIC TONS)
Soybeans........................................     72         34         21         159
Oilseeds (including soybeans)...................     82         35         28         302
Wheat...........................................     63          2         16         588
Corn............................................    240         32         17         606
Rice (milled)...................................      7          8          1         408

        SOURCE: USDA WORLD AGRICULTURAL PRODUCTION - MARCH 2001

    According to the United States Department of Agriculture, known as the USDA, soybeans represent over 50% of global oilseed production. Soybeans are crushed to produce meal and oil, producing approximately 82% meal and hulls and 18% oil. From 1996 to 2000, global volumes of soybeans crushed increased at a compound annual growth rate of 4%. In 2000, approximately 109 million metric tons of soybean meal and 25 million metric tons of soybean oil were produced worldwide. The USDA forecasts that these numbers will increase to 138 and 31 million metric tons, respectively, by 2010.

    The following factors affect the market for agricultural commodities, as well as growth and profitability in the agribusiness industry.

    GROWTH IN INCOME AND POPULATION

    Income and population are the most important factors affecting the demand for food and animal feed. Studies have shown that as incomes rise in developing countries, food consumption increases and diets diversify to include more products such as edible oils and meats. As incomes further increase, consumption patterns change to include processed foods and food prepared away from home. Increased demand for edible oils requires an increase in the production of oil-bearing crops. An increase in meat consumption requires more livestock to meet the demand, which in turn creates a corresponding increase in the consumption of animal feed.

    The United Nations Food and Agricultural Organization, known as the FAO, predicts that by 2030, the world's population will increase by over 2 billion people, a 35% increase from 1999. The FAO also predicts that rising population and income levels over the next 30 years will cause worldwide edible oil consumption to increase by approximately 44%, and worldwide meat consumption to increase by approximately 27%. This growth in consumption of oils and meats is expected to require almost a doubling of production of oil bearing crops and will lead to an increase in the production of wheat and coarse grains of approximately 55% over the same period. In addition, the increasing deficit in developing countries between domestic production and demand for grains, oilseeds and related products will be addressed in large part through imports.

    GROWING GLOBAL DEMAND FOR FOOD

    The demand for food continues to grow in the world market. As a result, global consumption of agricultural commodities is growing despite regional economic downturns and adverse political conditions.

    SOYBEANS PROVIDE THE PRINCIPAL PROTEIN MEAL AND MOST WIDELY USED EDIBLE OIL

    Soybean meal is the preferred and dominant protein source for many animal feed industries, particularly the poultry and pork industries, representing 65% of global protein meal consumption. According to the USDA, poultry is the leading meat consumed in the United States and the production of U.S. poultry grew at a rate of 2.8% per year from 1996 to 2001, compared to the beef industry which grew at 0.5% per year over the same period. Soybean meal has a high protein content, an amino acid profile that is favorable for animal nutrition and is a viable substitute for more expensive protein sources in animal feed. Recently, concern over mad cow disease and the European Union ban on the use of meat and bone meal in animal feed have reinforced existing preferences for soybean meal and prompted additional farmers and animal feed producers to seek alternative protein sources for animal feed. Soybean meal is the most readily available and easily substitutable vegetable protein and is therefore positioned to benefit from a ban on the use of meat and bone meal. According to Oilworld, an edible oil industry trade publication, global soybean meal consumption grew at a compound annual growth rate of 4% from 1996 to 2000.

    Soybean oil is also the most widely used edible oil, representing 29% of total edible oil consumption worldwide. It is the dominant edible oil used in the United States and Brazil, representing 81% of all fats and oils consumed in the United States and over 80% of all edible oils consumed in Brazil. According to Oilworld, world soybean oil consumption grew at a compound annual growth rate of 4.2% from 1996 to 2000. The following graph illustrates historical and anticipated growth in global volumes of soybeans processed.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

In Millions of
Metric Tons

1976-80  63
1996-00  126
2016-20  201

               SOURCE: OILWORLD 2020 - OCTOBER 1999

    INFLUENCE OF GEOGRAPHIC FACTORS

    The availability of arable land, suitable climate and adequate infrastructure are essential to successful agricultural production. Countries that can produce surplus crops cost-effectively and efficiently, such as the United States, Brazil and Argentina, supply those that have production deficits. In 1999/2000, the United States, Brazil and Argentina accounted for 81% of global soybean production, 13% of wheat production and 47% of corn production. These three countries also accounted for 81% of world soybean and soy product exports, 80% of world corn exports and 54% of world wheat exports. Due to differences in growing seasons, northern and southern hemisphere nations generally supply the world market for oil bearing crops and grains at different times of the year. Agricultural products from the United States are most plentiful from September to November, while southern hemisphere products are more plentiful from April to August.

    We believe that increased demand for edible oils, protein meals and grains will require increased production by, and exports from, the United States, Brazil and Argentina. In addition, increases in arable land will be needed to meet anticipated growth in global food demand. Brazil has a large reserve of arable land. Estimates of the unforested arable land available for agricultural development in Brazil range from approximately 130 to 140 million hectares. In comparison, current land used in agricultural production in the United States totals 102 million hectares.

    The following country-specific geographic factors also influence the agricultural commodities industry in the countries in which we operate.

    - In Brazil, soybean production over the past ten years has been increasing in areas north of the traditional growing areas located in the southern states. Land in these northern Brazilian growing regions is cheaper than in the traditional growing areas, has a favorable climate for soybean growing and provides above average soybean yields.

    - In the United States, an efficient shipping, storing and handling infrastructure, utilizing barges, trains, trucks and abundant storage facilities moves in excess of 400 million metric tons of grains and oilseeds annually from the major production regions to the principal export port located in New Orleans, through which over 65% of U.S. grain exports are shipped.

    - In Argentina, the soybean industry has historically been export-oriented, with over 95% of domestic soybean oil and soybean meal production exported in 2000.

    EFFECTS OF CYCLICALITY ON THE OILSEED PROCESSING INDUSTRY

    Profitability in the global oilseed processing industry is cyclical in nature. While growth in demand for soybean products has continued over time, this has also encouraged industry participants to make capacity additions which in the short term can exceed increases in demand. Because of the two to three years required to build an oilseed processing plant and the inability of a party constructing a new facility to predict when other industry capacity increases may become operational, capacity levels may not correspond with actual demand growth. In addition, the location of a soybean processing plant, including its proximity to the growing areas and access to export-import facilities, is a critical factor affecting profitability in the industry. In periods when industry capacity exceeds the growth in demand, profitability declines and inefficient and poorly located facilities are generally closed. Most recently in the late 1990's, significant additional soybean processing capacity became operational just as demand growth for soybean meal and oil in developing countries was slowing as a result of the Asian financial crisis. During the same time, China, a large importer of soybean meal and soybean oil, changed its import duties, which reduced its demand for imported soybean meal and oil. The combination of these factors caused industry-wide oilseed processing margins to decrease significantly. Recently, the oilseed processing industry has shown signs of emerging from this latest down cycle, as the closure of less efficient oilseed processing facilities in the United States and Brazil has contributed to an improved balance in industry capacity.

    BARRIERS TO ENTRY IN THE AGRIBUSINESS INDUSTRY

    We believe that the scale and global reach required to compete effectively in the agribusiness industry present barriers to entry and are advantageous to established market participants. High capital costs are incurred in building, acquiring and upgrading necessary facilities and equipment while substantial short-term credit is needed to acquire and store sufficient levels of inventory. Assembling the logistics capabilities and assets needed to transport products is difficult, as is marketing these services to customers. A reliable supply of agricultural commodities inventory must also be established, which necessitates direct relationships with grain producers. In addition, geographic and product balance, which is difficult and expensive to achieve, is essential to success in the agribusiness industry. Finally, the complexities associated with risk management require significant intellectual capital which is generally challenging and time consuming to create in, or transfer to, new organizations. These factors favor companies with multiple sources of supply, a diversified customer base and value-added activities over companies with a regional or pure trading focus. Increasingly, many smaller companies are either being acquired by larger competitors or exiting the business.

FERTILIZER

    GENERAL

    Nitrogen, phosphate and potassium, collectively referred to as NPK, are the main ingredients used in the composition of most agricultural fertilizers. Fertilizer producers create different mixes of these ingredients based on the soil conditions and crops on which the fertilizers will be used. There are two components to the NPK fertilizer industry: nutrients and retail. The nutrients component includes the mining, extraction or production of basic raw materials such as phosphate rock, natural gas and potash, and the production of intermediate products, such as low and high concentration phosphates, phosphoric acid, urea, ammonia and potassium nitrate, which are derived from these raw materials. This area also includes the sale of some of the by-products of the raw material production process that are used in animal feed rather than plant food formulations. The retail component refers to the production and sale of agricultural fertilizers to farmers and other users. The fertilizer industry is very capital intensive and requires knowledge of and experience with technological production processes, as well as the ability to access raw materials in a cost effective manner. Fertilizer producers also need to develop extensive logistics systems to effectively sell and market retail fertilizer products.

    THE BRAZILIAN FERTILIZER INDUSTRY

    While Brazil's base of developed arable land continues to increase, its crop yields, which are improving as a result of increased use of fertilizers, remain relatively low. Brazil is the fastest growing major fertilizer consumption market in the world, with a compound annual growth rate of over 7% between 1991 and 2000 according to the Associacao Nacional para Difusao de Adubos (ANDA), a Brazilian fertilizer industry association. Despite these significant increases, Brazil's fertilizer consumption is still significantly lower per hectare than in developed countries, such as the United States, which are characterized by low growth in fertilizer consumption. In 2000, Brazil was the world's fourth largest retail fertilizer market in terms of sales volume. According to the Brazilian Ministry of Agriculture, the use of fertilizers in Brazil is expected to continue to increase, primarily due to the continued conversion of its large reserve of arable land to agricultural production and efforts to increase low crop yields in areas currently under cultivation.

    The following chart illustrates crop yields per hectare for selected agricultural commodities in Brazil and the United States:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Kilograms per hectare

          BRAZIL   USA
Rice       2,745  6,852
Corn       2,634  7,997
Soybeans   2,293  2,527
Wheat      1,757  2,440
Cotton       453    794

Source: International Fertilizer Association - May 1998

    The requirements for fertilizer in Brazil also differ from other major fertilizer markets in the type and preparation of raw materials that are used. For example, the percentage of nitrogen used in NPK fertilizer mixes in Brazil is much lower than in the United States. This is primarily due to differences in soil quality and lower production of crops such as corn, which require fertilizers containing more nitrogen.

    The major phosphate-based raw material consumed by Brazilian farmers is single super phosphate, a product manufactured using phosphate rock and sulfuric acid. Brazilian agriculture uses more single super phosphate than other phosphate-based fertilizer raw materials such as monoammonium phosphate and diammonium phosphate, which are more commonly used in other major fertilizer markets. The preference for single super phosphate is due to the need for sulfur and calcium in Brazil's soil.

    Logistics management is important in the Brazilian fertilizer industry as the Brazilian transportation infrastructure is not as efficient as in developed countries. Transporting some fertilizer raw materials such as phosphate rock can be expensive due to their volume and weight. Since the majority of Brazilian fertilizer raw materials are imported, transporting these raw materials inland to the growing areas also adds significant transportation costs to this business. Significant cost advantages can be achieved by having access to local raw materials, as well as the ability to back-haul or transport goods such as agricultural commodities from inland locations to export-import points.

    In recent years, the Brazilian fertilizer industry has experienced consolidation, as a number of companies have merged and some small, regional retail companies have exited the market. Currently, four companies account for more than half of the total production of fertilizers in Brazil.

FOOD PRODUCTS

    GENERAL

    The food products industry is extremely broad and encompasses businesses involved in the production and sale of finished and semi-finished food products, including food products sold to retail stores and the foodservice industry, as well as food ingredients sold to food processors.

    The following factors affect the markets in which our food products division competes:

    CHANGING CONSUMER CONSUMPTION PATTERNS

    As with agricultural commodities, the demand for food products is affected by changes in population, income levels and other demographic factors. Patterns of consumption change as buying decisions become convenience oriented, leading to consumption of more prepared foods and foods eaten away from home, both of which are prepared and sold by the retail and foodservice sectors. In the United States, more than 50% of food expenditures are made for food prepared away from home. In Brazil, the percentage is half that of the United States but is growing more rapidly.

    CUSTOMER CONSOLIDATION AND MIGRATION

    The supermarket sector in the United States and Latin America is experiencing consolidation. As supermarket operators have grown, they have reduced the number of suppliers with which they do business and have been able to exert greater purchasing power over branded food companies. The consolidation of supermarkets and the emergence of club stores have also stimulated the private label market, providing supermarkets with the ability to differentiate themselves from their competitors and capture higher margins. In addition, the U.S. in-store bakery market has begun to mature. In order to improve profitability and quality and to reduce labor costs, many in-store bakeries have migrated from using baking mixes to frozen dough, partially-baked and thaw-and-serve products, which allows suppliers such as ourselves to capture additional margins from these higher value-added products.

    IMPORTANCE OF DISTRIBUTION CHANNELS

    The ability to sell multiple products through the same distribution channels is an important advantage in the food products industry. In the United States, there is a well established domestic food distribution system, and although it is not essential for food companies to have their own distribution capabilities, relationships with distributors are very important. In Brazil, food distribution channels are still developing and represent a growth area in the food products industry. Therefore, food companies that have distribution capability in Brazil possess a significant competitive advantage.

    GROWING DEMAND FOR FOODS OFFERING HEALTH BENEFITS

    Soy proteins are an important substitute for animal protein and have functional characteristics with wide applications in the processed meat and bakery industries. In addition, soy-based food ingredients are at the forefront of the growing nutraceutical foods, or foods intended to produce specific health benefits, market which is fueled by consumer concern over diet, an aging population and increasing health care costs. In 1999, the FDA publicly recognized the role isolated soy proteins can play in lowering the incidence of coronary heart disease. The soy ingredients market offers favorable profit margins. We estimate that global sales of soy protein products will reach
$1.7 billion in 2001, and will grow at a rate in excess of 10% per year for the next five years.

                                    BUSINESS

OVERVIEW

    We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain which ranges from raw materials such as grains and fertilizers to retail food products such as flour and margarine. We have primary operations in North and South America and worldwide distribution capabilities. We conduct our operations in three divisions: agribusiness, fertilizer and food products. In 2000 and the first three months of 2001, we had total net sales of $9,667 million and $2,472 million, income from operations of $296 million and $74 million and EBITDA of $445 million and $112 million. We believe we are:

    - the largest processor of soybeans in the Americas and among the world's leading exporters of soybean products based on volumes;

    - the largest producer and supplier of fertilizers to farmers in Latin America based on volumes;

    - the market leader in edible oils and shortenings in Brazil and in premium edible oils in the United States based on sales;

    - among the world's largest corn dry millers and the largest wheat miller in Latin America based on volumes; and

    - one of three major manufacturers of isolated soybean protein worldwide based on sales and volumes.

    Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. Our primary grain origination and oilseed processing assets are located in the United States, Brazil and Argentina. We have international marketing offices in 17 countries. In 2000 and the first three months of 2001, net sales in our agribusiness division were $6,327 million and $1,765 million, respectively, representing 65% and 71% of our total net sales, respectively.

    Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to sales of mixed fertilizer formulas. Our fertilizer activities are primarily located in Brazil. In 2000 and the first three months of 2001, net sales in our fertilizer division were $1,466 million and $283 million, respectively, representing 15% and 11% of our total net sales, respectively.

    Our food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products. These businesses produce and sell food products such as shortenings, edible oils, margarine, mayonnaise, milled products, bakery mixes and baked goods and food ingredients to food processors, foodservice companies and retail outlets. Our food products division, primarily located in the United States and in Brazil, benefits from a stable source of soybeans, crude vegetable oil, wheat and corn provided by our agribusiness operations. In 2000 and the first three months of 2001, net sales in our food products division were $1,874 million and $424 million, respectively, representing 20% and 18% of our total net sales, respectively.

    We were founded in 1818 in Amsterdam, The Netherlands as a grain trading company. During the second half of the 1800's, we expanded our grain operations in Europe and also entered the South American agricultural commodities market. In 1903, we entered the South American food products industry and in 1938, we entered the fertilizer industry in Brazil. We started our United States operations in 1923 and in 1999 moved our corporate headquarters to their current location in the United States.

    In the early 1990's, our management team developed and began to carry out a strategy of selling non-core assets and focusing our efforts on growth in agribusiness. As part of this strategy, we acquired two major Latin American soybean processing companies to become the leading soybean processor in the Americas. We also acquired eight Brazilian fertilizer companies between 1996 and 2000 to become the largest and only vertically integrated fertilizer company in Brazil. In 1999, we developed an international marketing operation which has resulted in significant growth in our agribusiness operations. This focused strategy and its implementation have allowed us to grow significantly into the leadership position we presently occupy in each of our business divisions. See "--Recent Acquisitions and Divestitures."

OUR COMPETITIVE STRENGTHS

    We believe our business benefits from the following competitive strengths:

    - SIGNIFICANT SYNERGIES WITHIN AND AMONG OUR BUSINESSES. By operating in complementary businesses throughout the food supply chain, we enjoy significant operating advantages and logistical efficiencies. For example:

       - In our agribusiness division, we use our geographically balanced supply relationships, storage and processing facilities and logistics infrastructure to provide our domestic and international marketing operations with a diverse set of grains and oilseeds such as soybeans, wheat, corn and sorghum, for sale to our customers.

       - In our fertilizer division, we supply fertilizers to Brazilian farmers as part of our crop financing initiatives. The farmers repay us with crops, providing us with a significant supply of soybeans and other grains for our agribusiness and food products divisions. This reinforces our relationships with farmers and preserves cash for other uses. Our fertilizer operations also benefit from our internal sources of raw materials.

       - In our food products division, we are able to capitalize on synergies with our agribusiness division by supplying a significant portion of our raw material requirements from our agribusiness operations, such as crude vegetable oils for our edible oil products and wheat and corn for our wheat milling and bakery products and corn products businesses, thereby ensuring an adequate supply of raw materials for these businesses.

       - We also enjoy significant operating efficiencies as a result of our ability to share transportation and logistics infrastructure among our businesses.

    - GEOGRAPHIC BALANCE AND POSITIONING. We have substantial agricultural commodities origination facilities in both the northern and southern hemispheres and are the only agricultural commodities company with a near equal balance between them. Our international marketing operations thus benefit from having a constant supply of grains and oilseeds throughout the year to satisfy customer orders. The geographic balance of our operations also mitigates the risks of exposure to any one particular region. For example, should one of the areas in which we operate experience drought or a crop shortfall, our operations in other regions could continue to provide a steady supply of products while benefiting from any resulting price increases. Additionally, we have access to products from both GMO and GMO-free regions, thereby allowing us to meet individual customers' GMO order specifications.

    - DOLLAR-DENOMINATED OR DOLLAR-LINKED GLOBAL BUSINESS. Our net sales in our agribusiness and U.S.-based food products divisions are either denominated in, or linked to, the U.S. dollar. Furthermore, the Brazilian fertilizer industry, due to its relationship to the agriculture sector which derives its profitability from dollar-based international commodity prices, has historically been able to adjust its sales prices in response to the effects of exchange rate fluctuations on imported raw material costs. Consequently, the impact of a currency devaluation on profitability in our agribusiness and fertilizer operations is limited. In addition, currency fluctuations can also have a positive effect on our results of operations through margin expansion resulting from reductions in local currency-denominated costs and a stable U.S. dollar-based revenue stream. In addition, we are insulated from reduced demand for our agricultural commodity products in the United States and Brazil caused by economic downturns in those countries because of our ability to rapidly shift the balance of our sales between domestic and export markets.

    - SCALE, QUALITY AND STRATEGIC LOCATION OF OUR FACILITIES. We operate large, efficient and well maintained agricultural commodities storage and oilseed processing facilities, generating economies of scale and reducing overall costs. We have also selectively located many of our facilities in close proximity to our suppliers, domestic customers, edible oil refineries and key export points to reduce transportation costs and delivery times for our products. For example, our United States storage facilities are primarily located along the Mississippi River, facilitating efficient transportation of soybeans and grains from their production areas to the principal export port of New Orleans. In Brazil, we have storage facilities in all 14 soybean producing states and the number and location of these facilities gives us the storage capacity necessary to take advantage of the wide seasonal fluctuations in inland transportation costs. In Argentina, our oilseed processing plants are located in or near export ports and close to major soybean growing areas.

    - WELL-POSITIONED IN HIGHER GROWTH AREAS OF OUR MARKETS. We believe that we are well-positioned in the higher growth areas of the markets in which we operate. For example, in our agribusiness division, we have a leading position in originating and processing soybeans in our principal markets and exporting soybean products, the consumption of which is rising faster than other oilseeds. Our leadership position in the Brazilian soybean origination and processing markets will allow us to benefit from anticipated growth in Brazilian agricultural output, while our significant share of agricultural commodities storage capacity along the southern Mississippi River in the United States positions us to benefit from expected continued future growth in United States agricultural commodity exports. In our fertilizer division, our market leadership position in the Brazilian fertilizer industry will enable us to capitalize on anticipated accelerated growth in the Brazilian fertilizer market. In our food products division, we are well-positioned in our soy ingredients business due to our significant production of isolated soybean proteins, the demand for which is expected to grow in excess of 10% per year for the next five years. In our edible oil products business, our leading retail market position in Brazil and foodservice market position in the United States will allow us to benefit from increases in per capita oil consumption in Brazil and the growth of private label products and food products prepared and eaten away from home in Brazil and the United States. Our frozen bakery expertise allows us to benefit from the migration of retail and foodservice customers from fresh baking to higher margin frozen baked goods.

    - BROAD RANGE OF PRODUCTS AND SERVICES PROVIDED TO CUSTOMERS. We offer multiple services and support to our customers in each of our divisions, enabling us to expand our revenue base and customer relationships. Our agribusiness division provides storage, freight services, trade finance, risk management and the ability to procure fertilizer products for customers. Our fertilizer division provides technical assistance to farmers by assisting in the application of fertilizers. In our food products division, we work with customers on product application and new product development.

OUR BUSINESS STRATEGY

    Our objective is to continue growing our business and increasing our profitability by focusing on the following key strategies:

    - EXPAND OUR CORE BUSINESSES THROUGH INTERNAL GROWTH. We intend to continue to grow by selectively expanding and extending our operations in each of our divisions. For example, we plan to continue to expand our global distribution capabilities in our agribusiness division through our growing network of international marketing offices. In 2000 and 2001, we established ten international marketing offices, giving us a total of 19 offices in 17 countries. As a result of this expansion, we have become a significant exporter of protein meal to Europe and edible oils to India and a significant exporter of soybeans to China. We also have announced our intention to capitalize on our leading market position in the fertilizer industry in Brazil to expand our fertilizer operations into Argentina. In addition, we entered the United States frozen bakery market in 1998 and since then have expanded our frozen bakery capacity and output to meet increased customer demand for frozen products in their efforts to reduce costs.

    - PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We intend to continue to pursue selective strategic acquisitions and alliances. We have a long record of expansion through acquisition. Most recently, in 2000, we acquired a controlling interest in Manah which solidified our leading market share in the Brazilian fertilizer industry and improved our access to raw materials. In 1997, we acquired Ceval Alimentos S.A., a predecessor of Bunge Alimentos, and, as a result, we became the leading soybean processor in the Americas. In addition, we have an alliance with Aceitera General Deheza S.A., the fourth largest soybean processor in Argentina, which gives us the leading position in the Argentine oilseed processing market and joint ownership of strategically-located ports and soybean processing facilities. The key characteristics of our acquisition candidates and business partners will include companies that can:

       - add additional or complementary product or distribution capabilities;

       - broaden our geographic presence, enhance our scale or increase penetration of existing markets; and

       - complement our current businesses and thereby become part of our integrated business.

    - INCREASE OUR PRODUCTION OF SOYBEAN-BASED FUNCTIONAL INGREDIENTS AND NUTRACEUTICALS. We are one of only three major manufacturers of isolated soy proteins in the world and are an established lecithin producer. We intend to apply our significant capital resources and expertise to expand our manufacturing capacity of soy ingredients and pursue acquisitions and alliances in order to achieve greater market presence in this high margin, fast-growing business. We also plan to expand our product capabilities in this business to include a new line of soybean-based micro-ingredients, such as sterols, tocopherols and isoflavones, to meet growing market demand for nutraceutical food products containing these ingredients.

    - EXPAND INTO HIGHER GROWTH ASIAN MARKETS. We intend to increase our existing presence in China and India, countries that are expected to generate much of the world's demand for grains and oilseed products. After China, India is the world's largest import market for edible oil. We currently operate in India through an oilseed processing joint venture which we plan to expand, with a particular focus on edible oils. We are also currently exploring grain origination and other oilseed processing opportunities in India. We participate in the Asian palm oil market through merchandising operations in Indonesia, Singapore and Kuala Lumpur.

    - IMPROVE OUR ASSET EFFICIENCY. We intend to continue to increase our capacity utilization by improving our operating efficiency and shifting production to more efficient facilities. We closed four oilseed processing facilities in the United States and Brazil in 2000. In addition, we plan to further develop our logistics and transportation capabilities in order to reduce costs, as evidenced by our current Destrehan, Louisiana export elevator upgrade. We have also undertaken several Internet-based initiatives designed to improve our levels of customer contact and service while reducing costs.

    - OPTIMIZE OUR CORPORATE CAPITAL STRUCTURE. We are restructuring our outstanding debt in an effort to create a more efficient capital structure. We began this restructuring in 2000 by raising $1 billion in the international capital markets, which was used primarily to reduce high-cost third party borrowings of our Brazilian subsidiaries. Using these funds and the proceeds from this offering, we intend to become more efficient in our use of working capital, lower our interest costs, reduce our foreign exchange transaction risk, increase our access to international capital markets and pursue other means of lowering our cost of capital, such as reducing borrowings by our emerging markets subsidiaries. We believe that a low cost of capital will facilitate additional internal and external growth in a cost-effective manner.

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
AGRIBUSINESS

    Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. In 2000, we originated, processed and marketed 46.3 million metric tons of grains and oilseeds.

    GRAIN ORIGINATION

    OVERVIEW. Grain origination involves purchasing, storing and merchandising oilseeds and grains. The principal agricultural commodities that we handle in our grain origination operations are soybeans, wheat, corn and sorghum. We purchase oilseeds and grains at market prices. We sell oilseeds and grains to both domestic and international oilseed processors, feed manufacturers, millers, livestock producers and intermediaries, as well as to our own oilseed processing operations and food products division.

    In 2000, we used 53% of the oilseeds and grains that we originated in our own oilseed processing operations, and the balance was either exported through our international marketing network or sold domestically. Of the total amount of agricultural commodities we originated in 2000, 68% was soybeans, 24% was corn or sorghum, 7% was wheat and the remainder consisted of barley, oats and rapeseed. In 2000, we originated approximately 45% of our soybeans in the United States, 43% in Brazil and 12% in Argentina. We are the leading soybean originator in Brazil, particularly in the new growing areas.

    We obtain all of our oilseeds and grains from third parties, either directly through individual relationships and purchase contracts with farmers, or indirectly through intermediaries. We do not engage in any farming operations. We purchase the large majority of our oilseeds and grains at elevators that we operate. Elevators are facilities that serve as consolidation and storage points for harvested oilseeds and grains. We also purchase oilseeds and grains from intermediaries or other suppliers in those areas where we do not currently have origination facilities. Farmers generally sell their production to the closest elevator in order to minimize their transportation costs. While location and price are the key factors in origination, we strive to maintain the best possible relationships with those farmers from whom we buy grain by offering flexibility in our purchasing contracts, fast decision making and providing quick and reliable discharging service.

    In addition, in Brazil, where there are fewer sources of crop financing than in the United States, we are directly involved in providing financing services to farmers. Since 1985, we have offered crop financing in Brazil without experiencing material write-offs. Our crop financing loans are typically secured by the farmer's crop and a mortgage on the farmer's land and other assets. The amount of each advance is limited to a predetermined fraction of the individual farmer's historical average output in order to contain our exposure to crop shortfalls. These loans carry market interest rates and are repaid in soybeans or other grains, the value of which is pegged to the U.S. dollar due to the international pricing of these agricultural commodities, thereby reducing any transfer or convertibility risk. As of March 31, 2001, our total secured advances to farmers were $187 million. We also supply fertilizers to farmers as part of our crop financing initiatives, a feature that affords us greater financial flexibility by allowing us to retain cash internally. In 2000, over 5% of our fertilizer net sales were made in conjunction with crop financing transactions.

    FACILITIES. In the United States, we have 63 inland and export grain elevators. Our United States elevators are primarily located south of St. Louis, Missouri along the Mississippi River and its tributaries, an efficient location for export, where we have a significant share of that area's total elevator storage capacity. We also have storage facilities at our soybean and corn processing plants where we originate oilseeds and grains from farmers and other sellers directly for processing.

    In Brazil, we have extensive coverage of the growing areas with storage facilities in all 14 soybean producing states. We operate more than 176 elevators in Brazil. We were one of the first companies to operate storage facilities in the newer growing regions of Brazil. In Argentina, we have four storage facilities, all located in the agricultural growing areas.

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    DISTRIBUTION.  Once purchased, oilseeds and grains are either transported to one of our storage or processing facilities, or sold to other companies in either the export or domestic markets. In the United States, we use approximately 4,000 rail cars, 450 river barges and three chartered tugboats to move oilseeds and grains from our elevators along the Mississippi River and its tributaries to export terminals in New Orleans and to our processing facilities with river access. In Brazil, where there is limited rail infrastructure, we contract with independent trucking services, making us one of the largest consumers of logistics services in the country. In Argentina, we transport oilseeds and grains principally by truck and, to a lesser extent, by rail and barge, along the Parana River from the growing areas to export points in the provinces of Santa Fe and Buenos Aires.

    Because of the importance of exports to our business, we operate a number of strategically located export facilities.

    - We are involved in the operation of two export elevators in New Orleans, owning one and having access to another through an alliance with the United States subsidiary of Zen-Noh, the largest Japanese agricultural cooperative.

    - We operate seven export facilities in Brazil which handle soybean, soybean meal and oil exports, as well as fertilizer raw material and wheat imports.

    - In Argentina, we have a joint venture for operating two upriver ports in the province of Sante Fe, Terminal 6 for exporting oilseeds, grains, meal, and oil, and Guide for exporting edible oil. We also operate the port of Bahia Blanca in the province of Buenos Aires for exporting oilseeds and grains. The Terminal 6 and Bahia Blanca export facilities are among the largest in Argentina.

    - In Quebec City, Canada, we operate the only grain handling facility with rail access and a deep-water berth on the St. Lawrence Seaway.

    OILSEED PROCESSING

    OVERVIEW. Oilseed processing involves crushing oilseeds to produce meal, hulls and crude oil. Soybeans are the world's most important oilcrop and the primary focus of our oilseed processing operations. We believe we were the largest soybean processor in the Americas and the third largest in the United States in 2000. We believe we are the largest soybean processor in Brazil and, through our alliance with Aceitera General Deheza S.A., the largest soybean processor in Argentina. Virtually all soybeans used in our oilseed processing operations are supplied by our own grain origination operations.

    FACILITIES. In the United States, we operate seven oilseed processing facilities. Our facilities are strategically located in the primary poultry producing areas, the primary soybean growing areas and the primary river tributary for export. We built our Council Bluffs, Iowa plant in 1999 to take advantage of increased soybean production in Minnesota, North and South Dakota, Iowa and Nebraska, as well as convenient rail access, low-cost electrical power and a well-educated workforce. We believe the Council Bluffs plant is one of the largest and most modern oilseed processing facilities in the United States. Two of our U.S. oilseed processing facilities have adjacent or attached edible oil refineries, thereby eliminating the transportation expenses which we would otherwise incur in shipping crude oil to our edible oil refineries. The edible oils produced in our refineries are generally packaged and sold to customers as part of our food products division's edible oils product line.

    We operate a total of nine oilseed processing facilities in Brazil. In Brazil, as in the grain origination industry, we initiated the move of the oilseed processing industry into the newer growing areas, securing advantageous locations for our facilities. Approximately 56% of our Brazilian oilseed processing assets are now located in the newer growing regions of Brazil.

    In Brazil, we believe we have, on average, among the largest oilseed processing facilities in the industry. Several of our Brazilian oilseed processing facilities also have attached edible oil refineries.

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
    In Argentina, we operate three oilseed processing facilities. These plants are located in or near export ports and close to major soybean growing areas. Our plant at Terminal 6 in the port of Rosario, Sante Fe is one of Argentina's largest and most modern. We also lease oilseed processing and storage capacity at an additional oilseed processing plant in Argentina from a third party. One of our plants has a small attached edible oil refinery that produces and sells bulk refined soybean, safflower and peanut oils.

    DISTRIBUTION. The principal purchasers of our soybean meal and hulls include feed manufacturers and livestock, poultry and aquaculture producers that use these products as animal feed ingredients. In 2000, our sales of soybean meal were approximately $2,000 million. The principal purchasers of our soybean oil are edible oil processing companies, including our own food products division, which accounted for approximately 20% of our total output of crude vegetable oil in 2000. In the United States, we export approximately 30% of our soybean meal production and 20% of our soybean oil production and sell the remainder domestically. In Brazil, we export approximately 77% of our soybean meal production and 65% of our soybean oil production and sell the remainder domestically. In Brazil, we have export facilities located in the traditional southern export points, but are also able to ship from northeast export points, allowing us to take advantage of shorter distances to Europe. Our Argentine export facilities are strategically located at both that country's northern river export points and a southern coastal export point.

    In both the United States and Brazil, some domestically produced soybean meal is used in the production of meat and poultry that is ultimately exported. As a result, our oilseed processing operations in those countries benefit from global demand for United States and Brazilian poultry and pork exports. In Argentina, where the domestic population base is proportionally small compared to the availability of agricultural resources, the agricultural commodities industry has traditionally been export oriented. Approximately 90% of our net sales in Argentina are made to foreign markets.

    INTERNATIONAL MARKETING

    Our international marketing operations link our grain origination and oilseed processing operations with our overseas customers while managing commodity, credit, freight and political risks. We also provide the trade finance and ocean transportation services required by our customers.

    Historically, we sold significant amounts of agricultural commodities to dealers, many of whom were also our direct competitors. In recent years, privatization within the agricultural sector in many emerging market countries has increased the number of consumers who purchase their agricultural commodities directly in the international markets, creating a more diversified customer base that prefers to deal directly with suppliers to ensure consistent quality and that seeks a reliable, year-round supply and a variety of associated logistical and financial services. To capitalize on the opportunities created by privatization in many emerging markets and to capture additional margins and maximize the value of our origination and processing assets, we developed an international distribution and marketing business in 1999. Our international marketing operations have grown to 19 offices and 221 employees in 17 countries as of March 31, 2001.

    We are currently focusing on expanding our international marketing initiatives in Europe and Asia, where we seek to differentiate our product quality and service capabilities by maintaining a local presence in order to understand and capitalize on local purchasing patterns. Europe is the world's largest soybean meal import market. Southern Europe and the Mediterranean are characterized by numerous small buyers with extensive service needs, while northern Europe is a more mature market dominated by large, price-sensitive cooperatives. Through our offices in Europe, we target these markets and seek to meet their specific needs. With offices in eastern Asia and India, we intend to increase our total market share in potential higher growth Asian markets. The number of dealers participating in the international marketing business has decreased since we began our trading and marketing operations.

    In addition, to expand the scope of our distribution and marketing capabilities, we engage in the origination of palm oil and Indian soybean meal for shipment to Asia and Europe and lease warehouse

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
space at several destination points. In Italy and Portugal, we have entered into toll crush, or lease term, agreements to supply raw materials and merchandize the resulting meal and oil products.

    COMPETITION

    Our major competitors in the grain origination business include ADM, Cargill, Cenex Harvest States Cooperatives, ConAgra, Consolidated Grain and Barge Company, other agricultural cooperatives and trading companies such as Louis Dreyfus Group. Our major competitors in the oilseed processing business include ADM, Cargill and the Central Soya Company, Inc., a subsidiary of Cereol S.A., and regional participants such as Ag Processing Inc. in the United States and Louis Dreyfus in Argentina and Brazil. Our major competitors in the international marketing area include ADM, Cargill, Louis Dreyfus and Tradigrain Inc.

FERTILIZER

    OVERVIEW

    We are currently the only integrated fertilizer producer in Brazil, participating in all stages of the business, from mining of raw materials to selling of mixed fertilizers, with an annual output of approximately
10.2 million metric tons of fertilizer products.

    Since 1996, we have made eight acquisitions in the Brazilian fertilizer industry to expand our product lines, improve our access to raw materials and broaden our market share. The most significant of these acquisitions was our acquisition of Manah in April 2000. See "--Recent Acquisitions and Divestitures." We currently account for over 30% of the NPK retail market in Brazil in terms of tonnage.

    OUR FERTILIZER PRODUCTS AND SERVICES

    Our fertilizer division is comprised of nutrients and retail operations. Our nutrients operations include the mining and processing of phosphate ore and the production and sale of intermediate products to fertilizer mixers and cooperatives. The primary products we produce in our nutrients operations are single super phosphate, dicalcium phosphate and phosphoric acid. We are the leading producer of phosphate-based animal feed ingredients in South America and the leading manufacturer of dicalcium phosphate in Brazil. Our sales of dicalcium phosphate were approximately $212 million in 2000. Dicalcium phosphate is one of two major sources of calcium used in animal feed for livestock production. The other major source of calcium used in animal feed is meat and bone meal, the use of which has recently been banned in the European Union due to its linkage to mad cow disease.

    Our retail operations consist of producing, distributing and selling mixed NPK formulas, mixed nutrients and liquid fertilizer products directly to retailers, processing and trading companies and farmers. We market our fertilizers under the SERRANA, MANAH, OURO VERDE and IAP brands. We also provide fertilizer application services to farmers in Brazil using a technique called precision agriculture, a system currently used in developed countries such as the United States. Precision agriculture involves using sophisticated software, global positioning systems and automated equipment to tailor, map and apply fertilizer to farmland. This service is economically attractive for the farmer since it reduces fixed equipment and labor costs.

    Over 5% of our total fertilizer sales in 2000 were made in conjunction with Brazilian crop financing transactions. Our agribusiness division uses the fertilizers produced in our fertilizer operations to make crop financing loans. See "--Agribusiness--Grain Origination--Overview."

    MINES AND FACILITIES

    We operate five phosphate mines through our subsidiaries in Brazil. We also operate 15 processing plants in this division. Our mines and processing plants produced sufficient phosphate rock to supply

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
approximately 80% of our total phosphate requirements in 2000. Our facilities are strategically located in the key fertilizer consumption regions of Brazil, reducing transportation costs to our end user customers. Our mines are operated under concessions from the Brazilian government. The following table sets forth information about our mining properties.

                                                                   ANNUAL PRODUCTION     NUMBER OF
                                                                        FOR THE            YEARS
                                                                      YEAR ENDED       UNTIL RESERVE
NAME AND LOCATION                                  PRODUCT MINED   DECEMBER 31, 2000     DEPLETION
-----------------                                  -------------   -----------------   -------------
                                                               (MILLIONS OF METRIC TONS)
Araxa (Brazil)...................................    phosphate                .8             21(a)
Cajati (Brazil)..................................    phosphate                .6             22(a)
Catalao (Brazil).................................    phosphate               5.2             38
Tapira (Brazil)..................................    phosphate              12.5             60
Salitre (Brazil).................................  phosphate                 (b)            (b)

------------------------

(a) The Araxa and Cajati mines operate under concession contracts which expire in 2022 and 2023, respectively, but may be renewed at our option for consecutive ten-year periods thereafter through the useful life of the mines. The number of years until reserve depletion represents the number of years until the initial expiration of the concession contracts.

(b) Production at the Salitre mine is scheduled to begin in 2002, at which time annual production is expected to be 4.8 million metric tons per year. This would result in projected depletion of the reserves in 97 years.

    LOGISTICS AND DISTRIBUTION

    The lack of an efficient transportation infrastructure, the expense of transporting raw materials and the fact that the majority of fertilizer raw materials are imported to Brazil make logistics management essential to success in the Brazilian fertilizer industry. Our phosphate mining operations in Brazil allow us to reduce our logistics costs by reducing our use of imported raw materials and associated transportation expenses. In addition, our agribusiness operations provide us the opportunity to back-haul agricultural commodities from inland locations once imported raw materials have been delivered to us, thereby reducing our transportation expenses and improving our margins. Our retail fertilizer operations also benefit from our established relationships with farmers. We supply over 60,000 customers in our retail fertilizer operations.

    RAW MATERIALS

    In 2000, we purchased a total of 4.2 million metric tons, or $530 million, of our basic raw materials, including phosphate, sulfuric acid and nitrogen, to meet the demands of our fertilizer business. Of this amount, $410 million, or approximately 77%, was imported.

    Our phosphate rock needs are mostly satisfied by the production from our mines. We import the balance of our demand for phosphate from Morocco. Our sulfuric acid requirements are partially met by our internal production at two acidulation plants. In December 2001, we plan to begin operating a third acidulation plant, which is expected to fully satisfy our internal sulfuric acid needs. Fosfertil supplies approximately 27% of our internal demand for nitrogen, and we purchase the remainder from third party suppliers. Our internal need for potash is fully satisfied from third party suppliers.

    The prices of phosphate rock, sulfuric acid, nitrogen and potash are determined by reference to international prices as a result of supply and demand factors. Each of these raw materials is readily available in the international marketplace from multiple sources.

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
    COMPETITION

    Our main competitor in the Brazilian nutrients market is Copebras. Our largest retail fertilizer competitors include Cargill (through its Solorrico and Fertiza brands) and Heringer.

FOOD PRODUCTS

    OVERVIEW

    Our food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products. These businesses produce and sell food products and food ingredients. In the year 2000 and the first three months of 2001, we had net sales of $1,113 million and $248 million, respectively, in our food products division in Brazil and $761 million and $176 million, respectively, in the United States.

    We selectively participate in food products markets where we can realize synergies with our agribusiness operations, compete effectively and participate in higher growth and higher margin markets. In addition, we believe the raw material procurement activities and risk management strategies of our food products division benefit from being part of an integrated, global agribusiness enterprise.

    Our food products are sold either under our own brand names, private labels or manufacturer brand names. These products are sold to three customer types, or market channels: food processors, foodservice companies and retail outlets. We have a large customer base in our food products division, none of which represents more than 5% of our total net sales.

    Food processors manufacture food and beverage products such as snack foods, cereal, beer, candy, breads, cake mixes, meat products and pasta. Foodservice businesses include restaurants, quick-serve restaurants, bakeries, institutional dining facilities and catering companies that serve or distribute food for consumption away from home. Retail outlets include supermarkets and club and grocery stores that sell products directly to consumers.

    We have organized our sales force along market channel lines in order to sell multiple products to the same customers. Operating with a market channel focus also enables us to share marketing and operational knowledge across our international operations. For example, as the food processor and food service industries in Brazil develop, we are able to utilize our experience in the United States food products industry to better position ourselves in the Brazilian market. In the United States, we distribute our products both through our own sales force and through relationships with national foodservice distribution companies. In Brazil, we currently distribute our own products to approximately 70,000 customers. We are considering expanding our extensive distribution activities in Brazil to distribute food products produced by other manufacturers. Due to our logistical expertise and extensive transportation network in Brazil, we believe we are ideally positioned to offer much needed distribution services in that country to third parties.

    The principal raw materials that we use in our food products division are soybeans, wheat, corn and various oils, particularly soybean oil. Our food products division obtains a substantial portion of its raw materials from our agribusiness division. As these raw materials are all agricultural commodities or commodity products, we expect supply to be adequate for our operational needs.

    EDIBLE OIL PRODUCTS

    PRODUCTS. Our edible oil products include shortenings and oils, margarine, mayonnaise and other products derived from the vegetable oil refining process. We primarily use soybean oil that we produce in our oilseed processing operations but also use smaller amounts of canola, corn, cottonseed, palm, peanut and other oils, as well as lard and tallow to make specialty shortenings and oils. We are particularly focused

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on the premium sector of the edible oil market as it is characterized by higher margins and more custom-formulated products.

    DISTRIBUTION AND CUSTOMERS. Our U.S. food processor customers include baked goods companies such as The Pillsbury Company, McKee Foods Corporation and The Earthgrains Company. Our Brazilian food processor customers include Nestle, Groupe Danone and Nabisco. Premium edible oil products comprise the majority of our sales to the foodservice sector and many of our products are custom formulations developed to meet the needs of specific customers. In Brazil, we are a major supplier of frying and baking shortening to McDonald's. In the United States, our foodservice customers include Tricon Global Restaurants Inc.'s Taco Bell and KFC restaurant chains, Ruby Tuesday's, Inc., Outback Steakhouse Inc., Sam's Club stores (a division of Wal-Mart Stores, Inc.) and Walt Disney Company theme parks.

    We sell our retail edible oil products in Brazil under a number of our own brands. Our retail sales in the United States are made to private label retail outlets and include bottled oils and packaged shortenings. We have the top retail bottled oil brand in Brazil, which is SOYA, and the leading market share in Brazilian retail bottled oil sales. We have the top foodservice shortening brand in Brazil, which is CUKIN. We have the top foodservice brand family of edible oil products in the United States, which is ELITE, and have been named the top edible oil supplier to the U.S. foodservice industry by ID, a leading foodservice industry trade periodical.

    COMPETITION. In 2000, our principal competitors in the edible oil products business in Brazil were ADM, Cargill, Sadia S.A. and Unilever. Our main competitor in the Brazilian margarine market is Unilever. Our major competitors in shortenings in Brazil include Agropalma S.A., Cargill and Maeda S.A. In the United States, we compete in the premium vegetable oil market with ACH Food Companies, Inc. and Ventura Foods, LLC and with ADM and Cargill in other sectors of the vegetable oil market.

    SOY INGREDIENTS

    PRODUCTS. Our soy ingredients business consists of the production of soy functional ingredients and nutraceuticals. Soy functional ingredients are food ingredients derived from soybeans which perform specific functions in the food manufacturing process. Nutraceuticals are food ingredients that are intended to produce specific health benefits. Our primary products in this business, lecithins and isolated soy protein, can be used both as functional ingredients or nutraceuticals. In addition to these products, our soy ingredients products include other soy proteins such as soy concentrate, textured vegetable protein and defatted soy flours used in bakery products and fermentation and dietary fiber used in breads. Soy protein products are used widely in the processed meat and baking industries for their binding, emulsification and flavor-enhancing functional capabilities. Soy proteins are also an important and cost-effective supplement or replacement for animal protein and are used in baked goods, nutritional beverages and medicinal applications. We are one of three major producers of isolated soy protein in the world. Lecithin is used as an emulsifier in chocolate, margarine, cookies and beverages, as well as in other commercial products such as cosmetics and paint.

    We produce soy protein products in Brazil and lecithin in Brazil and Argentina. We produce soybean oil distillate at our refineries in Argentina, Brazil and the United States, which is used to produce vitamin E and sterols. We are planning to add a new line of soybean-based micro-ingredients that will include isoflavones, sterols, and tocopherols to be used in the production of nutraceutical foods.

    DISTRIBUTION AND CUSTOMERS. Virtually all of our soy ingredients products are sold to the global food processing industry. We export approximately 54% of our soy ingredients products, principally to Europe and Japan. We have over 2,000 customers worldwide, including Ajinomoto and Nestle.

    COMPETITION. In soy proteins, we compete with ADM, Dupont and Central Soya Company, Inc. In lecithin, we compete with Central Soya, ADM and SKW Biosystems, Inc.

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    WHEAT MILLING AND BAKERY PRODUCTS

    PRODUCTS. Our wheat milling and bakery products include flours, bakery and other mixes and frozen baked and unbaked products that are sold in the United States, Brazil and Mexico. We also produce dry pasta in Brazil. We are the leading wheat miller in Brazil. In Mexico, we have a minority interest in the second largest flourmill in the country and a majority interest in an adjacent dry mix facility.

    DISTRIBUTION AND CUSTOMERS. In Brazil, our wheat milling and bakery products include a variety of bakery flours and bakery mixes. Food processor customers of our wheat milling and bakery products in Brazil include Nestle, Groupe Danone and Nabisco. In the United States, our food processor customers include Entenmann's Inc. and Interstate Bakeries Corp. Our Brazilian foodservice customers include Carrefour, Pao de Acucar and Bompreco. In the United States, in addition to bakery mixes, we produce and sell frozen baked and unbaked products to foodservice customers. For example, we supply frozen dough products to Au Bon Pain stores, and are the largest supplier of thaw-and-serve cakes and muffins to Albertson's, Inc. We also sell our bakery mixes and frozen bakery products to Safeway, Inc., and Sam's Club stores. We also manufacture a diversified line of branded and private label fresh and frozen bakery products and dry pasta for retail sales in Brazil.

    COMPETITION. The wheat milling industry in Brazil is highly competitive with many small regional producers. Most of our wheat milling and bakery products compete with similar products, and competition within markets is largely based on price, quality and product availability. Our major competitors in Brazil in the flour and bakery mixes product lines are J. Macedo Alimentos S.A., Pena Branca Alimentos, M. Dias Branco S.A. and Moinho Pacifico.

    CORN PRODUCTS

    PRODUCTS. Our corn products, which are dry milled, consist of corn grits and meal, flours and, in the United States, corn products such as corn meal, soya-fortified corn meal and corn-soy blend that we sell to the United States government for humanitarian relief programs. We also produce corn oil and corn feed products. In 2000, we had the leading market share of the U.S. corn dry milling industry based on sales. We believe that our mill in Danville, Illinois is the largest corn dry mill in the world. We also have corn milling operations in Canada and Mexico.

    DISTRIBUTION AND CUSTOMERS. Our corn products are predominantly sold into the food processing sector. Our corn grits and meal are used primarily in the cereal, snack food and brewing industries. Our flours are sold to the baking industry and other food processors, as well as in retail markets. Our corn oil and feed products are sold to edible oil processors and animal feed markets. Our United States customers include Anheuser-Busch, Inc., Frito Lay, Inc., General Mills, Inc. and Kellogg Company. In Mexico, we are the sole supplier of corn flaking grits to Kellogg Company.

    COMPETITION. Our corn products compete with virtually identical products and derivatives manufactured by other companies in the industry. The United States corn products market includes competitors such as ADM, Cargill, ConAgra and J.R. Short Milling Co. In addition, corn dry millers such as ourselves compete with corn wet millers on sales and marketing of certain products. Competition is largely based on price, quality and product availability.

RECENT ACQUISITIONS AND DIVESTITURES

    ACQUISITIONS

    Over the past several years, we have made acquisitions within each of our business divisions, particularly fertilizer and agribusiness, to expand our businesses and product lines, increase our market share and enhance our access to raw materials. The following is a description of our principal recent acquisitions.

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
    BUNGE FERTILIZANTES. In November 1997, we purchased 71% of the capital stock of Serrana, formerly IAP S.A., a Brazilian fertilizer company, for an aggregate purchase price of $44 million. We accounted for this acquisition under the purchase method. In 1998, we increased our ownership of Serrana from 71% to 91% and merged Serrana with another of our fertilizer subsidiaries in Brazil. This transaction was valued at $27 million, including $15 million paid in cash, and we accounted for it as a purchase of a minority interest.

    In April 2000, we acquired a 21% interest in, representing 57% of the voting power of, Manah for $47 million in cash, net of cash acquired of $36 million. In August 2000, we merged Manah with Serrana in a public share exchange. The share exchange resulted in our acquiring the remaining 9.7% of Serrana that we did not already own. The fair value of the remaining shares of Serrana that we acquired in the share exchange was $53 million, and we accounted for this transaction as an acquisition of a minority interest. As a result of this transaction, we now control approximately 72% of the combined company, which we renamed Bunge Fertilizantes S.A.

    As a result of the Manah acquisition, we also obtained a controlling interest in Fosfertil, a Brazilian phosphate mining company and producer of intermediate fertilizer products. Fosfertil operates three phosphate mines in Brazil and supplies a portion of the phosphate and nitrogen needs of our fertilizer operations. In the first quarter of 2001, we acquired an additional 3% interest in Fosfertil S.A. for $21 million, of which $3 million consisted of cash and the remainder consisted of a variable interest rate note payable in seven installments ending July 2002.

    BUNGE ALIMENTOS. In November 1997, we purchased 56% of the capital stock of Ceval Alimentos S.A. through a simultaneous cash purchase and merger with one of our existing Brazilian agribusiness subsidiaries. Ceval Alimentos was a soybean processor in Latin America. It also produced vegetable oil, margarine and specialty oils. The aggregate purchase price of $466 million included a cash payment of $400 million and fair value of shares exchanged of $66 million. We accounted for this acquisition under the purchase method. In 1998, we acquired an additional 5% interest in Ceval Alimentos for $13 million.

    In September 2000, we effected a merger between Ceval Alimentos and Santista Alimentos S.A., one of our Brazilian subsidiaries, in a public share exchange which resulted in our acquiring the remaining 13% of Santista that we did not already own. As part of this merger, the shareholders of Santista also had the right to put their interest in Santista to Ceval Alimentos at a predetermined value. The fair value of the shares we acquired, including the put option, was approximately $24 million. We accounted for this transaction as an acquisition of a minority interest. After the acquisition, we renamed this company Bunge Alimentos S.A.

    OTHER ACQUISITIONS.  In 1998, we also completed the following acquisitions:

       - we acquired the remaining 44% interest that we did not already own of Bunge Ceval S.A., an Argentine soybean crushing and grain merchandising company, for approximately $39 million in cash;

       - we acquired two frozen bakery product facilities in the United States for approximately $35 million; and

       - we acquired a controlling interest in the Argentine port facility Terminal Bahia Blanca and made a number of small acquisitions in Brazil, including acquiring the remaining equity in a Brazilian pasta producer that we did not already own and controlling interests in two Brazilian fertilizer companies, for a total of $44 million.

    DIVESTITURES

    Over the past three years we have also disposed of non-core assets and businesses that we deemed not to be complementary to our business strategy. In March 2001, we divested our Brazilian consumer bread products division, Plus Vita S.A., through a sale to a third party. The net assets of this division were valued at approximately $59 million as of December 31, 2000. In 1998, we divested our meat and poultry operations by transferring our approximately $52 million investment in this business to our sole shareholder.

RISK MANAGEMENT

    Effective risk management is a fundamental aspect of our business. Correctly anticipating market developments to optimize timing of purchases, sales and hedging is essential for maximizing the return on our assets. We engage in commodity price hedging in our agribusiness and food products divisions in order to reduce the impact of volatility in the prices of the principal agricultural commodities we use in those divisions. We also engage in foreign currency and interest rate hedging. Our trading decisions take place in local markets but position limits are set and monitored at a centralized level. For foreign exchange risk, we require our positions to be hedged in accordance with our foreign exchange policies. A committee of the board of directors of Bunge International Limited, our sole shareholder prior to the offering, has in the past overseen our risk management practices. We have recently established a finance and risk management committee that will assume this role and supervise these practices on an ongoing basis. In addition, we regularly review our risk management policies, procedures and systems with outside consultants. For more information on our risk management activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures about Market Risk."

RESEARCH AND DEVELOPMENT

    Our research and development activities are focused on developing products and techniques that will drive growth or otherwise add value to our core business lines.

    In our food products division, we have established two regional centers of excellence, one located in the United States and the other in Brazil, to develop and enhance technology and processes associated with food products and marketing. Our center in the United States focuses on edible oil products and our center in Brazil focuses on soy ingredients. In addition, we have a regional research and development bakery center in the United States.

    Our total research and development expenses were $5 million in 2000, $4 million in 1999 and $6 million in 1998. As of December 31, 2000, our research and development organization consisted of approximately 60 employees worldwide.

E-BUSINESS INITIATIVES

    In 2000, we completed a less than 1% investment in Rooster.com, an Internet agriculture portal focused on North America, and a 20% investment in Mega-Agro, an agriculture portal focused on Mercosur for approximately $3 million in the aggregate. We have also begun the installation of a common set of web development tools to be used in our internal operations and are undertaking various web-based projects to improve customer service and reduce costs.

TRADEMARKS AND INTELLECTUAL PROPERTY

    We own trademarks on the majority of the brands we produce in our food products and fertilizer divisions. We typically obtain long-term licenses for the remainder. We recognize that consumer knowledge of and loyalty to our brand names and trademarks are vital to our long-term success. We have patents covering some of our products and manufacturing processes; however we do not consider any of these patents to be material to our business.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    We are subject to regulation under United States federal, state and local laws, as well as foreign laws in the jurisdictions in which we operate. These regulations govern various aspects of our business, including storage, crushing and distribution of our agricultural commodity products, food handling and storage, mining and port operations and environmental matters. To operate our facilities, we must obtain and maintain numerous permits, licenses and approvals from governmental agencies. In addition, our facilities are subject to periodic inspection by governmental agencies, including the USDA, FDA and EPA in the United States.

    In Argentina, we operate the Bahia Blanca port facility pursuant to a 30-year concession granted by the Argentine Ministry of Economy and Public Works to us in 1994. The terms of the concession require us to make monthly payments to the Argentine government based on volumes shipped. We must also comply with specified operating and maintenance requirements.

    In Brazil, we operate the mines that supply raw materials for our fertilizer business under concessions granted by the Brazilian Ministry of Mines and Energy. The concessions for the Araxa and Cajati mines expire in 2022 and 2023, respectively, but may be renewed at our option for consecutive ten-year periods thereafter through the useful life of the mines. The concessions for the other mines have no specified termination dates and are granted for the useful life of the mines.

    We are subject to various environmental protection and occupational health and safety laws and regulations in the countries in which we operate. In addition, in our oilseed processing and fertilizer operations, we have handled and disposed of, and will continue to handle and dispose of, hexane and other materials and wastes classified as hazardous or toxic by one or more regulatory agencies. There are inherent risks in handling hazardous or toxic materials and wastes, and we incur costs to comply with health, safety and environmental regulations applicable to our operations.

    In late 2000, we discovered that we had purchased genetically modified corn known as StarLink and voluntarily recalled the affected corn products manufactured at our Crete, Nebraska facility. U.S. regulators had approved StarLink for animal, but not human, consumption. We had sold the corn products containing StarLink to two customers, a brewer and a redistributor. We have instituted rigorous testing procedures at our corn dry milling facilities since the recall and have notified our customers that our corn may not be free of StarLink. We currently anticipate reimbursement from the manufacturer of StarLink for expenses and other losses related to this recall.

    We are aware of possible carbon tetrachloride and hydrocarbon groundwater contamination at some of our former properties in Kansas. Based on currently available information, we do not believe that any costs or liabilities relating to such contamination will materially adversely affect our business, financial condition or results of operations.

    Our total environmental compliance expenses were approximately $3 million in 2000, $3 million in 1999 and $1 million in 1998. Compliance with environmental laws and regulations did not materially affect our 2000 capital expenditures, earnings or competitive position, and, based on current laws and regulations, we do not expect that they will do so in 2001 or 2002.

EMPLOYEES

    The following tables indicate the distribution of our employees by segment and geographic region at the dates indicated.

                             EMPLOYEES BY DIVISION

                                                               AS OF DECEMBER 31,
                                                         ------------------------------
                                                           1998       1999       2000
                                                         --------   --------   --------
Agribusiness...........................................   4,343      4,434      4,243
Fertilizer.............................................   2,145      2,193      5,994
Food products..........................................   8,918      8,233      7,861

                         EMPLOYEES BY GEOGRAPHIC REGION

                                                            AS OF DECEMBER 31,
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
North America.......................................    3,246      3,563      3,275
South America.......................................   12,198     11,337     14,800
Europe..............................................       14         19         47
Asia/Pacific........................................        0          0         26

    Many of our employees in the United States, Brazil and Argentina are represented by labor unions. Our collective bargaining agreement covering approximately 200 employees at our Danville, Illinois corn mill and soybean processing plant expired in May 2001 and to date we have not reached a new agreement with the union. On May 16, 2001, the union employees initiated a strike which continues to be in effect at the plant. We are currently operating the corn mill at the plant with non-union workers and have suspended operations at the soybean processing plant. We believe that the strike affecting this facility should not have a material adverse effect on our business or financial results in 2001.

    The collective bargaining agreement covering approximately 90 employees at our edible oil refining plant in Fort Worth, Texas will expire in July 2001. If we are unable to enter into a mutually acceptable new collective bargaining agreement with the union, our union employees may strike and we may be forced to suspend operations at this facility. In general, we consider our employee relations to be good.

PROPERTIES

    The following tables provide information on our principal operating facilities.

                             FACILITIES BY DIVISION

                                                         AGGREGATE DAILY PRODUCTIVE AND
           TYPE OF FACILITY             AGGREGATE SIZE          STORAGE CAPACITY
           ----------------             --------------   ------------------------------
                                            (M(2))         (MILLIONS OF METRIC TONS)
Agribusiness..........................    1,827,778                8,522,067
Fertilizer............................    1,067,854                1,644,657
Food products.........................    1,484,005                1,048,655

                        FACILITIES BY GEOGRAPHIC REGION

                                                         AGGREGATE DAILY PRODUCTIVE AND
           TYPE OF FACILITY             AGGREGATE SIZE          STORAGE CAPACITY
           ----------------             --------------   ------------------------------
                                            (M(2))         (MILLIONS OF METRIC TONS)
North America.........................      692,117                2,920,272
South America.........................    3,687,520                8,295,107

    We own the majority of our principal facilities and lease the others under long-term leases, the earliest of which expires in October 2001. In addition, we have access to port facilities in the United States and

Argentina through alliances and joint ventures. Our corporate headquarters in White Plains, New York occupy approximately 19,000 square feet of space under a lease that expires in February 2004. We also lease offices for our international marketing operations in Miami, Rotterdam, Rome, Istanbul, Saint Nazaire (France), Tilbury (United Kingdom), Hamburg, Barcelona, Lisbon, Geneva, Singapore, Shanghai, Jakarta and Medan (Indonesia), Bangkok, Kuala Lumpur, Hyderabad and Manila.

    We believe that our facilities are adequate to address our current operational requirements.

LEGAL PROCEEDINGS

    We are party to various legal proceedings in the ordinary course of our business. Although we cannot accurately predict the amount of any liability that may arise with respect to any of these matters, we do not expect any proceeding, if determined adversely to us, to have a material adverse effect on our consolidated financial position, results of operations or cash flows. Although we vigorously defend all claims, we make provision for potential liabilities when we deem them probable and reasonably estimable. These provisions are based on current information and legal advice and are adjusted from time to time according to developments.

    We are subject to pending tax claims by Brazilian federal, state and local tax authorities, numbering approximately 700 individual cases, representing in the aggregate approximately $292 million and averaging approximately $400,000 per claim. The Brazilian tax claims relate to income tax claims, value added tax claims and sales tax claims. The determination of the manner in which various Brazilian federal, state and municipal taxes apply to our operations is subject to varying interpretations arising from the complex nature of Brazilian tax laws and changes in those laws. In addition, we have legal proceedings pending against Brazilian federal, state and local tax authorities to recover taxes previously paid by us. We have approximately 130 individual claims outstanding, representing in the aggregate approximately $141 million and averaging approximately $1 million per claim.

    We are also party to a number of labor claims relating to our Brazilian operations. Court rulings under labor laws in Brazil have historically ruled in favor of the employee-plaintiff. We have reserved $81 million as of March 31, 2001 in respect of these claims. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

    We have not yet received approval from the Brazilian antitrust commission for our acquisition of Manah. In April 2001, an office of the Brazilian Ministry of Finance issued a non-binding advisory opinion recommending approval of the Manah acquisition subject to the divestiture of either one of our existing phosphate facilities or Manah's equity interest in Fosfertil. The opinion was based on a finding of potential anticompetitive effects in the central region of Brazil. The opinion also recommended that the Brazilian antitrust commission initiate an administrative action against Ultrafertil S.A., a subsidiary of Fosfertil, in a pending, unrelated antitrust matter. In addition to the opinion of the office of the Ministry of Finance, Brazilian law provides for the issuance of additional non-binding opinions from the Ministry of Justice and the Attorney General of the Brazilian antitrust commission before the antitrust commission issues its final decision. The timing of the approval process is uncertain and may not be forthcoming until 2003 or later.

    The Brazilian securities commission is currently investigating Bunge Alimentos and its former and current management for possible non-compliance with Brazilian accounting rules and procedures that occurred prior to our acquisition of Bunge Alimentos in 1997. This investigation was initiated by minority shareholders of Bunge Alimentos after we, pursuant to applicable Brazilian accounting regulations, reduced the company's corporate capital after acquiring Bunge Alimentos.

    In May 2001, the Brazilian securities commission notified Bunge Alimentos and Bunge Fertilizantes that it is reviewing their accounting for deferred income taxes, particularly the valuation allowances recorded against net operating losses, asserting that the valuation allowances should be higher. As accounting rules under generally accepted accounting principles in Brazil differ from generally accepted accounting principles in the United States with respect to accounting for deferred tax valuation allowances, we expect that the ultimate outcome of this review will not impact our consolidated financial statements.

                                   MANAGEMENT

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our bye-laws provide that our business is to be managed and conducted by our board of directors. Our board of directors will initially consist of eleven directors. Six of our directors will continue to serve as directors of our former parent company, Bunge International Limited, after the completion of this offering. The Chairman of our board, Alberto Weisser, as well as Messrs. Bachrach, Boilini, Bulkin and Schmitt-Rhaden, will cease to be directors of Bunge International Limited following the completion of this offering. Our bye-laws provide that the lesser of one-third or two of our directors may be employed by us or by any entity in our group.

    Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels are our Class I directors, and their term expires in May 2004. Messrs. Coppinger, Braun Saint and Weisser are our
Class II directors and their term expires in May 2003. Messrs. Bachrach, Boilini, Bulkin and Schmitt-Rhaden are our Class III directors and their term expires in May 2002. There is no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

    The following table sets forth information for each of our directors, executive officers and other key employees. Unless otherwise stated, the address for our directors, executive officers and key employees is c/o Bunge Limited, 50 Main Street, White Plains, New York 10606.

NAME                                                       POSITION
----                                       -----------------------------------------
Alberto Weisser..........................  Chairman of the Board of Directors and
                                           Chief Executive Officer
Jorge Born, Jr...........................  Deputy Chairman and Director
Ernest G. Bachrach.......................  Director
Enrique Boilini..........................  Director
Michael H. Bulkin........................  Director
Octavio Caraballo........................  Director
Francis Coppinger........................  Director
Bernard de La Tour d'Auvergne              Director
  Lauraguais.............................
William Engels...........................  Director
Carlos Braun Saint.......................  Director
Ludwig Schmitt-Rhaden....................  Director
William M. Wells.........................  Chief Financial Officer
Flavio Sa Carvalho.......................  Chief Personnel Officer
Joao Fernando Kfouri.....................  Managing Director, Food Products
                                           Division, Bunge Limited
Archibald Gwathmey.......................  Managing Director, Bunge Global Markets,
                                           Ltd.
John Klein...............................  President, Bunge North America
                                           Incorporated
Vilmar de Oliveira Schurmann.............  President, Bunge Alimentos S.A.
Sergio Roberto Waldrich..................  President, Ceval Division, Bunge
                                           Alimentos S.A.
Jose Julio Cardoso de Lucena.............  President, Santista Division, Bunge
                                           Alimentos S.A.
Mario A. Barbosa Neto....................  President and Chief Executive Officer,
                                           Bunge
                                           Fertilizantes S.A.
Raul Padilla.............................  Chief Executive Officer, Bunge Ceval S.A.

    ALBERTO WEISSER is the Chairman of our board of directors and our Chief Executive Officer. He is also the Chairman and Chief Executive Officer of Bunge International Limited. Mr. Weisser has been with Bunge since July 1993. He has been a member of our board of directors since 1995, was appointed our Chief Executive Officer in January 1999 and became Chairman of the board of directors in July 1999. Prior to that, Mr. Weisser held the position of Chief Financial Officer. Prior to joining Bunge, Mr. Weisser worked for the BASF Group in various finance-related positions for 15 years. Mr. Weisser is also a member of the board of directors of Ferro Corporation and a member of the North American Agribusiness Advisory Board of Rabobank. Mr. Weisser has a bachelor's degree in Business Administration from the University of Sao Paulo, Brazil and has participated in several post-graduate programs at Harvard Business School. He also attended INSEAD's Management Development Program in France.

    JORGE BORN, JR. has been a member of our board of directors and our Deputy Chairman since 2001. He is also a director and Deputy Chairman of Bunge International Limited. Mr. Born is President and Chief Executive Officer of Bomagra S.A., a privately held company involved in the real estate, technology and communications equipment, hotel construction and management, farming and waste management industries in Argentina. He is also President of Hoteles Australes S.A., a joint venture with Accor S.A. of France, involved in the development, construction and managment of hotels in Argentina and Uruguay. Prior to joining Bomagra in 1997, Mr. Born spent all of his professional life working for Bunge in various capacities in the commodities trading, oilseed processing and food products areas in Argentina, Brazil, the United States and Europe. He also served as head of Bunge's European operations from 1992 to 1997. Mr. Born is a graduate of the Wharton School of the University of Pennsylvania and a member of Wharton's Latin American Executive Board.

    ERNEST G. BACHRACH has been a member of our board of directors since 2001. He is also a member of the board of directors of Bunge International Limited. Mr. Bachrach has been the Chief Executive Officer for Latin America of Advent International Corporation, a private investment firm, since 1990. Prior to joining Advent, Mr. Bachrach worked as Senior Partner, European Investments, for Morningside Group, a private investment group. Mr. Bachrach also serves as a member of the boards of CardSystem Upsi S.A., Aeroplazas S.A. de C.V., Consultoria Internacional S.A. de C.V., Arabela Holding S.A. de C.V., Farmacologia Argentina de Avanzada, Atgal Investments Corporation and Fort Demider S.A. He is also the President of Universal Assistance S.A. He has a B.S. in Chemical Engineering from Lehigh University and an M.B.A. from Harvard Graduate School of Business Administration.

    ENRIQUE BOILINI has been a member of our board of directors since 2001. He is also a director of Bunge International Limited. Mr. Boilini has been a Managing Member of Farallon Capital Management, LLC and Farallon Partners, LLC, two investment management companies, since October 1996. Mr. Boilini joined Farallon in March 1995 as a Managing Director. Prior to that, Mr. Boilini had worked at Metallgessellschaft Corporation, where he had been the head trader of emerging market debt and equity securities since 1991. From 1989 to 1991, he was a Vice President at The First Boston Corporation, where he was responsible for that company's activities in Argentina. Prior to his tenure at First Boston, he worked for Manufacturers Hanover Trust Company. Mr. Boilini received an M.B.A. from Columbia Business School in 1988 and a Civil Engineering degree from the University of Buenos Aires School of Engineering.

    MICHAEL H. BULKIN has been a member of our board of directors since 2001. He is also a director of Bunge International Limited. Mr. Bulkin is a private investor. He retired as a Director of McKinsey & Company in 1993 after 30 years of service in which he served as a board member and in a variety of senior positions, most recently as head of McKinsey's New York and Northeast offices. Mr. Bulkin also serves as a member of the boards of Ferro Corporation, American Bridge Company, Specified Technologies Inc. and the Global Vacation Group. He holds a Bachelor of Engineering Science degree from Pratt Institute, and a Master of Industrial Administration from Yale University.

    OCTAVIO CARABALLO has been a member of our board of directors since 2001. He is also a director of Bunge International Limited and has served as Chairman of the Board and President of Bunge International Limited. Mr. Caraballo is President of Las Lilas S.A., an Argentine company. Mr. Caraballo joined Bunge in 1967, serving in various divisions over the course of his career, including as head of the Bunge group's paints, chemicals and mining division. Prior to joining Bunge, he worked for several financial institutions in Europe. Mr. Caraballo received a Business Administration degree from Babson College and is a member of the Board of Trustees of Babson College.

    FRANCIS COPPINGER has been a member of our board of directors since 2001. He is also a director of Bunge International Limited. He is Chief Executive Officer of Publicite Internationale Intermedia Plc, (PII) a joint-venture he established with the Michelin Group in December 1992. Based in Brussels, PII coordinates the media activities of the Michelin Group in Europe. Prior to his career with PII, Mr. Coppinger held a number of senior executive positions, including General Manager and Chairman, with Intermedia, a media buying agency based in Paris. He is currently a member of the board of directors of Intermedia. He holds a Bachelors degree in Economics from the University of Paris and attended the Institut d'Etudes Politiques de Paris.

    BERNARD DE LA TOUR D'AUVERGNE LAURAGUAIS has been a member of our board of directors since 2001. He is also a director of Bunge International Limited.
Mr. de La Tour d'Auvergne Lauraguais joined Bunge in 1970 and held various senior executive positions in Argentina, Brazil and Europe in the agribusiness and food products divisions until his retirement in 1994. Mr. de La Tour d'Auvergne Lauraguais has a degree in Civil Engineering from the Federal Polytechnic School of the University of Lausanne, Switzerland and an M.B.A. from the Wharton School of the University of Pennsylvania.

    WILLIAM ENGELS has been a member of our board of directors since 2001. He is also a director of Bunge International Limited. He is Group Controller for Quinsa, a Luxembourg-based holding company listed on the New York Stock Exchange, a position he has held since 1998. Prior to that, he served as Manager of Corporate Finance at Quinsa and as Vice President at Citibank, N.A. in London, responsible for European sales of Latin American investment products. Mr. Engels holds a B.S. from Babson College, an M.A. from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania.

    CARLOS BRAUN SAINT has been a member of our board of directors since 2001. He is also a director of Bunge International Limited. Mr. Braun Saint is a Vice President and director of Agroexpress S.A., an agribusiness company in Argentina, a position he has held since January 2001. Mr. Braun Saint is also employed by Bellamar Estancias S.A., another Argentine agribusiness company, where he has worked since February 1999. Prior to that, he worked for the Private Banking division of Banco Bilbao Vizcaya Argentaria for two years. Prior to that, Mr. Braun Saint attended Belgrano University in Argentina for four years.

    LUDWIG SCHMITT-RHADEN has been a member of our board of directors since 2001. He is also a member of the board of directors of Bunge International Limited and served as Chairman of the Board of Bunge International Limited from May 1997 to May 2001. Prior to serving as Chairman, Mr. Schmitt-Rhaden had been the Chief Executive Officer of Bunge International Limited since 1994. He joined Bunge International Limited in 1992, and before that served in various senior management and executive positions at Degussa AG in Germany, England, Canada, Italy, the Netherlands and United States, over a period of 18 years.
Mr. Schmitt-Rhaden is also a member of the board of management of Buehler AG.

    WILLIAM M. WELLS has been our Chief Financial Officer and the Chief Financial Officer of Bunge International Limited since January 2000. Prior to that, Mr. Wells was with McDonald's Corporation for ten years, where he served in numerous capacities, including Chief Executive of System Capital Corporation, which is McDonald's dedicated finance company, Chief Financial Officer of McDonald's Brazil and Director of both U.S. and Latin American finance. Before McDonald's Mr. Wells was with Citibank in Brazil and New York. He has a Master's Degree in International Business from the University of South Carolina.

    FLAVIO SA CARVALHO has been our Chief Personnel Officer and the Chief Personnel Officer of Bunge International Limited since 1998. Prior to joining Bunge, he served as Vice President of Human Resources at Aetna International, Inc. since 1994. Prior to that, he was with Bank of America in multiple capacities during his 12-year tenure, including Director of Human Resources for their Latin American operations, International Compensation and Benefits, Corporate Staffing and Planning and finally, Vice President of International Human Resources.
Mr. Carvalho studied Mass Communications in Brazil and holds a M.S. in Education Research and Development from Florida State University.

    JOAO FERNANDO KFOURI has been the Managing Director of our food products division since May 1, 2001. Prior to that, Mr. Kfouri was employed for 18 years with Joseph E. Seagram and Sons Ltd., most recently as President of the Americas division, with responsibility for North and South American operations. Prior to that, Mr. Kfouri worked for General Foods Corp., where he served in numerous capacities, including General Manager of Venezuelan operations. Mr. Kfouri received a degree in Business from the Sao Paulo School of Business Administration of the Getulio Vargas Foundation.

    ARCHIBALD GWATHMEY has been the Managing Director of Bunge Global Markets, our international marketing division, since 1999. Mr. Gwathmey joined Bunge North America Corporation in 1975 as a trainee and has over 25 years experience in commodities trading and oilseed processing. During his career with Bunge, he has served as head of the U.S. grain division and head of the U.S. oilseed processing division. Mr. Gwathmey graduated from Harvard College with a B.A. in Classics and English. He has also served as a Director of the National Oilseed Processors Association.

    JOHN KLEIN has served as President and Chief Executive Officer of Bunge North America for 15 years. He has spent 25 years with the Bunge group, serving in Antwerp, Rotterdam, London, Sao Paulo, Buenos Aires, New York and St. Louis. Prior to joining Bunge, Mr. Klein practiced law for the New York law firm of Sullivan & Cromwell. Mr. Klein is a graduate of Princeton University and the University of Michigan Law School.

    VILMAR DE OLIVEIRA SCHURMANN is the President of Bunge Alimentos S.A., a company he founded in 1973, and has spent virtually his entire career in soybean and food processing. Prior to the founding of Ceval Alimentos, the predecessor company of Bunge Alimentos, Mr. Schurmann was a Project Engineer with the Brazilian Regional Development Bank for four years. His first professional position was with the Bunge group subsidiary of Samrig, where he served as a Chemical Engineer from 1964 to 1968. Mr. Schurmann received a B.S. in Chemical Engineering from Parana State University.

    SERGIO ROBERTO WALDRICH has been the President of the Ceval Division of Bunge Alimentos S.A. since 2000. He joined Ceval Alimentos as a trainee in 1972. Mr. Waldrich worked in various production positions over his career with the company, eventually serving as head of the poultry division. When the poultry division was spun-off by Bunge into a separate company, Seara Alimentos S.A., Mr. Waldrich was named Vice President and General Manager of that company. He rejoined Ceval Alimentos in August 2000 as General Director and has been its President since the formation of Bunge Alimentos. Mr. Waldrich has a degree in Chemical Engineering from Blumenau and an M.B.A. from the University of Florianopolis. Mr. Waldrich is the former President of Brazilian Pork Industry Association and the Brazilian Port Export Association.

    JOSE JULIO CARDOSO DE LUCENA has been the President of the Santista Division of Bunge Alimentos S.A. since 1997. He joined the Bunge group in 1994, as President of Coral Paints, serving subsequently as Country Manager and Chief Executive Officer of Imperial Chemical Industries (ICI) when Coral Paints was sold to ICI. Mr. Cardoso has worked in corporate marketing positions for over 30 years, including positions at J. Walter Thompson, General Foods, Gillette and Phillip Morris. He received his Law Degree from the University of Sao Paulo and a graduate degree in Marketing from the Escola Superior de Propaganda e Marketing.

    MARIO A. BARBOSA NETO has been President and Chief Executive Officer of Bunge Fertilizantes S.A. since 1996 with the formation of Fertilizantes Serrana S.A., the predecessor company of Bunge Fertilizantes S.A. Mr. Barbosa Neto has over 20 years experience in the Brazilian fertilizer industry. Prior to joining Serrana, he served as superintendent of Fosfertil S.A. from 1992 to 1996 and was the Chief Financial Officer of Manah S.A. from 1980 to 1992. Mr. Barbosa Neto has a B.S. in Engineering from the

University of Sao Paulo and an M.B.A. from the Getulio Vargas Foundation. In addition to serving on the board of directors of Bunge Fertilizantes, he serves as President of the Administrative Council of Fosbrasil S.A., and is a board member of Fertifos, Ultrafertil, Alpargatas Santista Textil and Bunge Alimentos. Mr. Barbosa Neto is also Vice President of the International Fertilizer Association.

    RAUL PADILLA is the Chief Executive Officer of Bunge Ceval S.A., our oilseed processing and grain origination subsidiary in Argentina. He joined the company in 1991, becoming Chief Executive Officer and Commercial Director in 1999.
Mr. Padilla has over 23 years experience in the oilseed processing and grain handling industries in Argentina, beginning his career with La Plata Cereal in 1977. He currently serves as President of the Argentinean National Oilseed Crushers Association, Vice President of the International Association of Seed Crushers and is a director of the Buenos Aires Cereal Exchange and the Rosario Futures Exchange. Mr. Padilla is a graduate of the University of Buenos Aires.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our bye-laws give our board of directors the authority to delegate its powers to a committee appointed by the board. Committees may consist partly or entirely of non-directors, except for the audit committee, and are required to conduct meetings and take action only in accordance with guidelines imposed by the board and the provisions of our bye-laws.

    COMPENSATION COMMITTEE

    We have formed a compensation committee that reviews and approves the compensation and benefits for our executive officers and other key executives, makes recommendations to the board regarding compensation matters and is responsible for awarding equity-based compensation to our executive officers and other employees under our employee equity incentive plan. The committee also has the discretion to interpret the terms of the plan, to amend the plan and take all other actions necessary to administer the plan in our best interests. See "--Employee Equity Incentive Plan." The members of our compensation committee are Messrs. Bachrach, Bulkin, Coppinger and Schmitt-Rhaden.

    AUDIT COMMITTEE

    We have formed an audit committee that will be responsible for advising the board about the selection of independent auditors, reviewing the scope of the audit and other services provided by our independent auditors and evaluating our internal controls. The members of our audit committee are Messrs. Bachrach, Boilini, Coppinger and de La Tour d'Auvergne Lauraguais.

    FINANCE AND RISK MANAGEMENT COMMITTEE

    We also have formed a finance and risk management committee that will be responsible for reviewing and updating our risk management policies and risk limits on a periodic basis and advising the board on financial and risk management practices. The members of our finance and risk management committee are Messrs. Boilini, Born, de La Tour d'Auvergne Lauraguais and Engels.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The aggregate amount of compensation that we paid to our directors and executive officers as a group (seven persons in all), for services in all capacities during the year ended December 31, 2000, was approximately
$3 million. Part of this amount was in the form of performance related bonuses paid to our executive officers, based on the achievement of financial and strategic objectives. The aggregate amount that we set aside or accrued to provide pension, retirement or similar benefits for these individuals was approximately $69,000.

    The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of "independent" directors must approve any such

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
determination. We also reimburse directors for reasonable expenses incurred in attending meetings of the board, meetings of committees of the board and our general meetings. There are no director's service contracts with Bunge or its subsidiaries providing for benefits upon termination of employment.

EMPLOYEE EQUITY INCENTIVE PLAN

    We have adopted the Bunge Limited equity incentive plan. The plan is effective as of October 10, 2000 and has been adopted by the board and approved by our sole shareholder. We have reserved up to 4,099,000 common shares for issuance under our equity incentive plan. The plan is intended to attract, retain and motivate our officers and employees, link compensation to the overall performance of the company in order to promote cooperation among our diverse areas of business and to create an ownership interest in the company with respect to these officers and employees in order align their interests with the interests of our shareholders. Under the plan, the compensation committee of the board may award equity-based compensation to our officers and other employees who make or are anticipated to make significant contributions to the company. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock or other awards that are based on the value of our common shares. The specific terms of each award made under the plan, including how such award will vest, will be described in an individual award agreement.

    ADMINISTRATION OF THE PLAN

    The plan is administered by the compensation committee of the board. The committee has the discretion to determine who will receive awards under the plan as well as the terms of each individual award. The committee also has the discretion to interpret the terms of the plan and any corresponding award agreement, to amend the plan, and generally take all other actions necessary to administer the plan in our best interests. However, any power that may be exercised by the committee under the plan may also be exercised by the board.

    OPTIONS AND RESTRICTED SHARES

    Stock options granted under the plan, upon vesting, will be exercisable for our common shares. The vesting period will be set forth in the individual award agreements. The exercise price per share will generally be the fair market value of a share on the date the stock option is granted. At the time our employment relationship with an officer or other employee terminates, such officer or employee will have a limited period of time to exercise any vested stock options he or she then holds. The period varies according to the reasons for the termination of employment.

    An award of restricted shares represents an award of shares to an officer or other employee that are subject to restrictions. The restrictions may be vesting restrictions, similar to those imposed on stock options, or performance-based restrictions. Until the restrictions lapse, the officer or employee holding an award of restricted stock risks forfeiture of the grant and he or she cannot transfer the shares subject to a restricted stock grant until the restrictions lapse. To date, we have not issued any stock options or restricted shares under the plan.

    STOCK APPRECIATION RIGHTS AND PHANTOM UNITS

    Our board has in the past approved awards of stock appreciation rights and phantom units under the plan. These awards were granted to a few of our senior executives. A stock appreciation right, upon vesting and exercise, entitles the holder to a cash value equal in value to the difference between the fair value of a share at the time the stock appreciation right was granted and the fair value at the time it is exercised. A phantom unit, upon vesting, will entitle the holder to receive a cash amount equal to the fair market value of a unit within thirty days after the unit becomes vested.

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
    In May 2000, our board granted 199,207 phantom units and 569,060 stock appreciation rights having a grant price of $18.87 per share. In May 2001, our board granted 124,324 phantom units and 352,812 stock appreciation rights having a grant price of $15.87 per share.

    According to the terms of the award agreements under which the stock appreciation rights and phantom units were granted, at the time this offering becomes effective the committee may elect to replace the stock appreciation rights with stock options and convert the phantom units to restricted stock. In the event that the committee makes this election, the committee must make such equitable adjustments as it considers necessary so that the replacement or conversion is neither detrimental nor advantageous to any holder of stock appreciation rights or phantom units. In other words, after the replacement or conversion, the holder will be in the same economic position as prior to the replacement or conversion. In this regard, the committee may adjust the number of stock options exchanged for each stock appreciation right, the applicable exercise price, and the number of shares into which each phantom unit is converted. Otherwise, the same terms applicable to the stock appreciation rights and the phantom units will apply to the stock options and the restricted stock, respectively. We intend to convert the stock appreciation rights and phantom units that we have previously issued into stock options and restricted stock awards at the time of this offering. We estimate that the outstanding awards as of May 31, 2001 will convert into stock options exercisable for 921,872 common shares and restricted stock representing 323,531 shares.

    The stock appreciation rights vest in equal portions of one-third beginning on the first anniversary of the date of grant and continuing until the third anniversary of the date of grant, if the holder continues to be employed on each vesting date and, once vested, may be exercised by the holder until the tenth anniversary of the date of grant. On the tenth anniversary of the date of grant, any unexercised stock appreciation rights will expire. Upon the termination of employment of a holder of one or more stock appreciation rights, his or her rights with respect to any unexercised stock appreciation rights depend on the reason for the termination. For example, if the holder is terminated for misconduct, all of the holder's vested and unvested stock appreciation rights will immediately become void. However, if the holder retires, dies or becomes disabled, any unvested stock appreciation rights he or she holds vest at the time of the holder's termination from employment and remain exercisable by the holder for three years.

    The extent to which the phantom units vest depends upon the achievement of certain performance goals as of the third anniversary of the date of grant. The performance goals are based on the cumulative growth of our earnings per share from continuing operations over the three-year vesting period, adjusted for non-recurring items at the discretion of the compensation committee. If the cumulative growth rate of our adjusted earnings per share from continuing operations after three years is less than four percent, all of the phantom units will lapse without vesting. If the average annual growth rate after three years is four percent or more, between 50% to 150% of the phantom units will vest, according to the performance level achieved, and any remaining unvested units will lapse without vesting.

    Upon the termination of employment of a holder of phantom units prior to the third anniversary of the date of grant, his or her rights with respect to such phantom units depend on the reason for the termination. If the holder is terminated for misconduct or the holder resigns for any reason, all the holder's phantom units will become void on the termination date. If the employment of a holder of phantom units terminates prior to the third anniversary date for any other reason, on the third anniversary date such holder will become entitled to receive a pro rata portion of any of his or her phantom units that vest on such date, based on the period of time that the holder was employed while the award was outstanding.

    We have reserved the right to adjust the number of phantom units subject to each award so that any given award is increased or decreased by up to 20%. We may also adjust the percentage thresholds of the performance goals if certain extraordinary events occur.

    Each employee who receives a grant of phantom units and stock appreciation rights will be required to agree not to inappropriately use or reveal any confidential information about our company or business. In addition, each such employee will be restricted from competing with us or soliciting any of our

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
employees or customers during the employee's employment with us and for one year after the termination of such employment.

    NON-TRANSFERABILITY OF AWARDS; ADJUSTMENTS UPON MERGER OR CHANGE OF CONTROL

    Some restrictions apply to awards made under the plan. Awards are not transferable by the officer or other employee except in very limited circumstances and any shares received in connection with an award made under the plan may be subject to trading restrictions. Also, the committee has the right to modify the terms of the plan and any award granted thereunder in the event that we engage in a merger transaction or any corporate reorganization process.

NON-EMPLOYEE DIRECTORS' EQUITY INCENTIVE PLAN

    In addition to the employee equity incentive plan we have adopted for our employees, in order to align all of our directors' interests with those of our shareholders and to appropriately incentivize our directors, we intend to adopt a non-employee directors' equity incentive plan after the closing of this offering. Under this plan, we intend to periodically award stock options to members of the board who are not otherwise employees of Bunge or its subsidiaries as part of their director's compensation. We anticipate that each eligible non-employee director will receive approximately sixty percent of his or her annual director's fees in cash and approximately forty percent in the form of stock options. In addition, each non-employee director will receive an award of stock options under the plan at the time he or she initially becomes a member of the board. At the time the plan is adopted, the eligible non-employee directors who are then serving on the board will also receive an initial grant of stock options. We will grant only nonqualified stock options under our non-employee directors' equity incentive plan and the exercise price per share will be equal to the fair market value of a share at the time of grant. We anticipate that less than one percent of our outstanding share capital will be reserved for issuance under the non-employee directors' equity incentive plan.

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
                             PRINCIPAL SHAREHOLDERS

    All of our common shares are currently owned by Bunge International Limited, a privately held company incorporated in Bermuda. Immediately prior to the closing of this offering, Bunge International Limited will effect a series of transactions that will result in the pro rata distribution of our common shares to its current shareholders in a spin-off transaction. The following table sets forth information regarding the beneficial ownership of our common shares as of the date of this prospectus and after giving effect to the proposed spin-off of our shares to the Bunge International Limited shareholders and the sale of the common shares in this offering (assuming no exercise of the underwriters' over-allotment option), by Bunge International Limited and each of the members of our board of directors and executive officers. For purposes of the table below, we deem stock appreciation rights and phantom units that, when converted into options or restricted stock awards at the closing of this offering, will be immediately exercisable or exercisable within 60 days of the date of this prospectus to be outstanding and to be beneficially owned by the person holding the options or awards.

    To our knowledge, as of the date of this prospectus and after giving effect to the proposed distribution of our shares to the Bunge International Limited shareholders, there will be no shareholders who beneficially own 5% or more of our common shares. Except as otherwise indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to the common shares indicated. To our knowledge, as of March 31, 2001, 7,312,527, or less than one percent, of Bunge International Limited's common shares were held by six record holders in the United States. Unless otherwise stated, the address for each shareholder is: c/o Bunge Limited, 50 Main Street, White Plains, New York 10606.

                                          SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                                 OWNED                                        OWNED
                                           PRIOR TO OFFERING                             AFTER OFFERING
                                             AND SPIN-OFF                                 AND SPIN-OFF
                              -------------------------------------------   -----------------------------------------
NAME OF BENEFICIAL OWNER             NUMBER                 PERCENT               NUMBER                PERCENT
----------------------------  ---------------------   -------------------   -------------------   -------------------
Bunge International
  Limited...................             64,380,000          100%                 672,358                  *
Alberto Weisser(1)..........           --                      *                  50,453                   *
Jorge Born, Jr..............           --                      *                    --                     *
Ernest Bachrach.............           --                      *                    --                     *
Enrique Boilini.............           --                      *                    --                     *
Michael Bulkin..............           --                      *                    --                     *
Octavio Caraballo(2)........           --                      *                  346,309                  *
Francis Coppinger(3)........           --                      *                  913,861                 1%
Bernard de La Tour
  d'Auvergne
  Lauraguais(4).............           --                      *                  554,314                  *
William Engels..............           --                      *                    --                     *
Carlos Braun Saint..........           --                      *                    --                     *
Ludwig Schmitt-Rhaden.......           --                      *                    --                     *
William M. Wells(1).........           --                      *                   6,800                   *
Flavio Sa Carvalho(1).......           --                      *                  13,280                   *
Joao Fernando Kfouri........           --                      *                    --                     *

------------------------

*   Less than 1%.

(1) Common share amounts represent vested stock appreciation rights that we intend to convert into stock options.

(2) Includes 340,625 common shares held directly and 5,684 common shares held by his wife, as to which he disclaims beneficial ownership.

(3) Includes 3,264 common shares held by his wife and 910,597 common shares held by a company owned by his wife. Mr. Coppinger shares voting and investment power with his wife over these securities.

(4) Includes 254,575 common shares held directly, 5 common shares held by his wife, as to which he disclaims beneficial ownership, and 299,734 common shares over which Mr. de La Tour d'Auvergne Lauraguais receives the economic benefits of ownership but has no voting or investing power.

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
                           RELATED PARTY TRANSACTIONS

FINANCING TRANSACTIONS AND CAPITAL CONTRIBUTIONS

    We have, from time to time, entered into financing arrangements with Bunge International Limited, our sole shareholder prior to this offering, and other affiliates, both as borrower and lender. These loans bear interest at various rates generally based on LIBOR plus a spread and are payable on demand. The amount of the largest individual transaction since 1998 was $114 million, consisting of a 10% bond issued to us by a subsidiary of Bunge International Limited. The largest aggregate amount outstanding during this period was $374 million. We believe that each of these transactions was made on terms at least as favorable to us as would have been obtained with unaffiliated third parties. As of December 31, 2000, no related party loans were outstanding.

    Bunge International Limited has also guaranteed some of our subsidiaries' intercompany debt. As of March 31, 2001, none of these guarantees were outstanding. We have also provided guarantees for the payment of long-term loans by our joint ventures. As of March 31, 2001, our obligations under these guarantees totaled approximately $26 million.

    In 2000, Bunge International Limited contributed $126 million of capital to us in the form of a long-term secured note. During the first three months of 2001, Bunge International repaid $16 million of the principal amount of this note to us. Bunge International Limited also made capital contributions to us of $93 million in 1999 and $39 million in 1998.

CORPORATE AND ADMINISTRATIVE SERVICES

    Prior to this offering, Bunge International Limited allocated some general corporate overhead costs to us. The corporate overhead costs allocated to us were $22 million, $25 million and $20 million in 2000, 1999 and 1998, respectively. We believe that the allocation of these costs to us were not materially different from the actual expenses we would have incurred as a stand-alone entity.

    We have entered into an administrative services agreement with Bunge International Limited under which we will provide corporate and administrative services to Bunge International Limited, including financial, legal, tax, accounting, human resources administration, insurance, employee benefits plans administration, corporate communication and management information system services beginning July 1, 2001. The agreement has a quarterly term that is automatically renewable unless terminated by either party. Bunge International will pay us for the services rendered on a quarterly basis based on our direct and indirect costs of providing the services.

PRODUCT SALES

    We sell soybean meal and fertilizer products at market prices to Seara Alimentos S.A., a subsidiary of Bunge International Limited engaged in meat and poultry production. The amounts of these sales were $6 million in the three months ended March 31, 2001, $20 million in 2000, $4 million in 1999 and $4 million in 1998.

                          DESCRIPTION OF SHARE CAPITAL

    THE FOLLOWING DESCRIPTION OF OUR SHARE CAPITAL SUMMARIZES CERTAIN PROVISIONS OF OUR MEMORANDUM OF ASSOCIATION AND OUR BYE-LAWS THAT WILL BECOME EFFECTIVE AS OF THE CLOSING OF THIS OFFERING. SUCH SUMMARIES DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL OF THE PROVISIONS OF OUR MEMORANDUM OF ASSOCIATION AND BYE-LAWS, COPIES OF WHICH HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. PROSPECTIVE INVESTORS ARE URGED TO READ THE EXHIBITS FOR A COMPLETE UNDERSTANDING OF OUR MEMORANDUM OF ASSOCIATION AND BYE-LAWS.

GENERAL

    We are a limited liability company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 20791. We were incorporated on May 18, 1995 under the name Bunge Agribusiness Limited, and our name was changed to Bunge Limited on February 5, 1999. Our registered office is located at 2 Church Street, Hamilton, Bermuda.

    The objects of our business were amended on April 6, 2001 and are set out in paragraph 6 of our memorandum of association. Our objects include:

    - to carry on the business of the production, development, processing, manufacturing, purchasing, handling, selling and trading of, and otherwise dealing in, all types of agricultural produce and commodities and their derivatives and all types of animals and animal products and their derivatives and all types of branded food products;

    - to carry on the business of seed crushing, oil extraction by crushing and any other processes and milling;

    - to carry on the business of mining and quarrying of fertilizer raw materials and the production, development, processing, manufacturing, purchasing, handling, selling and trading of, and otherwise dealing in, fertilizers of every description;

    - to carry on the business of logistics and transportation services;

    - to do any of the foregoing by electronic means, including over the Internet;

    - to act and perform all of the functions of a holding company;

    - to acquire and own securities and other property with a view to investment;

    - to provide financing and financial services and to make financial accommodation and to advance and lend money or other property to any entity in our group; and

    - other financing and general objects.

    In July 2001, our sole shareholder approved certain amendments to our bye-laws. The following description reflects those amendments.

    Since 1998, other than increasing our authorized share capital, effecting a share exchange with our sole shareholder to reduce the par value of our common shares, authorizing a 52.65-to-1 share dividend in respect of our contributed surplus, and authorizing the creation of preference shares in connection with this offering, there have been no material changes to our share capital. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

    There have been no public takeover offers by third parties for our shares nor have we made any public takeover offers for the shares of another company during the last or current financial years, except as described under "Business--Recent Acquisitions and Divestitures."

SHARE CAPITAL

    Immediately following the completion of this offering, our authorized share capital will consist of 240,000,000 common shares, par value $.01 per share, 240,000 Series A Preference Shares, par value $.01 per share, and 9,760,000 undesignated preference shares, par value $.01 per share. Upon completion of this offering, there will be 81,980,000 common shares issued and outstanding, excluding stock appreciation rights and phantom units outstanding as of June 30, 2001 that we intend to convert into stock options and restricted stock awards representing an estimated 1,245,403 common shares at the closing of this offering. As of June 30, 2001, no preference shares were issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid, and all of our shares to be issued in this offering will be issued fully paid.

    Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Any issuance, however, of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

COMMON SHARES

    Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

    In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

PREFERENCE SHARES

    Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us. See "Shareholder Rights Plan" below.

    Our board of directors has designated 240,000 preference shares as Series A Preference Shares, par value $.01 per share. Other than the issuance of the Series A Preference Shares authorized by the board in connection with our shareholder rights plan, we have no present plans to issue any preference shares. The terms of the Series A Preference Shares are summarized below under "--Shareholder Rights Plan."

DIVIDEND RIGHTS

    Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

    Any cash dividends payable to holders of our common shares quoted on the New York Stock Exchange will be paid to Mellon Investor Services L.L.C., our transfer agent in the United States for disbursement to those holders.

VARIATION OF RIGHTS

    If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.

TRANSFER OF SHARES

    Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers.

MEETINGS OF SHAREHOLDERS

    Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up voting share capital.

ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION

    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of

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general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

ELECTION AND REMOVAL OF DIRECTORS

    Our bye-laws provide that our board shall consist of between five and eleven directors or such greater number as the board and the shareholders may determine. Our board of directors will initially consist of eleven directors. The lesser of one-third or two of our directors may be employed by us or by any other entity in our group. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

    Any shareholder wishing to propose for election as a director a person who is not an existing director or is not proposed by our board must give notice to the company of the intention to propose that person for election. The notice must be given not later than 90 days before the first anniversary of the last annual general meeting, or ten days after the notice of the general meeting at which the directors will be elected, whichever is earlier.

    A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders' meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders' meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

    Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director.

PROCEEDINGS OF BOARD OF DIRECTORS

    Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals, but there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

    The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of "independent" directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

    Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan

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debt) cannot borrow from us, (except loans made to directors who are bona fide employees or former employees pursuant to an employees' share scheme) unless shareholders holding 90% of the total voting rights have consented to the loan.

WAIVER OF CLAIMS BY SHAREHOLDERS; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

MERGER, AMALGAMATIONS AND BUSINESS COMBINATIONS

    The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company's board of directors and by its shareholders. Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons holding or representing at least one-third of the issued shares of the company. Our bye-laws provide that a merger or amalgamation (other than with a wholly-owned subsidiary) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing more than one-half of the paid-up share capital carrying the right to vote. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS

    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and in the case of the bye-laws relating to the issuance of unissued shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the shares voting.

    Under Bermuda law, the holders of an aggregate of not less than 20% in par value of any class of the company's share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the

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company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

APPRAISAL RIGHTS AND SHAREHOLDER SUITS

    Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder's shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

    When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

CAPITALIZATION OF PROFITS AND RESERVES

    Pursuant to our bye-laws, our board of directors may capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by either: (1) by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (2) paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

REGISTRAR OR TRANSFER AGENT

    A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by Mellon Investor Services L.L.C., who will serve as branch registrar and transfer agent.

UNTRACED SHAREHOLDERS

    Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

CERTAIN PROVISIONS OF BERMUDA LAW

    We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than

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the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

    The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

    In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

SHAREHOLDER RIGHTS PLAN

    Our board is planning to adopt a shareholder rights plan prior to the closing of this offering. Under the rights plan, one right will be issued and will attach to each outstanding common share. Each right will entitle the holder, in circumstances described below, to purchase from our company a unit consisting of one one-thousandth of a Series A Preference Share at an exercise price of $29.02 per right, subject to adjustment in certain events.

    Initially, the rights will be attached to all outstanding common shares and will be transferred only with these shares. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

    - ten days after the date of a public announcement that a person or group of affiliated or associated persons (other than the company, any subsidiary of the company or any employee benefit plan of the company or such subsidiary) has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares; and

    - ten business days (or such later date as may be determined by action of our board of directors prior to any person or group of affiliated or associated persons acquiring, obtaining the right to acquire or otherwise obtaining beneficial ownership of 20% or more of our outstanding common shares) after the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons acquiring, obtaining the right to acquire or otherwise obtaining beneficial ownership of 20% or more of our outstanding common shares.

    As soon as practicable after the distribution date, separate certificates will be mailed to holders of record of common shares as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all common shares issued, including the shares to be issued by us in this offering, will be issued with rights. After the distribution date, any common shares issued will be issued without rights.

    The rights will expire in July 2004 unless earlier redeemed or exchanged by us as described below. The final expiration date under the rights agreement can also be extended by the affirmative vote of at least 66% of the shares voting to do so.

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    In the event that:

    - we are the surviving or continuing company in a merger or amalgamation with a person or group of affiliated or associated persons that has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares and our common shares remain outstanding after the completion of the merger or amalgamation, or

    - any person or group of affiliated or associated persons acquires, obtains the right to acquire or otherwise obtains beneficial ownership of 20% or more of our outstanding common shares, or

    - a person or group of affiliated or associated persons that has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares engages in one or more "self-dealing" transactions as set forth in the rights plan, or

    - during such time as there is a person or group of affiliated or associated persons that has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares, an event occurs which results in the acquiring person's or group's ownership interest being increased by more than 1% (e.g., a reverse stock split), then, each holder of a right will have the right to receive, upon exercise, Series A Preference Shares (or, in certain circumstances, cash, property or other securities of our company) having a value equal to two times the exercise price of the right; provided that following the occurrence of any of the events set forth above in this paragraph, all rights that are beneficially owned by the person or group of affiliated or associated persons that has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares will be null and void.

    In the event that, at any time following the tenth day after a person or group of affiliated or associated persons has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% of our outstanding common shares:

    - we are acquired in a merger or amalgamation or other business combination transaction and we are not the surviving or continuing company (other than a merger or amalgamation described in the immediately preceding paragraph),

    - any person consolidates, amalgamates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or

    - 50% or more of our assets or earning power is sold or transferred,

then, each holder of a right shall have the right to receive, upon exercise, common stock of the ultimate parent of the acquiring person having a value equal to two times the exercise price of the right; provided that following the occurrence of any of the events set forth above in this paragraph, all rights that are beneficially owned by the person or group of affiliated or associated persons that has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 20% or more of our outstanding common shares will be null and void.

    The purchase price payable, and the number of Series A Preference Shares, common shares or other securities issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a bonus issue on, or a subdivision, consolidation or reclassification of, the Series A Preference Shares, (b) upon the grant to holders of the Series A Preference Shares of some rights or warrants to subscribe for or purchase
Series A Preference Shares at a price, or securities convertible into Series A Preference Shares with a conversion price, less than the then current market price of the Series A Preference Shares or (c) upon the distribution to the holders of the Series A Preference Shares of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. The company is not required to issue fractions of

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the units of one one-thousandth of a Series A Preference Share. In lieu of fractional units, an adjustment in cash may be made based on the market price of the Series A Preference Shares prior to the date of exercise.

    The number of outstanding rights and the number of units of one one-thousandths of a Series A Preference Share issuable upon exercise of each right are also subject to adjustment in the event of a subdivision of the common shares or a bonus issue of common shares or some other adjustments to the common shares which occur prior to the distribution date.

    Any Series A Preference Shares purchased upon the exercise of the rights will not be redeemable and will be subordinate to any other preference shares that may be issued by the company. Each Series A Preference Share will be entitled to a minimum preferential quarterly dividend payment, or, if greater, an aggregate dividend per share of 1,000 times the dividend declared in respect of a common share. In the event of liquidation, the holders of Series A Preference Shares will be entitled to a minimum preferential liquidation payment, or, if greater, 1,000 times the per share amount paid in respect of a common share. Each Series A Preference Share will have 1,000 votes, subject to adjustment, and will generally vote together with holders of common shares as a single class. Finally, in the event of any merger, amalgamation, consolidation or other transaction in which common shares are exchanged, each Series A Preference Share will be entitled to receive 1,000 times the amount paid in respect of a common share. These rights are protected by antidilution provisions.

    At any time prior to the earlier to occur of (a) the distribution date or
(b) the expiration of the rights, and under some other circumstances, our board may redeem the rights in whole, but not in part, for nominal consideration payable, at the option of our board of directors, in cash or common shares, which redemption will be effective on an action of our board of directors. Our board of directors, at its option, may exchange each right for (a) one one-thousandth of a Series A Preference Share or (b) such number of units of one one-thousandth of a Series A Preference Share as will equal the spread between the market price of each such unit to be issued and the purchase price of such unit.

    All of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date except that any reduction of the 20% thresholds described above or any extension of the final expiration date under the rights agreement requires the affirmative vote of at least 66% of the shares voting on a resolution to do so. After the distribution date, the provisions of the rights agreement may be amended by our board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights or, subject to some limitations, to shorten or lengthen any time period under the rights agreement. Until a right is exercised, the holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

    The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval or our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if such acquisition may be in the interest of our shareholders. Because our board can redeem the rights, the rights will not interfere with a merger, amalgamation or other business combination approved by our board. Under our bye-laws, our board may not adopt any other shareholder rights plan or similar device or agreement without the affirmative vote of at least 66% of the shares voting on a resolution.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    After this offering, we will have 81,980,000 common shares outstanding, assuming no exercise of the underwriters' over-allotment option and excluding 4,099,000 common shares reserved for issuance under our employee equity incentive plan. All of the common shares sold in this offering will be freely tradeable under the Securities Act, unless held by our "affiliates," as that term is defined by the SEC. In addition, all of the remaining common shares that will be held by the current shareholders of Bunge International Limited immediately after this offering who are not our affiliates will be freely tradeable under the Securities Act upon the expiration of the lock-up agreements described below.

    Shares that are owned by our affiliates may be sold in the public market subject to the restrictions of Rule 144 under the Securities Act. To our knowledge, approximately 2,181,419 of our common shares will be beneficially owned by our directors, executive officers and other affiliates after this offering. In general, Rule 144 as currently in effect permits an affiliate who beneficially owns our common shares to sell in any three-month period a number of common shares that does not exceed the greater of:

    - 1% of the number of common shares then outstanding, or approximately 819,800 common shares immediately after this offering, or

    - the average weekly trading volume of the common shares on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which such sale is made.

    Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us.

    We and our directors and executive officers and shareholders of Bunge International Limited have agreed with the underwriters pursuant to lock-up agreements that, subject to limited exceptions described in "Underwriters," for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the common shares, or cause a registration statement covering any common shares to be filed, without the prior written consent of Morgan Stanley & Co. Incorporated. After the expiration of the lock-up agreements, these shares will be freely eligible for sale in the public market as described above. The underwriters do not have any intention or arrangement at the present time to release any of the common shares subject to lock-up agreements prior to the expiration of the lock-up period.

    We have granted to the current shareholders of Bunge International Limited demand and piggyback registration rights under a registration rights agreement. The demand registration rights provide the holders with the right, subject to some conditions and limitations, to request that we effect a registration of all or a portion of their shares on up to three occasions over a three-year period beginning 180 days after the date of this prospectus. The piggyback registration rights provide the holders with the right, subject to some conditions and limitations, to include common shares owned by them in any registration of common shares made by us for our own account or the account of other shareholders over a five-year period beginning 180 days after the date of this prospectus.

    We intend to file registration statements on Form S-8 covering the sale of the common shares issued under our employee equity incentive plan and, when adopted, our non-employee directors' equity incentive plan. Accordingly, common shares registered under those registrations will be available for sale in the public market upon issuance of common shares pursuant to those plans, unless those shares are subject to vesting restrictions or subject to limitation on resale by "affiliates" pursuant to Rule 144 and under the lock-up agreements described above.

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                                    TAXATION

BERMUDA TAX CONSEQUENCES

    The following discussion is the opinion of Conyers Dill & Pearman, our special Bermuda tax counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016, be applicable to us or to any of our operations or to our shares or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property or leasehold interests in Bermuda held by us.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion, except for the specific discussion regarding Bunge's possible U.S. federal income tax characterization as a PFIC under the caption "--Passive Foreign Investment Company Status," is the opinion of Shearman & Sterling, our special federal tax counsel, as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares that may be relevant to you if you are a U.S. holder (as defined below). For purposes of this discussion, a U.S. holder is a beneficial owner of our shares that, for U.S. federal income tax purposes is (i) a U.S. citizen or resident alien individual, (ii) a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions.

    This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, and does not discuss any aspect of state, local or non-U.S. tax law. Moreover, this discussion deals only with our shares that you will hold as capital assets (generally, property held for investment), and it does not apply if you are subject to special tax rules, such as banks, insurance companies, securities dealers, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations, persons that hold our shares as part of an integrated investment (including a straddle), persons owning, directly, indirectly or constructively, 10% or more of our voting stock and persons whose "functional currency" is not the U.S. dollar. This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as now in effect, and all of which are subject to change, possibly with retroactive effect, and to different interpretations. If you are considering buying our shares, we urge you to consult your own tax advisor as to the tax consequences relevant to the ownership of our shares in light of your particular circumstances, including the effect of any state, local or non-U.S. laws.

    DISTRIBUTIONS

    A distribution of cash or property received by you in respect of our shares generally will be considered a taxable dividend to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the event that a distribution by us exceeds the amount of such current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of your tax basis in our shares, and thereafter as capital gain.

    The gross amount of any taxable dividend will be subject to U.S. federal income tax as ordinary dividend income and will not be eligible for the corporate dividends-received deduction. For foreign tax credit purposes, the dividend will be income from sources outside the United States. The limitation on foreign taxes eligible for the credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us generally will constitute "passive income" or in the case of certain U.S. holders "financial services income". Taxable dividends paid in a currency other than the U.S. dollar will be included in your gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date you receive the dividend, regardless of whether such currency is actually converted into U.S. dollars. Gain or loss, if any, that you realize on a sale or other disposition of the foreign currency will be ordinary income or loss. We urge you to consult your own tax advisor concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

    DISPOSITIONS

    Upon a sale or other taxable disposition of our shares, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in our shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held our shares for more than one year at the time of disposition. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to certain limitations under the Code. Any gain or loss you recognize on a sale or other taxable disposition of our shares generally will be treated as derived from U.S. sources for U.S. federal income tax purposes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to you with respect to distributions by us, or to the proceeds of a sale or redemption of our shares. Under the backup withholding rules, we or any paying agent may be required to withhold tax from any such payment if you fail to furnish your correct taxpayer identification number, to certify that you are not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed as a credit against your U.S. federal income tax liability and may entitle you to receive a refund provided that the required information is furnished to the Internal Revenue Service (the "IRS").

    PASSIVE FOREIGN INVESTMENT COMPANY STATUS

    Special U.S. federal income tax rules apply to U.S. persons owning shares of a "passive foreign investment company" (a "PFIC").

    A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

    - at least 75% of its gross income is "passive income"; or

    - on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

    For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury regulations (the "Commodity Exception"). Based on certain estimates of our gross income and gross assets and relying on the Commodity Exception, we do not believe that we currently are a PFIC, and do not anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by us on an annual basis and depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of our activities (including our ability to qualify for the commodities and similar exceptions), from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. Moreover, we will not obtain an opinion of counsel, and no ruling will be sought from the IRS, regarding our U.S. federal income tax characterization as a PFIC.

    If we are treated as a PFIC for any taxable year during which a U.S. holder held our shares, certain adverse consequences could apply to the U.S. holder (SEE discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. holder of our shares may desire to make an election to treat us as a "qualified electing fund" (a "QEF") with respect to such U.S. holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. holder's U.S. federal income tax return for the first taxable year in which our shares are held by such U.S. holder and we are treated as a PFIC.

    If a timely QEF election is made, the electing U.S. holder will be required to annually include in gross income (i) as ordinary income, a PRO-RATA share of our ordinary earnings, and (ii) as long-term capital gain, a PRO-RATA share of our net capital gain in either case, whether or not distributed by us. An electing U.S. holder that is a corporation will not be eligible for the dividends-received deduction in respect of such income or gain. In addition, in the event that we incur a net loss for a taxable year, such loss will not be available as a deduction to an electing U.S. holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years.

    In certain cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. holders may also be permitted to elect to defer the payment of some or all of their U.S. federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

    If we are treated as a PFIC for any taxable year during which a U.S. holder held our shares, we will provide to a U.S. holder, upon written request, all information and documentation that the U.S. holder is required to obtain in connection with its making a QEF election for U.S. federal income tax purposes.

    In general, if a U.S. holder of our shares fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the U.S. federal income tax consequences to such U.S. holder will be determined under the so-called "interest charge" method. Under such regime, (i) any gain derived from the disposition of PFIC stock (possibly including a gift, exchange in a corporate reorganization or grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (I.E., a distribution that exceeds 125% of the average distributions from the shorter of: the prior three years, or the U.S. holder's holding period for the stock), would be treated as ordinary income that was earned ratably over each day in the U.S. holder's holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, would be subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. holder, and (iii) an interest charge would be imposed on the resulting U.S. federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual U.S. holder.

    IN MANY CASES, APPLICATION OF THE INTEREST CHARGE REGIME WILL HAVE SUBSTANTIALLY MORE ONEROUS U.S. FEDERAL INCOME TAX CONSEQUENCES THAN WOULD RESULT TO A U.S. HOLDER IF A TIMELY QEF ELECTION IS MADE. ACCORDINGLY, IF WE ARE TREATED AS A PFIC FOR ANY TAXABLE YEAR, WE URGE U.S. HOLDERS OF OUR SHARES TO CONSIDER CAREFULLY WHETHER TO MAKE A QEF ELECTION, AND THE CONSEQUENCES OF NOT MAKING SUCH AN ELECTION, WITH RESPECT TO AN INVESTMENT IN OUR SHARES

    As an alternative to the QEF election, a U.S. holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange." Under applicable Treasury regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in DE MINIMIS quantities, on at least 15 days during each calendar quarter. We cannot assure you that our stock will be treated as regularly traded stock in a PFIC.

    If the mark-to-market election is made, the electing U.S. holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of such taxable year and its adjusted basis, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

    The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. Special rules would apply if the mark-to-market election is not made for the first taxable year in which a U.S. person owns stock of a PFIC.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares set forth opposite the names of the underwriters below:

                                                              NUMBER OF
NAME                                                            SHARES
----                                                          ----------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Prudential Securities Incorporated..........................
Salomon Smith Barney Inc....................................
                                                              ----------
        Total...............................................
                                                              ==========

    You may contact the representatives of the underwriters at the addresses set forth below for information on how to purchase common shares in this offering. You may contact Morgan Stanley & Co. Incorporated at 1585 Broadway, New York, New York 10036; Credit Suisse First Boston Corporation at 11 Madison Avenue, New York, New York 10010; Deutsche Banc Alex. Brown Inc. at One South Street, Baltimore, Maryland 21202; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, 250 Vesey Street, New York, New York, 10080; Prudential Securities Incorporated at One New York Plaza, New York, New York 10292; and Salomon Smith Barney Inc. at 388 Greenwich Street, New York, New York 10013.

    The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

    The underwriters initially propose to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $               a share under the public offering
price. Any underwriter may allow, and such dealers may reallow, a concession not
in excess of $               a share to other underwriters or to other dealers.
After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives. It is anticipated that Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, and CSFBdirect, an affiliate of Credit Suisse First Boston Corporation, may be a member of the syndicate or selling group and engage in electronic offers, sales and distribution of the shares being offered.

    A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead manager to underwriters that may make Internet distributions on the same basis as other allocations.

    Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,640,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be approximately
$344.1 million, the total underwriters' discounts and commissions would be approximately $20.2 million and our total proceeds would be approximately
$323.9 million.

    The following table details the estimated offering expenses payable by us.

Securities and Exchange Commission registration fee.........  $   91,080
National Association of Securities Dealers, Inc. filing
  fee.......................................................      30,500
New York Stock Exchange listing fee.........................     150,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................   1,800,000
Accounting fees and expenses................................   1,000,000
Transfer agent fees and expenses............................       3,000
Miscellaneous...............................................     500,000
                                                              ----------
    Total...................................................  $3,874,580
                                                              ==========

    The underwriters have agreed to reimburse some of Bunge's offering expenses.

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of common shares offered by them.

    We have applied to list our common shares on the New York Stock Exchange under the symbol "BG".

    We, our directors and executive officers and shareholders of Bunge International Limited who will own our common shares after this offering have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares,

whether any transaction described above is to be settled by delivery of the common shares or such other securities, in cash or otherwise.

    The restrictions described in the preceding paragraph do not apply to:

    - the sale of the shares to the underwriters;

    - the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

    - issuances by us of common shares in connection with the merger or amalgamation with or acquisition of another company or the acquisition of the assets or property of a company and the related entry into a merger, amalgamation or acquisition agreement, so long as recipients of the common shares agree to be bound by the lock-up restrictions described in this prospectus for the remainder of the lock-up period; however, if we are unable to obtain signed, written lock-up agreements from the recipients of common shares in connection with a merger, amalgamation or acquisition as described in this bullet point, then we may only enter into a merger, amalgamation or acquisition agreement, make a public announcement of the transaction and make the related filing of a registration statement but we may not make the related issuance of our common shares;

    - the issuance by us of stock options, restricted stock or other awards granted pursuant to our employee equity incentive plan or non-employee directors' equity incentive plan; provided that such awards do not become exercisable or vest during such 180-day period;

    - transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of this offering;

    - transfers of common shares by any person other than us by gift, will or intestacy, including transfers to such person's family members or to a settlement or trust;

    - transfers by any person other than us to affiliates (as defined in Regulation C under the Securities Act of 1933) of such person;

    - transfers by any person other than us as a distribution to limited partners, members or shareholders of such person, and, in the case of a settlement or trust, to the trust beneficiaries;

    - transfers occurring by operation of law;

    - pledges of common shares by any person other than us to a bank or other financial institution; or

    - transfers by any person other than us to other shareholders of Bunge that have executed the same lock-up agreements in connection with the offering,

provided, that any recipient, transferee or pledgee pursuant to the sixth through eleventh bullet points above who is not already bound by a lock-up agreement will be required to execute a lock-up agreement in substantially the same form covering the remainder of the 180-day period.

    From time to time, Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation have provided, and continue to provide, investment banking services to us.

    We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of our common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common shares. The initial public offering price will be determined by negotiations between us and the representatives. The material factors to be considered in determining the initial public offering price will be:

    - our sales, earnings and results of operations in recent periods;

    - our current financial position;

    - our future prospects and our industries in general;

    - the price-earnings ratios, price-sales ratios and market prices of securities; and

    - financial and operating information of companies engaged in businesses similar to ours.

    Because some of the underwriters are lenders under the commercial paper program to be repaid by us and will receive more than 10% of the net proceeds of this offering, those underwriters may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has assumed the responsibilities of acting as a qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. Morgan Stanley & Co. Incorporated, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Morgan Stanley & Co. Incorporated will receive no compensation for acting in this capacity; however, we have agreed to indemnify Morgan Stanley & Co. Incorporated for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                        ENFORCEMENT OF CIVIL LIABILITIES

    We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and officers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States and to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

    We have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of this offering, and we have appointed our principal executive offices in White Plains, New York to accept service of process in any such action.

    This prospectus has been filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

                                 LEGAL MATTERS

    The validity of the common shares offered in this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Nicholas P. Johnson, a partner of Conyers Dill & Pearman, serves as our corporate secretary. Various U.S. law matters relating to this offering will be passed upon for us by Shearman & Sterling, New York, New York, special U.S. counsel, and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Bunge Limited and subsidiaries as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Fertifos Administracao e Participacao S.A. and subsidiaries as of December 31, 1999 and March 31, 2000 and for the year ended December 31, 1999 and the three month period ended
March 31, 2000 and the consolidated financial statements of Manah S.A. and subsidiaries as of December 31, 1999 and March 31, 2000 and for the year ended December 31, 1999 and the three month period ended March 31, 2000 included in this prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    You may contact Deloitte & Touche at Corner House, Church-Parliament Streets, Hamilton HM12, Bermuda and Deloitte Touche Tohmatsu at Rua Bela Cintra, 881, CEP-01415-910, Sao Paulo-S.P., Brazil.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common shares to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's public reference rooms at:

    - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    - Seven World Trade Center, 13th Floor, New York, New York 10048; or

    - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits. When the common shares begin trading on the New York Stock Exchange, copies of reports and other information may also be inspected in the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    As a result of this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, including annual reports on Form 20-F, and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements and relating to short swing profits reporting and liability. In addition, we are not required to file annual, quarterly or current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file, as long as we are required to do so, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing consolidated financial statements audited by an independent public accounting firm. We also intend to file quarterly reports on Form 6-K with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                              --------------------------
BUNGE LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets at December 31, 1999 and 2000...  F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1998, 1999 and 2000..........................  F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999 and 2000..........................  F-5
Consolidated Statements for Shareholder's Equity for the
  Years Ended December 31, 1998, 1999, and 2000.............  F-6
Notes to Consolidated Financial Statements..................  F-7
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Consolidated Interim Balance Sheets at December 31, 2000 and
  March 31, 2001............................................  F-32
Consolidated Interim Statements of Income for the Three
  Months Ended March 31, 2000 and 2001......................  F-33
Consolidated Interim Statements of Cash Flows for the Three
  Months Ended March 31, 2000 and 2001......................  F-34
Notes to Consolidated Interim Financial Statements..........  F-35

MANAH S.A. AND SUBSIDIARIES
Independent Auditors' Report................................  F-42
Consolidated Balance Sheets at December 31, 1999 and March
  31, 2000..................................................  F-43
Consolidated Statements of Income for the Year Ended
  December 31, 1999 and the Three Months Ended March 31,
  2000......................................................  F-44
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1999 and the Three Months Ended March 31,
  2000......................................................  F-45
Consolidated Statements of Shareholders' Equity for the Year
  Ended December 31, 1999 and the Three Months Ended March
  31, 2000..................................................  F-46
Notes to Consolidated Financial Statements..................  F-47

FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES
Independent Auditors' Report................................  F-54
Consolidated Balance Sheets at December 31, 1999 and March
  31, 2000..................................................  F-55
Consolidated Statements of Income for the Year Ended
  December 31, 1999 and the Three Months Ended March 31,
  2000......................................................  F-56
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1999 and the Three Months Ended March 31,
  2000......................................................  F-57
Consolidated Statements of Shareholders' Equity for the Year
  Ended December 31, 1999 and the Three Months Ended March
  31, 2000..................................................  F-58
Notes to Consolidated Financial Statements..................  F-59

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Bunge Limited and Subsidiaries
Bermuda

    We have audited the accompanying consolidated balance sheets of Bunge Limited and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE
Hamilton, Bermuda
April 2, 2001
(July 12, 2001 as to the
effects of the share exchange and share dividend described
in Note 18 and 20)

                         BUNGE LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

             (UNITED STATES DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1999             2000
                                                              --------         --------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................   $  363           $  423
  Marketable securities.....................................       --               61
  Trade accounts receivable (less allowance of $57 and
  $59)......................................................      511              873
  Inventories (Note 4)......................................      923            1,311
  Recoverable taxes.........................................      152              225
  Deferred income taxes (Note 7)............................        9               21
  Other current assets (Note 5).............................      483              513
                                                               ------           ------
Total current assets........................................    2,441            3,427
                                                               ------           ------
Property, plant and equipment, net (Note 6).................    1,268            1,859
Goodwill and other intangible assets, net...................      206              200
Investments in affiliates...................................      166               54
Deferred income taxes (Note 7)..............................      146              169
Receivables from related parties (Note 12)..................      239               --
Other non-current assets....................................      145              145
                                                               ------           ------
TOTAL ASSETS................................................   $4,611           $5,854
                                                               ======           ======
                         LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Short-term debt (Note 9)..................................   $  708           $1,268
  Current portion of long-term debt (Note 10)...............      328              254
  Trade accounts payable....................................      748              839
  Other current liabilities.................................      362              385
                                                               ------           ------
Total current liabilities...................................    2,146            2,746
                                                               ------           ------
Long-term debt (Note 10)....................................      793            1,003
Deferred income taxes (Note 7)..............................       37              141
Payable to related party (Note 12)..........................       41               --
Other non-current liabilities (Note 13).....................      214              282

Commitments and contingencies (Note 13)

Minority interest in subsidiaries (Note 14).................      183              543

Shareholder's equity:
  Common stock, par value $.01; 240,000,000 authorized,
    64,380,000 issued and outstanding shares and additional
    paid-in capital.........................................    1,303            1,429
  Shareholder receivable (Note 12)..........................       --             (126)
  Retained earnings.........................................      297              309
  Accumulated other comprehensive loss......................     (403)            (473)
                                                               ------           ------
Total shareholder's equity..................................    1,197            1,139
                                                               ------           ------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................   $4,611           $5,854
                                                               ======           ======

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

             (UNITED STATES DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
Net sales.............................................  $     9,103   $     8,075   $     9,667
Cost of goods sold....................................        8,433         7,463         8,935
Impairment and restructuring charges (Note 16)........           --            --            49
                                                        -----------   -----------   -----------
GROSS PROFIT..........................................          670           612           683
Selling, general and administrative expenses..........          374           332           387
                                                        -----------   -----------   -----------
INCOME FROM OPERATIONS................................          296           280           296
Non-operating income (expense)--net (Note 17).........         (120)         (296)         (225)
                                                        -----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAX, MINORITY INTERESTS,
  AND DISCONTINUED OPERATIONS.........................          176           (16)           71
Income tax (expense) benefit (Note 7).................          (43)           27           (12)
                                                        -----------   -----------   -----------
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED
  OPERATIONS..........................................          133            11            59
Minority interest.....................................          (33)            4           (37)
                                                        -----------   -----------   -----------
INCOME BEFORE DISCONTINUED OPERATIONS.................          100            15            22
Discontinued operations (Note 3)
  Loss from discontinued operations, net of tax
  benefit of $1 (2000) $3 (1999) and $7 (1998)........           (8)          (20)          (10)
                                                        -----------   -----------   -----------
NET INCOME (LOSS).....................................  $        92   $        (5)  $        12
                                                        ===========   ===========   ===========
EARNINGS PER COMMON SHARE--BASIC AND DILUTED:
  Income before discontinued operations...............  $      1.55   $       .23   $       .34
  Discontinued operations.............................         (.12)         (.31)         (.15)
                                                        -----------   -----------   -----------
Net income (loss) per share...........................  $      1.43   $      (.08)  $       .19
                                                        ===========   ===========   ===========
Weighted-average number of shares outstanding--basic
  and diluted.........................................   64,380,000    64,380,000    64,380,000

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (UNITED STATES DOLLARS IN MILLIONS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
Net income (loss)...........................................   $   92       $  (5)      $  12
Adjustment to reconcile net income to cash provided by (used for) operating activities:
  Unrealized foreign exchange (gain) loss...................       85          74         (16)
  Unrealized gain on marketable securities..................       --          --          (6)
  Bad debt expense..........................................       16          15           7
  Depreciation, depletion and amortization..................      144         101         149
  Deferred income taxes.....................................       (2)        (29)        (17)
  Impairment and restructuring charges......................       --          --          44
  Gain on sale of property, plant and equipment and
    investments.............................................      (16)         --          (6)
  Discontinued operations...................................        8          20          10
  Equity in earnings of affiliates..........................      (11)         --          (4)
  Minority interest.........................................       33          (4)         37
  Changes in operating assets and liabilities, excluding the effects of acquisitions:
    Marketable securities...................................      (53)         54          (7)
    Trade accounts receivable...............................      (61)        (67)       (336)
    Inventories.............................................       20         (20)       (311)
    Recoverable taxes.......................................      (10)         28         (72)
    Trade accounts payable..................................      (26)       (138)         (6)
    Other--net..............................................      (69)          8           1
                                                               ------       -----       -----
      Cash provided by (used for) operating activities......      150          37        (521)
INVESTING ACTIVITIES
Payments made for capital expenditures......................     (279)       (140)       (184)
Proceeds from disposal of property, plant and equipment.....      103           7           7
Business acquisitions, net of cash acquired.................     (146)         (2)        (78)
Investments in affiliates...................................       --         (12)         (2)
(Investments in) repayments of related party loans..........     (207)         39         166
                                                               ------       -----       -----
      Cash used for investing activities....................     (529)       (108)        (91)
FINANCING ACTIVITIES
Net change in short-term debt...............................      553        (231)        612
Proceeds from long-term debt................................      271         388         389
Repayment of long-term debt.................................     (888)       (501)       (447)
Net proceeds from issuance of redeemable preferred stock by
  subsidiary................................................       --          --         163
Dividends paid to shareholder...............................      (20)         --          --
Dividends paid to minority interest.........................       --          (3)        (18)
Capital contributions from shareholder......................       39          93          --
Capital contributions from minority interest................       --           1          10
                                                               ------       -----       -----
      Cash (used for) provided by financing activities......      (45)       (253)        709
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (83)       (177)        (37)
                                                               ------       -----       -----
Net (decrease) increase in cash and cash equivalents........     (507)       (501)         60
Cash and cash equivalents, beginning of year................    1,371         864         363
                                                               ------       -----       -----
Cash and cash equivalents, end of year......................   $  864       $ 363       $ 423
                                                               ======       =====       =====

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

             (UNITED STATES DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                              COMMON
                                              STOCK
                                               AND                                 ACCUMULATED
                                            ADDITIONAL                                OTHER            TOTAL
                                 COMMON      PAID-IN     SHAREHOLDER   RETAINED   COMPREHENSIVE    SHAREHOLDER'S   COMPREHENSIVE
                                 SHARES      CAPITAL     RECEIVABLE    EARNINGS   INCOME (LOSS)       EQUITY       INCOME (LOSS)
                               ----------   ----------   -----------   --------   --------------   -------------   --------------
Balances, at January 1,
  1998.......................  64,380,000     $1,223        $  --        $230         $  --           $1,453
                               ----------     ------        -----        ----         -----           ------
Comprehensive income--1998:
  Net income.................          --         --           --          92            --               92           $  92
  Other comprehensive income
    (loss):
    Foreign exchange
      translation
      adjustment.............          --         --           --          --           (42)              --             (42)
    Recognition of deferred
      tax assets on change in
      functional currency....          --         --           --          --            25               --              25
                                                                                      -----                            -----
  Total comprehensive income
    (loss)...................          --         --           --          --           (17)             (17)          $  75
                                                                                      -----                            =====
Dividend paid................          --         --           --         (20)           --              (20)
Return of capital
  (Note 3)...................          --        (52)          --          --            --              (52)
Capital contribution
  (Note 12)..................          --         39           --          --            --               39
                               ----------     ------        -----        ----         -----           ------
Balances, December 31,
  1998.......................  64,380,000      1,210           --         302           (17)           1,495
                               ----------     ------        -----        ----         -----           ------
Comprehensive loss--1999:
  Net loss...................          --         --           --          (5)           --               (5)          $  (5)
  Other comprehensive loss:
    Foreign exchange
      translation
      adjustment.............          --         --           --          --          (386)              --            (386)
                                                                                      -----                            -----
  Total comprehensive loss...          --         --           --          --          (386)            (386)          $(391)
                                                                                      -----                            =====
Capital contribution
  (Note 12)..................          --         93           --          --            --               93
                               ----------     ------        -----        ----         -----           ------
Balances, December 31,
  1999.......................  64,380,000      1,303           --         297          (403)           1,197
                               ----------     ------        -----        ----         -----           ------
Comprehensive income (loss)--
  2000:
  Net income.................          --         --           --          12            --               12           $  12
  Other comprehensive loss:
    Foreign exchange
      translation
      adjustment.............          --         --           --          --           (70)              --             (70)
                                                                                      -----                            -----
  Total comprehensive loss...          --         --           --          --           (70)             (70)          $ (58)
                                                                                      -----                            =====
Capital contribution
  (Note 12)..................          --        126         (126)         --            --               --
                               ----------     ------        -----        ----         -----           ------
Balances, December 31,
  2000.......................  64,380,000     $1,429        $(126)       $309         $(473)          $1,139
                               ==========     ======        =====        ====         =====           ======

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL

    DESCRIPTION OF BUSINESS--Bunge Limited is a Bermuda holding company incorporated in May 1995 and is a wholly-owned subsidiary of Bunge International Limited ("Bunge International"), a privately held Bermuda company.

    Bunge Limited and Subsidiaries (collectively, "Bunge") is an integrated, global agribusiness and food company with primary operations in North and South America and worldwide distribution capabilities. Bunge operates in eight business segments, which are aggregated into five reporting segments: agribusiness, fertilizer, edible oil products, wheat milling and bakery products and other.

    AGRIBUSINESS--Bunge's agribusiness activities include grain origination, oilseed processing and international marketing. Bunge's primary grain origination and oilseed processing assets are located in the United States, Brazil and Argentina.

    FERTILIZER--Bunge's fertilizer segment is involved in every stage of the fertilizer business, from mining of raw materials to sales of mixed fertilizer formulas. Bunge's fertilizer activities are located in Brazil.

    EDIBLE OIL PRODUCTS--Bunge's edible oil products segment consists of producing and selling edible oil products, such as shortenings and oils, margarine, mayonnaise and other products derived from refined vegetable oil. Bunge's edible oil products segment is located in the United States and in Brazil.

    WHEAT MILLING AND BAKERY PRODUCTS--Bunge's wheat milling and bakery products segment consists of producing and selling flours, bakery mixes and baked goods. Bunge's wheat milling and bakery products segment is located in the United States and in Brazil.

    OTHER--The other segment includes the soy ingredients business and the corn products business. The soy ingredients business consists of producing and selling soy functional ingredients and nutraceuticals. The corn products business consists of producing and selling products derived from corn.

    BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which Bunge exercises control and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation. Bunge has no non-consolidated majority owned subsidiaries.

    Investments in 20% to 50% affiliates in which Bunge has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at acquisition cost, plus Bunge's equity in undistributed earnings or losses since acquisition. Investments in less than 20% owned affiliates are accounted for by the cost method.

    Bunge periodically reviews its non-current investments for which fair value is less than the carrying value to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the carrying value of the investment is written down to fair value. The amount of any write-down is included in the results of operations.

    In 1998, Bunge International announced its intention to segregate certain of its agribusiness related subsidiaries into Bunge. Consequently, Bunge International contributed certain subsidiaries to Bunge and arranged the divestment of others. Simultaneously, Bunge formalized its plan to divest certain divisions of the subsidiaries contributed by Bunge International (see
Note 3). The planned legal reorganization was completed in 2000. The consolidated financial statements reflect the results of operations, financial

                         BUNGE LIMITED AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL (CONTINUED) position, changes in shareholder's equity and cash flows of the subsidiaries that have been contributed to Bunge on an as if pooling basis for all periods presented.

    General corporate overhead cost incurred by Bunge International on behalf of Bunge have been allocated to Bunge based on an assessment of the actual expenses incurred to support Bunge's operations. The costs allocated to Bunge were $22 million, $25 million, and $20 million in 2000, 1999 and 1998, respectively, and are reported in selling, general and administrative expenses in the consolidated statements of income. The costs of these services allocated to Bunge are not necessarily indicative of the costs that would have been incurred if Bunge had performed these functions as a stand-alone entity. Bunge believes the allocation method is reasonable.

    USE OF ESTIMATES AND CERTAIN CONCENTRATIONS--The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, contingent liabilities, income tax valuation allowance, other accrued expenses and fair value of financial instruments. Actual amounts may vary from those estimates.

    The availability and price of agricultural commodities used in Bunge's operations are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand created by population growth and higher standards of living, and global production of similar and competitive crops.

    Bunge has a significant portion of its operations in the United States and Brazil, which represented 52% and 40%, respectively, of consolidated net sales in 2000.

    TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS--The functional currency of all foreign subsidiaries of Bunge is the local currency and, as such, amounts included in the consolidated statements of income are translated at rates which approximate actual exchange rates at the date of the transaction (weighted average rates). Assets and liabilities are translated at year-end exchange rates and resulting foreign exchange translation adjustments are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

    In July 1997, the Brazilian economy ceased to be considered hyperinflationary. As a result, Bunge's Brazilian operations began to use the Brazilian REAL as their functional currency effective January 1, 1998. As a result of conversion to the Brazilian REAL as the functional currency Bunge recognized a deferred tax asset of $25 million in other comprehensive income related to previously unrecognized deferred tax assets on book to tax basis differences on long-lived assets.

    FOREIGN CURRENCY TRANSACTIONS--Monetary assets and liabilities of Bunge and its subsidiaries denominated in currencies other than their functional currency are remeasured into their respective functional currencies at exchange rates in effect at the balance sheet date. The resulting exchange gains or losses are included in the consolidated statements of income.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less.

                         BUNGE LIMITED AND SUBSIDIARIES

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL
(CONTINUED)
    MARKETABLE SECURITIES--Marketable securities are classified as trading securities and are reported at fair value based on quoted market prices with unrealized gains and losses included in non-operating expenses--net in the consolidated statements of income.

    DERIVATIVES--Bunge enters into agricultural commodity derivative contracts, including exchange-traded futures and options, to hedge its related inventories, purchase and sale contracts and production requirements. These contracts are predominantly settled in cash.

    For those contracts that hedge inventories, the contracts are recorded at market values as a component of inventory with the associated changes in market values recorded as a component of costs of goods sold.

    Bunge's oilseed processing business defers and reflects commodity contract gains and losses, which hedge anticipated transactions, as adjustments to the basis of underlying hedge commodities purchased; gains or losses are recognized in the statement of earnings as a component of cost of goods sold upon sale of the hedge commodity.

    In general, derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Changes in market values of derivative instruments must be highly correlated with changes in market value of underlying hedged items both at inception of the hedge and over the life of the hedge contract. Deferred gains or losses related to any instrument 1) designated, but ineffective as a hedge of existing assets, liabilities, or firm commitments, or
2) designated as a hedge of an anticipated transaction which is no longer likely to occur, are recognized immediately in the statement of earnings.

    Bunge also enters into derivative financial instruments, including foreign currency swaps and purchased call options to limit exposures to changes in foreign currency exchange rates with respect to its recorded foreign currency denominated assets and liabilities. Realized and unrealized gains and losses on foreign exchange swap contracts and changes in the intrinsic value of option contracts are recognized currently as a component of foreign exchange in the consolidated statements of income. The forward rate differential on swaps and the time value premium of the options are recognized over the life of the contract.

    Bunge does not enter into derivative contracts for purposes of trading.

    INVENTORIES--Inventories in the agribusiness segment, which consist of merchandisable agricultural commodities, are stated at market value (net realizable value) adjusted for gains and losses on forward purchase and sale contracts and exchange traded futures. The merchandisable agricultural commodities are interchangeable, have immediately quoted market prices, may be sold without significant further processing and have predictable insignificant costs of disposal. Changes in the market values of merchandisable agricultural commodities inventories are recognized in earnings immediately as a component of cost of goods sold.

    Inventories in the fertilizer and the other business segments are stated at the lower of cost or market. All other inventories are stated at the lower of cost or market. Cost is determined using the weighted-average cost method.

    RECOVERABLE TAXES--Recoverable taxes represent Value Added Taxes paid on the acquisition of raw materials and other services which can be offset against similar future taxes due on sales.

                         BUNGE LIMITED AND SUBSIDIARIES

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL
(CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT, NET--Property, plant and equipment net is stated at cost less accumulated depreciation and depletion. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Included in property, plant, and equipment are mining properties that are stated at cost less accumulated depletion. Depletion is computed using the unit-of-production method based on proven and probable reserves. Useful lives for property, plant and equipment are as follows:

                                                               YEARS
                                                              --------
Buildings...................................................   10-50
Machinery and equipment.....................................    7-15
Furniture, fixtures and other...............................    3-10

    Bunge capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset's estimated useful life.

    GOODWILL AND OTHER INTANGIBLE ASSETS, NET--Goodwill relates to the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in an acquisition. It is amortized on a straight-line basis over its estimated useful life of 40 years. Other intangible assets include brands and trademarks recorded at fair value at the date of acquisition. They are amortized on a straight-line basis over their estimated useful lives, ranging from 10 to 40 years. Accumulated amortization for goodwill, and other intangible assets was $42 million and $34 million at December 31, 2000 and 1999, respectively.

    IMPAIRMENT OF LONG-LIVED ASSETS--Bunge reviews for impairment its long lived assets and identified intangibles whenever events or changes in circumstances indicate that carrying amounts of an asset may not be recoverable. In performing the review for recoverability, Bunge estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest changes) is less than the carrying amount of the asset, an impairment loss is recognized; otherwise, no impairment loss is recognized. Measurement of an impairment loss to be recognized for long-lived assets and identifiable intangibles that Bunge expects to hold and use is based on the excess of carrying value over the fair value of the asset.

    Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    The recoverability of goodwill not identified with impaired assets is evaluated on the basis of management's estimates of the future undiscounted cash flows associated with the related acquired business.

    STOCK BASED COMPENSATION--Bunge uses APB Opinion 25 and FIN 28 to account for stock based compensation, accruing costs over the vesting/performance period and adjusting costs for subsequent changes in the fair market value of the awards.

    EARNINGS PER SHARE--Basic earnings per common share (EPS) amounts are computed by dividing consolidated net income by the weighed average number of common shares outstanding (64,380,000 for 2000, 1999 and 1998). Diluted EPS amounts are computed assuming the issuance of common stock for all potentially dilutive securities outstanding. There were no potentially dilutive securities outstanding for the years ended December 31, 2000, 1999, and 1998.

                         BUNGE LIMITED AND SUBSIDIARIES

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL
(CONTINUED)
    INCOME TAXES--Income tax expenses are recognized based on the tax jurisdictions within which Bunge's subsidiaries operate. Under current Bermuda law, Bunge is not required to pay taxes in Bermuda on either income or capital gains. The major tax jurisdictions in which Bunge operates are the U.S. and Brazil. The provision for income taxes includes income taxes currently payable and deferred income taxes arising as a result of temporary differences between financial and tax reporting. Deferred tax assets are offset by valuation allowances if it is determined that realization is unlikely.

    REVENUE RECOGNITION--Sales of agricultural commodities, fertilizers and all other products are recognized as risk and title to the product transfer to the customer, which occurs at the time the shipment is made. Net sales are gross sales less discounts related to promotional programs and sales taxes.

    Fertilizer products delivered under secured advances to suppliers of agricultural commodities, which are repaid through the delivery of soybeans, are accounted for as sales at the date of delivery of the fertilizer product. The value of the sale is determined based upon the fair value of the fertilizer product. Bunge recorded sales of fertilizer products sold under secured advances to suppliers totaling $78 million, $41 million and $28 million in 2000, 1999 and 1998, respectively, as a component of net sales. Bunge has no standing barter agreements. Had these advances been made in cash rather than fertilizer, consolidated operating cash flows would have been reduced by $34 million, $16 million and $30 million in 2000, 1999 and 1998, respectively.

    RESEARCH AND DEVELOPMENT--Research and development costs are expensed as incurred. Research and development expenses were $5 million, $4 million and $6 million in 2000, 1999 and 1998, respectively.

    NEW ACCOUNTING PRONOUNCEMENTS--Effective January 1, 2001, Bunge will adopt Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. As a result of this adoption, Bunge will record, in the first quarter of 2001, an adjustment to income as a cumulative effect of change in accounting principle of $7 million, net of $4 million tax expense, for the fair value of previously unrecognized derivative instruments. Bunge will also record an adjustment to other comprehensive income (loss) of $(3) million, net of $2 million tax benefit, for derivatives which hedge the variable cash flows of certain forecasted transactions, which were previously classified in inventory.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, as amended, Revenue Recognition in Financial Statements ("SAB 101"), which provides an interpretation of when the revenue recognition criteria have been met. If a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should continue to be applied. However, in the absence of authoritative literature addressing a specific arrangement or a specific industry, SAB 101 provides additional guidance as to the criteria applied by the SEC. The additional guidance of SAB 101 did not have any effect on Bunge's revenue recognition policies.

    In March 2000, the FASB issued Interpretation No. 44: Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25 ("FIN 44"). This Interpretation clarifies (a) the definition of an employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an

                         BUNGE LIMITED AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES GENERAL (CONTINUED) exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have an effect on Bunge's financial position or results of operations.

2.  BUSINESS ACQUISITIONS

    BUNGE FERTILIZANTES S.A.--In July 1998, Bunge affected a merger, through a share exchange, between two of its subsidiaries resulting in the acquisition of Fertisul S.A., a Brazilian fertilizer company, by Fertilizantes Serrana S.A. The shareholders of Fertisul S.A. were given a put right, which expired 30 days after the date of the merger, for their interest in the combined entity. Bunge has accounted for the merger as an acquisition of a minority interest. The fair value of the consideration given, including the cash paid on the exercised put rights of $15 million, was $27 million. Subsequent to the merger, Bunge had a 91% interest in the combined entity Fertilizantes Serrana S.A. No goodwill was recorded as a result of the above transactions.

    In April 2000, Bunge acquired a 21% interest in, representing 57% of the voting stock and thus control of, Manah S.A. ("Manah"), a Brazilian fertilizer company for $47 million in cash, net of cash acquired of $36 million.

    In August 2000, Bunge affected a merger, through a share exchange, between two of its subsidiaries resulting in the acquisition of Fertilizantes Serrana S.A. by Manah. The shareholders of Fertilizantes Serrana S.A. were given a put right, which expired unexercised 30 days after the date of the merger, for their interest in the combined entity. Bunge has accounted for the merger as an acquisition of a minority interest. The fair value of the consideration given was $53 million. Subsequent to the transaction Bunge had a 72% interest in the combined entity that was renamed Bunge Fertilizantes S.A.

    Prior to the acquisition, both Bunge and Manah had an equity investment in Fertifos Administracao e Participacao S.A and subsidiaries ("Fosfertil"). As a result of the acquisition of Manah, Bunge obtained a controlling interest in Fosfertil, a Brazilian phosphate mining company and producer of intermediary fertilizer products. Bunge has consolidated the results of operations of Manah and Fosfertil since April 2000.

                         BUNGE LIMITED AND SUBSIDIARIES

2.  BUSINESS ACQUISITIONS (CONTINUED)
    The following table summarizes the allocation of the purchase price in the April 2000 Manah acquisition, the August 2000 merger of Fertilizantes Serrana S.A. and Manah, and the consolidation of Fosfertil:

CALCULATION OF PURCHASE PRICE:
  Cash paid.................................................  $  83
  Shares issued.............................................     53
  Current liabilities assumed...............................    288
  Other liabilities assumed.................................    417
                                                              -----
                                                              $ 841
                                                              =====
ALLOCATION OF PURCHASE PRICE:
  Current assets............................................  $ 340
  Property, plant and equipment (excluding mining
  properties)...............................................    542
  Mining properties.........................................    204
  Other assets..............................................     50
  Minority interest.........................................   (179)
                                                              -----
                                                                957

  Previous net investment in Fosfertil under the equity
  method....................................................   (116)
                                                              -----
                                                              $ 841
                                                              =====

    BUNGE ALIMENTOS S.A.--In September 2000, Bunge affected a merger, through a share exchange, between two of its subsidiaries resulting in the acquisition of Santista Alimentos S.A. ("Santista"), representing Bunge's Brazilian edible oil products and wheat milling and bakery operations, by Ceval Alimentos S.A. ("Ceval"), representing Bunge's Brazilian agribusiness operations. The shareholders of Santista were given a put right, which expired 30 days after the date of the merger for their interest in the combined entity. Bunge has accounted for the merger as an acquisition of minority interest. The fair value of the consideration given, including the cash paid on the exercised put rights of $24 million, was $25 million. Subsequent to the merger Bunge had a 71% interest in the combined entity that was renamed Bunge Alimentos S.A. Goodwill of $3 million was recorded as a result of the transaction.

    OTHER--In 1998, Bunge acquired two frozen bakery product facilities for a total cost of $35 million. These acquisitions were accounted for using the purchase method and resulted in goodwill of $26 million, which is being amortized over 40 years. The results of operations of these facilities were consolidated from the date of acquisition.

    In 1998, Bunge acquired the remaining 44% of Bunge Ceval, an Argentine soy crushing and grain merchandising concern, for cash of $39 million. This acquisition was accounted for as a purchase and resulted in goodwill of $17 million, which is being amortized over 40 years. This acquisition was funded through a capital contribution from Bunge International in the same amount.

    In 1998, Bunge completed several other acquisitions that included an additional 5% interest in Ceval, a controlling interest in the Argentine port facility Terminal Bahia Blanca, the remaining interest in Barilla, a Brazilian pasta concern, and controlling interests in the Brazilian fertilizer concerns Anhanguera and Takenaka. These acquisitions, totaling $57 million, were paid for in cash. Goodwill of $2 million was recognized as a result of these transactions.

                         BUNGE LIMITED AND SUBSIDIARIES

2.  BUSINESS ACQUISITIONS (CONTINUED)
    The following unaudited pro forma summary reflects the results of operations as if the above acquisitions had been consummated as of January 1, 1998, after including the impact of certain adjustments such as depreciation and depletion on assets acquired.

                                                           YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------
(US$ IN MILLIONS EXCEPT PER SHARE DATA)             1998             1999             2000
---------------------------------------             ----             ----             ----
Net sales.................................        $10,041          $ 8,838           $9,782
Net income (loss).........................        $    78          $   (54)          $    8
Net income (loss) per common share........        $  1.21          $  (.84)          $  .12

    The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions had been completed as of the beginning of the periods presented. In addition, they are not intended to be a projection of future results of operations and do not reflect any of the synergies that might be achieved from combined operations.

3.  DISCONTINUED OPERATIONS

    In March 2001, Bunge committed to a divestiture plan and sold its Brazilian baked goods division, Plus Vita S.A. to a third party. The divestiture resulted in a gain to Bunge of approximately $3 million, which will be recorded in 2001. The net assets of the division at December 31, 2000 and 1999 were $59 million and $88 million, respectively, and are classified in other current assets.

    In March 1998, Bunge formalized its plan to divest the meat and poultry division of Bunge Alimentos S.A. through a capital return at book value to Bunge International. The divestiture was completed in December 1998 through a capital return of $52 million to Bunge International.

    Accordingly, the operating results for the divisions disposed have been separately classified and reported for all periods presented.

                         BUNGE LIMITED AND SUBSIDIARIES

3.  DISCONTINUED OPERATIONS (CONTINUED)

    The following table summarizes the financial information related to the discontinued operations:

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
(US$ IN MILLIONS)                                                   1998          1999          2000
-----------------                                                 --------      --------      --------
Net sales:
  Baked goods division......................................        $117          $ 64          $ 68
  Meat and poultry division.................................        $703          $ --          $ --

Net loss:
  Baked goods division......................................        $ (5)         $(20)         $(10)
  Meat and poultry division.................................        $ (3)         $ --          $ --

4.  INVENTORIES

    Inventories consist of the following:

                                                                       DECEMBER 31,
                                                                  ----------------------
(US$ IN MILLIONS)                                                   1999          2000
-----------------                                                 --------      --------
Agribusiness--Readily marketable inventories at market
  value.....................................................       $  642        $  876
Fertilizer..................................................          117           298
Edible oils.................................................           77            60
Wheat milling and bakery....................................           16            17
Other.......................................................           71            60
                                                                   ------        ------
Total.......................................................       $  923        $1,311
                                                                   ======        ======

    READILY MARKETABLE INVENTORIES AT MARKET VALUE-- Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Included in readily marketable inventories was unrealized gains (losses) on related derivative contracts of $7 million and $(7) million as of December 31, 2000 and 1999, respectively.

5.  OTHER CURRENT ASSETS

    Other current assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
(US$ IN MILLIONS)                                               1999       2000
-----------------                                             --------   --------
Prepaid commodity purchase contracts........................    $101       $106
Secured advances to suppliers...............................     148        190
Net assets of discontinued operations (Note 3)..............      88         59
Other.......................................................     146        158
                                                                ----       ----
  Total.....................................................    $483       $513
                                                                ====       ====

                         BUNGE LIMITED AND SUBSIDIARIES

5.  OTHER CURRENT ASSETS (CONTINUED)
    PREPAID COMMODITY PURCHASE CONTRACTS--Prepaid commodity purchase contracts represent payments to producers in advance of delivery of the underlying commodities. Prepaid commodity purchase contracts are recorded at the lower of cost or market.

    SECURED ADVANCES TO SUPPLIERS--Bunge provides cash advances or fertilizer to suppliers of soybeans to finance a portion of the suppliers' production cost. The advances are generally collateralized by physical assets of the supplier, carry a market interest rate and are repaid through the delivery of soybeans. Secured advances to suppliers are stated at the original value of the advance plus accrued interest, less allowances for uncollectible advances, which were $0 as of December 31, 2000 and 1999.

6.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                                       DECEMBER 31,
                                                                  ----------------------
(US$ IN MILLIONS)                                                   1999          2000
-----------------                                                 --------      --------
Land........................................................       $   67        $   87
Mining properties...........................................           --           182
Buildings...................................................          600           777
Machinery and equipment.....................................        1,652         1,830
Furniture, fixtures and other...............................           53           127
                                                                   ------        ------
                                                                    2,372         3,003
Less accumulated depreciation and depletion.................       (1,204)       (1,324)
Plus construction in process................................          100           180
                                                                   ------        ------
Total.......................................................       $1,268        $1,859
                                                                   ======        ======

    Bunge capitalized interest on construction in progress in the amount of $5 million, $6 million and $16 million in 2000, 1999 and 1998, respectively. Depreciation and depletion expense was $141 million, $94 million and $116 million in 2000, 1999 and 1998, respectively.

    Bunge identified certain assets which are held for sale and have not been used in its operations since the date of identification as held for sale. These assets, which are classified as other non-current assets, have a carrying value of $5 million ($2 million fertilizer segment, $3 million edible oil products segment) and $17 million ($8 million agribusiness segment, $6 million fertilizer segment, $3 million edible oil products segment) as of December 31, 2000 and 1999, respectively, consisting of, land, buildings, machinery and equipment. Bunge has recorded pre-tax charges of $0 million, $6 million and $7 million during 2000, 1999 and 1998, respectively, to adjust the carrying value of these assets to estimated fair value. The fair values of these assets were determined based on appraised sales values less the cost to sell. Depreciation of these assets was terminated upon transfer to the "held for sale" category. Bunge has developed a plan to dispose of these assets and actions have been taken to complete these plans, including an active plan to find buyers. However, the eventual sale is dependent upon prevailing market conditions.

7.  INCOME TAXES

    Bunge's principal operations are in the U.S. and Brazil. Bunge has elected to use the U.S. income tax rates to reconcile between the actual provision for income taxes and that computed by applying the U.S. statutory rates.

                         BUNGE LIMITED AND SUBSIDIARIES

7.  INCOME TAXES (CONTINUED)
    The components of the income tax (expense) benefit are:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
(US$ IN MILLIONS)                                                   1998           1999           2000
-----------------                                                 --------       --------       --------
Current:
  United States............................................         $(26)          $19            $  7
  Brazil...................................................          (14)          (19)            (25)
  Other....................................................           (5)           (2)            (11)
                                                                    ----           ---            ----
                                                                     (45)           (2)            (29)
Deferred:
  United States............................................           (5)          (13)             (2)
  Brazil...................................................           11            45              18
  Other....................................................           (4)           (3)              1
                                                                    ----           ---            ----
                                                                       2            29              17
                                                                    ----           ---            ----
                                                                    $(43)          $27            $(12)
                                                                    ====           ===            ====

    The components of pre-tax income (loss) before minority interests and discontinued operations are as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
(US$ IN MILLIONS)                                                   1998          1999          2000
-----------------                                                 --------      --------      --------
United States...............................................        $ 92          $ 21          $ 9
Brazil......................................................          59           (39)          45
Other.......................................................          25             2           17
                                                                    ----          ----          ---
Total.......................................................        $176          $(16)         $71
                                                                    ====          ====          ===

                         BUNGE LIMITED AND SUBSIDIARIES

7.  INCOME TAXES (CONTINUED)
    Reconciliation of the income tax benefit (expense) at the U.S. statutory rate to the effective rate is as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
(US$ IN MILLIONS)                                                   1998          1999          2000
-----------------                                                 --------      --------      --------
Income (loss) before income tax, minority interests and
  discontinued operations...................................        $176          $(16)         $ 71
Income tax rate.............................................          35%           35%           35%
                                                                    ----          ----          ----
Income tax (expense) benefit at statutory rate..............         (62)            6           (25)
Adjustment to derive effective rate:
Nondeductible items:
  Goodwill amortization.....................................          (6)           (3)           (6)
  Other.....................................................          (8)           (4)            7
Other items:
  Change in valuation allowance.............................          (4)          (32)           (9)
  Adjustment resulting from the finalization of prior year
    tax returns.............................................           4            15             4
Earnings of subsidiaries taxed at different statutory
  rates.....................................................          23            40            11
Other.......................................................          10             5             6
                                                                    ----          ----          ----
Income tax (expense) benefit................................        $(43)         $ 27          $(12)
                                                                    ====          ====          ====

    During 1999, a U.S.-based wholly owned subsidiary of Bunge recognized a $10 million tax credit relating to a redetermination of foreign sales corporation benefits for prior years. This amount is included in the above line item adjustment resulting from the finalization of prior year tax return.

    Certain subsidiaries of Bunge have subsidiaries with undistributed earnings amounting to approximately $505 million at December 31, 2000. These are considered to be permanently reinvested and, accordingly, no provision for income taxes has been provided. It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

                         BUNGE LIMITED AND SUBSIDIARIES

7.  INCOME TAXES (CONTINUED)

    The primary components of the deferred tax assets and liabilities and the related valuation allowance are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
(US$ IN MILLIONS)                                               1999       2000
-----------------                                             --------   --------
Deferred income tax assets:
Net operating loss carry-forwards...........................    $175       $172
Excess of tax basis over financial statement basis of
  property, plant and equipment.............................      23         18
Accrued retirement costs (pension and post-retirement cost)
  and other accrued employee compensation...................      26         23
Other accruals and reserves not currently deductible for tax
  purposes..................................................      99        161
Other.......................................................      18          6
                                                                ----       ----
Total deferred tax assets...................................     341        380
Less valuation allowance....................................    (125)       (95)
                                                                ----       ----
Net deferred tax assets.....................................     216        285
                                                                ----       ----
Deferred tax liabilities:
Excess of financial statement basis over tax basis of
  property, plant and equipment.............................      80        207
Other.......................................................      18         31
                                                                ----       ----
Total deferred tax liabilities..............................      98        238
                                                                ----       ----
Net deferred tax assets.....................................    $118       $ 47
                                                                ====       ====

    Such assets and liabilities are reflected on Bunge's consolidated balance sheets, as follows:

                                                                 DECEMBER 31,
                                                              -------------------
(US$ IN MILLIONS)                                               1999       2000
-----------------                                             --------   --------
Current deferred income tax assets..........................    $  9       $ 21
Non-current deferred tax assets.............................     146        169
Other current liabilities...................................      --         (2)
Non-current deferred tax liabilities........................     (37)      (141)
                                                                ----       ----
Net deferred tax assets.....................................    $118       $ 47
                                                                ====       ====

    Bunge's gross tax loss carry-forwards totaled $407 million as of December 31, 2000 of which $340 million have no expiration. However, applicable income tax regulations limit some of these tax losses available for offset of future taxable income to 30% of annual pre-tax income. The remaining tax loss carry-forwards expire at various periods through the year 2020.

    Bunge continually reviews the adequacy of the valuation allowance and is recognizing these tax benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. The valuation allowance recorded relates to net operating loss carry-forwards in Bunge's Brazilian subsidiaries. Brazilian tax law does not provide for the filing of a consolidated tax return. Therefore, taxable income at one legal entity cannot be offset with tax losses at another. As such, Bunge records a valuation allowance for the net operating loss carry-forwards generated at legal entities in Brazil for which management

                         BUNGE LIMITED AND SUBSIDIARIES

7.  INCOME TAXES (CONTINUED)
believes that it is more likely than not that an asset will not be realized. Bunge increased the valuation allowance by $9 million in 2000 due to the net operating loss carry-forwards generated at these entities.

    In 2000, 1999 and 1998, Bunge paid (received) income taxes, net of refunds, of $20 million, $(4) million and $54 million, respectively.

8.  FINANCIAL INSTRUMENTS

    Bunge uses various financial instruments in the course of its operations, including certain components of working capital such as cash and cash equivalents, accounts receivable and accounts payable. Additionally, Bunge uses short-term and long-term debt to fund operating requirements and derivative financial instruments to manage its foreign exchange and commodity price risk exposures. The counterparties to these financial instruments are primarily major financial institutions and BNDES (Banco Nacional de Desenvolvimento Economico e Social) of the Brazilian government, or in the case of commodity futures and options, a commodity exchange. Bunge continually evaluates the creditworthiness of its counterparties and has not experienced, nor does it anticipate, nonperformance by any of these institutions. Bunge had no significant concentration of credit risk at December 31, 2000. The cash requirements arising from derivative contracts are not expected to be significant.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts and fair values of financial instruments are as follows:

                                                                           DECEMBER 31,
                                                             -----------------------------------------
                                                                    1999                  2000
                                                             -------------------   -------------------
                                                             CARRYING     FAIR     CARRYING     FAIR
(US$ IN MILLIONS)                                             VALUE      VALUE      VALUE      VALUE
-----------------                                            --------   --------   --------   --------
Cash and cash equivalents..................................   $  363     $  363     $  423     $  423
Marketable securities......................................       --         --         61         61
Short-term debt............................................      708        708      1,268      1,268
Long-term debt, including current portion..................    1,121      1,035      1,257      1,206
Guarantees.................................................   $   --     $   76     $   --     $   26

    CASH AND CASH EQUIVALENTS--The carrying value approximates the fair value. All investment instruments with a maturity of three months or less are considered cash equivalents.

    MARKETABLE SECURITIES--The fair value was determined based on quoted market prices.

    SHORT-TERM DEBT--The carrying value approximates the fair value because of the short-term maturity of those instruments.

    LONG-TERM DEBT--The fair value of long-term loans was calculated based on interest rates currently available to Bunge for similar borrowings.

    GUARANTEES--The fair value of the guarantees for the payment of long-term loans of affiliated companies was $26 million (see Note 12). The fair value of these guarantees was calculated based on interest rates currently available to Bunge.

    FOREIGN CURRENCY RISK MANAGEMENT--At December 31, 2000 and 1999, Bunge had cross-currency swaps outstanding with notional principal amounts of $245 million and $461 million, respectively. At December 31, 2000 and 1999, Bunge had foreign currency options with notional principal amounts of

                         BUNGE LIMITED AND SUBSIDIARIES

8.  FINANCIAL INSTRUMENTS (CONTINUED)
$145 million and zero outstanding, respectively. The average maturity of Bunge's position at December 31, 2000 was less than one year.

    The following reflects the various types of foreign currency contracts used by Bunge to manage its foreign currency risk:

                                                                            DECEMBER 31,
                                                              -----------------------------------------
                                                                     1999                  2000
                                                              -------------------   -------------------
                                                              CARRYING     FAIR     CARRYING     FAIR
(US$ IN MILLIONS)                                              VALUE      VALUE      VALUE      VALUE
-----------------                                             --------   --------   --------   --------
Foreign currency swaps......................................    $(27)      $(25)       $4         $4
Foreign currency options....................................    $ --       $ --        $1         $1

9.  SHORT-TERM DEBT AND CREDIT FACILITIES

    Short-term borrowing consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
(US$ IN MILLIONS)                                               1999       2000
-----------------                                             --------   --------
Commercial paper with an average interest rate of 6.7% at
  December 31, 2000.........................................    $ --      $  590
Lines of credit:
  Unsecured variable and fixed interest rates from 6.8% to
    16.0%...................................................     671         603
Other.......................................................      37          75
                                                                ----      ------
Total short-term borrowings.................................    $708      $1,268
                                                                ====      ======

    In 2000, Bunge initiated a commercial paper program totaling $700 million, to fund working capital requirements.

    Bunge's short-term borrowings, predominately held with commercial banks, are primarily used to fund readily marketable inventories and other working capital requirements. The weighted average interest rate on short-term borrowings outstanding as of December 31, 2000 and 1999 was 7.4% and 7.8%, respectively.

    At December 31, 2000, Bunge had approximately $531 million available borrowing capacity under lines of credit with a number of lending institutions.

                         BUNGE LIMITED AND SUBSIDIARIES

10.  LONG-TERM DEBT

    Long-term obligations are summarized below:

                                                                 DECEMBER 31,
                                                              -------------------
(US$ IN MILLIONS)                                               1999       2000
-----------------                                             --------   --------
PAYABLE IN U.S. CURRENCY (DOLLAR):
Senior notes, fixed interest rates from 7.23% to 7.94%
  maturing through 2018.....................................   $  177     $  172
Trust certificates, fixed interest rates from 8.51% to 8.61%
  payable 2003 to 2005......................................       --        125
Note collateralized by future export commodity contracts,
  fixed interest rate
  9.25% due 2002............................................      225        169
Other notes payable, fixed interest rates from 6.75% to
  13.4%, payable
  through 2006..............................................      408        224
Long-term debt, variable interest rates indexed to LIBOR(1)
  plus 2.5% to 3.87%,
  payable through 2008......................................      145        244
Other.......................................................       24          7

PAYABLE IN BRAZILIAN CURRENCY (REAL):
BNDES(2) loans, variable interest rate indexed to IGPM(3)
  plus 6.5%, payable
  through 2007..............................................       49        241
Long-term variable interest rate indexed to TJLP(4) plus
  4.5% to 10%, payable through 2007.........................       79         66
Other.......................................................       14          9
                                                               ------     ------
                                                                1,121      1,257
Less: Installments due within one year......................     (328)      (254)
                                                               ------     ------
Total long-term debt........................................   $  793     $1,003
                                                               ======     ======

------------------------

(1)  LIBOR as of December 31, 2000 and 1999 was 6.2% and 6.1%, respectively.

(2) "BNDES" (Banco Nacional de Desenvolvimento Economico e Social) loans are Brazilian government industrial development loans.

(3) "IGPM" is a Brazilian inflation index published by Fundacao Getulio Vargas. The annualized rate for the year ended December 31, 2000 and 1999 was
    9.95% and 20.1%, respectively.

(4) "TJLP" is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for the year ended December 31, 2000 and 1999 was 12.0% and 13.2%, respectively.

    Certain land, property, equipment, investments in consolidated subsidiaries and export commodity contracts, having a net carrying value of approximately $498 million at December 21, 2000 have been mortgaged or otherwise pledged against long-term debt of $450 million at December 31, 2000.

                         BUNGE LIMITED AND SUBSIDIARIES

10.  LONG-TERM DEBT (CONTINUED)
    Principal maturities of long-term debt as of December 31, 2000 are as follows:

                                                              (US$ IN MILLIONS)
                                                              -----------------
2001........................................................        $  254
2002........................................................           283
2003........................................................           268
2004........................................................           101
2005........................................................           117
Later years.................................................           234
                                                                    ------
                                                                    $1,257
                                                                    ======

    Bunge is in compliance with various restrictive covenants in the long-term debt agreements which require satisfaction of certain financial covenants related to minimum net worth and working capital and a maximum long-term debt to net worth ratio.

    In December 2000, Bunge issued $125 million of trust certificates due between 2003 and 2005. Interest is fixed at rates between 8.51% and 8.61%. The net proceeds were used to repay existing short-term indebtedness.

11.  EMPLOYEE BENEFIT PLANS

    EMPLOYEE DEFINED BENEFIT PLAN--A U.S.-based wholly owned subsidiary of Bunge sponsors noncontributory defined benefit pension plans covering substantially all employees of the wholly owned subsidiary. The plans provide benefits based primarily on participants' salary and length of service.

    The subsidiary's funding policy for the defined benefit pension plan is to fund at least those amounts required by the Employee Retirement Income Security Act of 1974 and no more than those amounts permitted by the Internal Revenue Code. The plans' assets are primarily held in fixed income and equity investments.

    POSTRETIREMENT HEALTHCARE BENEFIT PLAN--A U.S.-based wholly owned subsidiary of Bunge has a benefit plan to provide certain healthcare benefits to eligible retired employees. The plan requires minimum employee contributions and defines the maximum amount the subsidiary will pay.

                         BUNGE LIMITED AND SUBSIDIARIES

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    A reconciliation of the changes in the plans' benefit obligation, assets and funded status as of December 31, 2000 and 1999 follows:

                                                              PENSION BENEFITS       OTHER BENEFITS
                                                                DECEMBER 31,          DECEMBER 31,
                                                             -------------------   -------------------
(US$ IN MILLIONS)                                              1999       2000       1999       2000
-----------------                                            --------   --------   --------   --------
Change in benefit obligations:
  Benefit obligation as of beginning of year...............    $ 95       $101       $ 22       $ 23
  Service cost.............................................       3          3          1          1
  Interest cost............................................       7          7          1          1
  Actuarial losses (gains), net............................       1         (4)        --          1
  Benefits paid............................................      (5)        (5)        (1)        (1)
                                                               ----       ----       ----       ----
Benefit obligation as of end of year.......................    $101       $102       $ 23       $ 25
                                                               ====       ====       ====       ====
Change in plan assets:
  Fair value of plan assets as of beginning of year........    $106       $110       $ --       $ --
  Actual return on plan assets.............................       8         14         --         --
  Employer contributions...................................       1          1          1          1
  Benefits paid............................................      (5)        (5)        (1)        (1)
                                                               ----       ----       ----       ----
Fair value of plan assets as of end of year................    $110       $120       $ --       $ --
                                                               ====       ====       ====       ====
Funded status and net amounts recognized:
Plan assets in excess of (less than) benefit obligation....    $  9       $ 18       $(23)      $(25)
Unrecognized net actuarial gain............................     (11)       (21)        (1)        --
Unrecognized net transition asset..........................      (3)        (3)        --         --
                                                               ----       ----       ----       ----
Net liability recognized in the balance sheet..............    $ (5)      $ (6)      $(24)      $(25)
                                                               ====       ====       ====       ====
Amounts recognized in the balance sheet consist of:
Prepaid benefit costs......................................    $  6       $  6       $ --       $ --
Accrued benefit costs......................................     (11)       (12)       (24)       (25)
                                                               ----       ----       ----       ----
Net liability recognized in other non-current
  liabilities..............................................    $ (5)      $ (6)      $(24)      $(25)
                                                               ====       ====       ====       ====

    The components of net periodic costs are as follows:

                                                         PENSION BENEFITS                  OTHER BENEFITS
                                                     YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                  ------------------------------   ------------------------------
(US$ IN MILLIONS)                                   1998       1999       2000       1998       1999       2000
-----------------                                 --------   --------   --------   --------   --------   --------
Service cost....................................    $ 3        $ 3        $ 3         $1         $1         $1
Interest cost...................................      7          7          7          1          1          1
Expected return on plan assets..................     (8)        (8)        (8)        --         --         --
Amortization of transition obligation...........     (1)        (1)        (1)        --         --         --
                                                    ---        ---        ---         --         --         --
Net periodic benefit costs......................    $ 1        $ 1        $ 1         $2         $2         $2
                                                    ===        ===        ===         ==         ==         ==

                         BUNGE LIMITED AND SUBSIDIARIES

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The assumptions used in determining the actuarial present value of the projected benefit obligations under the defined benefit pension plan at December 31, 2000, 1999 and 1998 are as follows:

                                                                1998           1999           2000
                                                              --------       --------       --------
Discount rate...............................................    7.0%           7.0%           7.5%
Increase in future compensation levels......................    4.5%           4.5%           5.0%
Expected long-term rate of return on assets.................    9.0%           9.0%           9.0%

    For measurement purposes, an 8% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2001. The rate was assumed to decrease gradually to 6% for 2003 and remain at that level thereafter.

    A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2000:

                                                              ONE-PERCENTAGE   ONE-PERCENTAGE
                                                                  POINT            POINT
(US$ IN MILLIONS)                                                INCREASE         DECREASE
-----------------                                             --------------   --------------
Effect on total service and interest cost components........       $ -              $ -
Effect on postretirement benefit obligation.................       $ 2              $ 2

    EMPLOYEE DEFINED CONTRIBUTION PLANS--Bunge also makes contributions to qualified defined contribution plans for eligible employees. Contributions amounted to $4 million, $4 million, and $4 million in 2000, 1999 and 1998 respectively.

12.  RELATED PARTY TRANSACTIONS

    Bunge and its affiliates have lent funds to each other on a revolving basis at various interest rates generally based on LIBOR plus a spread. These borrowings, other than the subordinated notes, were payable on demand at the option of the lender. Balances with related parties are as follows:

                                                                                                          DECEMBER 31,
                                                                                   BALANCE SHEET       -------------------
(US$ IN MILLIONS)               RELATIONSHIP          TRANSACTION TYPE            CLASSIFICATION         1999       2000
-----------------               ------------   ------------------------------  ---------------------   --------   --------
Bunge International...........  Shareholder    Related party loan-var.         Non-current assets        $105       $ --
                                               interest rate
Seara Alimentos S.A.,.........  Affiliate      Related party loan-10%          Non-current assets         109         --
                                               interest bearing
Other affiliates..............  Affiliates     Related party loan-var.         Non-current assets          25         --
                                               interest rate
                                                                                                         ----       ----
                                                                                                         $239       $ --
                                                                                                         ====       ====
Bunge International...........  Shareholder    Subordinated notes--5%          Long-term liabilities       41         --
                                               interest bearing                                          $          $
                                                                                                         ====       ====

    Bunge recorded net interest income (expense) relating to these related party loans totaling $4 million, $7 million, and $(4) million for the year ended December 31, 2000, 1999 and 1998, respectively. Shareholder's equity at
December 31, 2000 includes long-term note receivable from Bunge International relating to a $126 million capital contribution. During 1999 and 1998, Bunge International contributed additional capital of $93 million and $39 million, respectively.

    Bunge sells soybean meal and fertilizer products to Seara Alimentos S.A., a subsidiary of Bunge International, engaged in the business of meat and poultry production. These sales were $20 million, $4 million and $4 million for the year ended December 31, 2000, 1999 and 1998, respectively.

                         BUNGE LIMITED AND SUBSIDIARIES

13.  COMMITMENTS AND CONTINGENCIES

    Bunge is party to a large number of claims and lawsuits, primarily tax and labor claims, arising in the normal course of business. After taking into account the liabilities recorded for the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse affect on Bunge's financial condition, results of operations or liquidity. Included in other non-current liabilities as of December 31, 2000 and 1999 are the following accrued liabilities:

                                                                      DECEMBER 31,
                                                                 -----------------------
                                                                   1999           2000
                                                                 --------       --------
                                                                    (US$ IN MILLIONS)
Tax claims................................................         $ 78           $131
Labor claims..............................................           64             86
Civil and other...........................................           23             19
                                                                   ----           ----
Total.....................................................         $165           $236
                                                                   ====           ====

    TAX CLAIMS--The tax claims relate principally to claims against Bunge's Brazilian subsidiaries, including income tax claims, value added tax claims (ICMS and IPI) and sales tax claims (PIS and COFINS). The determination of the manner in which various Brazilian federal, state and municipal taxes apply to the operations of Bunge is subject to varying interpretations arising from the complex nature of Brazilian tax law as well as changes in tax laws introduced by the PLANO REAL in 1994 and the current Brazilian constitution established in 1988.

    LABOR CLAIMS--The labor claims relate principally to claims against Bunge's Brazilian subsidiaries. Court rulings under Brazilian labor laws have historically been in favor of the employee-plaintiff. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

    CIVIL AND OTHER--The civil and other claims relate to various disputes with suppliers and customers.

    Bunge has issued several direct and indirect guarantees for the payment of long-term loans of its joint ventures totaling approximately $26 million and $76 million at December 31, 2000 and 1999, respectively. Management believes that these guarantees will not adversely affect Bunge's financial condition, results of operations or liquidity.

14.  REDEEMABLE PREFERRED STOCK

    In December 2000, Bunge First Capital Limited ("First Capital"), a special-purpose subsidiary of Bunge, issued 170,000, $.01 cent par value shares of cumulative variable rate redeemable preferred shares to private investors for $170 million. First Capital used the proceeds to make loans to subsidiaries of Bunge for their working capital requirements. The results of First Capital are included in Bunge's consolidated financial statements and all intercompany transactions are eliminated. The holders of the preferred shares are entitled to receive cumulative variable rate cash dividends paid quarterly which is calculated based on three-month LIBOR plus a variable spread. If more than one quarterly dividend is unpaid, and upon the occurrence of certain other events, the preferred shareholders may require First Capital to arrange for the sale of the preferred stock to third parties on behalf of the preferred shareholders based on the issue price plus accrued and unpaid dividends, or take certain other actions to protect the interests of the preferred shareholders.

                         BUNGE LIMITED AND SUBSIDIARIES

14.  REDEEMABLE PREFERRED STOCK (CONTINUED)
    First Capital may redeem the preferred stock, in whole or in part, for the issue price plus accrued and unpaid dividends, at the earliest of
(i) January 31, 2002, (ii) receipt of notice that the preferred shareholders intend to exercise their rights described above, (iii) the date Bunge files a registration statement related to an initial public offering of Bunge stock, and
(iv) certain other events.

    First Capital is a separate legal entity from Bunge and has separate assets and liabilities. The carrying value of these shares at December 31, 2000 was $170 million and is reflected in minority interest in the consolidated balance sheet.

15.  LEASE COMMITMENTS

    Bunge routinely leases storage facilities, transportation equipment and office facilities under operating leases.

    Minimum lease payments under non-cancelable operating leases as of December 31, 2000 are as follows:

                                                              (US$ IN MILLIONS)
                                                              -----------------
2001........................................................         $ 25
2002........................................................           22
2003........................................................           17
2004........................................................           12
2005........................................................            6
Thereafter..................................................           20
                                                                     ----
                                                                     $102
                                                                     ====

    Rent expense under non-cancelable operating leases was $32 million, $31 million and $22 million for 2000, 1999 and 1998, respectively.

16.  IMPAIRMENT AND RESTRUCTURING CHARGES

    Bunge recorded $49 million of impairment and restructuring charges in 2000, principally related to the write-downs of certain long-lived assets, including four oilseed processing facilities. The write-downs were taken in response to a downturn in the agribusiness industry and the advancement in technology in certain product lines within the edible oil products segment and the corn products segment. The majority of the assets continue to be utilized in the business and are not currently held for sale. The charges included $44 million of non-cash write-down of property, plant and equipment and employee termination costs paid of $5 million. The carrying value of these assets was written down to their estimated fair value.

                         BUNGE LIMITED AND SUBSIDIARIES

17.  NON-OPERATING INCOME (EXPENSE)--NET

    Non-operating expenses--net consists of income and (expense) items as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
(US$ IN MILLIONS)                                          1998          1999          2000
-----------------                                        --------      --------      --------
Interest income....................................       $ 268         $ 156         $ 138
Interest expense...................................        (144)         (166)         (202)
Interest expense on readily marketable
  inventories......................................         (36)          (40)          (52)
Foreign exchange...................................        (236)         (255)         (116)
Other income.......................................          28             9             7
                                                          -----         -----         -----
Total non-operating income (expense)--net                 $(120)        $(296)        $(225)
                                                          =====         =====         =====

    INTEREST EXPENSE ON READILY MARKETABLE INVENTORIES--Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Bunge attributes interest expense to these inventories based on the average interest rates incurred on the short-term debt used to finance these inventories.

    In 2000, 1999 and 1998, Bunge paid interest, net of interest capitalized, of $244 million, $220 million and $212 million, respectively.

18.  STOCK BASED COMPENSATION

    In 2000, Bunge established the Bunge Limited Equity Incentive Plan. Under the plan, the compensation committee of the board may award equity-based compensation to officers and other employees. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock or other awards. The specific terms of each award made under the plan, including how such award will vest, will be described in the participant's award agreement.

    As of December 31, 2000, Bunge had not issued any stock options or restricted shares under the plan. Other awards granted during 2000 included stock appreciation rights ("SARs") and performance based phantom units ("Phantom Units").

    The SARs and Phantom Units do not represent the right to receive Bunge stock, do not provide the right to vote on shareholder matters or receive dividends, and are settled in cash at the exercise date. The number of SARs and Phantom Units granted during 2000 and their fair values were adjusted to give effect to the changes in Bunge's capital structure described in Note 20.

    SARS--SARs are granted at market value on the grant date and vest on a pro-rata basis over a three-year period on the anniversary date of the grant (the "grant price"). SARs entitle the participant upon exercise of vested SARs to a cash payment for the difference between the fair value of the SAR at the exercise date and the grant price. However, vesting may be accelerated in certain situations such as a change in control of Bunge. The SARs expire
10 years after the date of grant if unexercised. Bunge granted 569,060 SARs in 2000 at a grant price of $18.87 per share, all of which remained outstanding at December 31, 2000.

    PHANTOM UNITS--Phantom Units are awarded at the beginning of a three-year performance period and are earned as vested. Vesting is dependent upon Bunge obtaining certain targeted cumulative earnings per share ("EPS") growth during the three-year period. The targeted cumulative EPS under the plan is based

                         BUNGE LIMITED AND SUBSIDIARIES

18.  STOCK BASED COMPENSATION (CONTINUED)
on income per share from continuing operations adjusted for non-recurring charges and other one time events at the discretion of the compensation committee. Vesting may be accelerated in certain situations such as a change in control of Bunge. The actual award is calculated based on a sliding scale whereby 50% of the granted Phantom Units vest if the minimum target is achieved and 150% of the granted Phantom Units vest if the maximum target is achieved. No vesting occurs if cumulative EPS growth is less than the minimum target and the award is capped at 150% of the grant for cumulative EPS performance in excess of the maximum target. Bunge granted 199,207 Phantom Units in 2000 related to the 2000-2002 performance period.

    In the event of a public offering, Bunge's compensation committee at its sole discretion may, after giving effect proportionally to changes in Bunge's capital structure, elect to convert the SARs into nonqualified stock options and/or convert the Phantom Units into restricted stock. In the event of such a conversion, the vesting schedule of the stock options and/or restricted stock will remain as set in the award agreement.

    For the year ended December 31, 2000, total compensation expense recognized for all stock based compensation awards was approximately $1 million.

19.  OPERATING SEGMENTS AND GEOGRAPHIC AREAS

    Bunge has five reporting segments, which are organized based upon similar economic characteristics and are similar in nature of products and services offered, the nature of production processes, the type and class of customer and distribution methods. The agribusiness segment is characterized by both inputs and outputs being agricultural commodities and thus high volume and low margin. The activities of the fertilizer segment include raw material mining, mixing fertilizer components and marketing products. The edible oil products segment involves the manufacturing and marketing of products derived from vegetable oils. The wheat milling and bakery products segment involves the manufacturing and marketing of products derived primarily from wheat. The other segment consists of the soy ingredients and corn products businesses.

    The "Unallocated" column in the following table contains the reconciliation between the totals for reportable segments and Bunge consolidated totals, which consists primarily of corporate items not allocated to the operating segments and intersegment eliminations. Transfers between the segments are generally valued at market. The revenues generated from these transfers are shown in the following table as "Intersegment revenues."

                         BUNGE LIMITED AND SUBSIDIARIES

19.  OPERATING SEGMENTS AND GEOGRAPHIC AREAS (CONTINUED)
                         OPERATING SEGMENT INFORMATION

                                                               EDIBLE     WHEAT MILLING
                                                                OIL        AND BAKERY
(US$ IN MILLIONS)                AGRIBUSINESS   FERTILIZER    PRODUCTS      PRODUCTS       OTHER     UNALLOCATED    TOTAL
-----------------                ------------   ----------   ----------   -------------   --------   -----------   --------
1998
Net sales to external
  customers....................     $5,894        $  625       $1,923         $447         $ 214        $  --       $9,103
Intersegment revenues..........        431            --           --           --            --         (431)          --
Gross profit...................        294            90          182           57            47           --          670
Income from operations.........        162            47           54            3            26            4          296
EBITDA(1)......................        220            68           86           18            49           (1)         440
Depreciation, depletion and
  amortization.................         58            21           32           15            13            5          144
Investments in affiliates......         41            99           --            7            --           --          147
Total assets...................      3,115           810          793          526           239          331        5,814
Capital expenditures...........        141            38           61           10            29           --          279

1999
Net sales to external
  customers....................     $5,517        $  605       $1,109         $579         $ 265        $  --       $8,075
Intersegment revenues..........        280            --           --           --            --         (280)          --
Gross profit...................        203           148          139           85            37           --          612
Income from operations.........         92           106           41           24            27          (10)         280
EBITDA(1)......................        138           117           61           35            37           (7)         381
Depreciation, depletion and
  amortization.................         46            11           20           11            10            3          101
Investments in affiliates......         29           130           --            7            --           --          166
Total assets...................      2,595           694          431          433           204          254        4,611
Capital expenditures...........         74            16           39            7             4           --          140

2000
Net sales to external
  customers....................     $6,327        $1,466       $1,019         $527         $ 328        $  --       $9,667
Intersegment revenues..........        213            --           --           --            --         (213)          --
Gross profit...................        223           238          143           51            28           --          683
Income from operations.........         91           153           34           10             8           --          296
EBITDA(1)......................        144           205           50           25            19            2          445
Depreciation, depletion and
  amortization.................         53            52           16           15            11            2          149
Impairment and restructuring
  charges......................         39            --            5           --             5           --           49
Investments in affiliates......         24            22           --            8            --           --           54
Total assets...................      2,938         1,731          480          286           190          229        5,854
Capital expenditures...........         56            90           17           17             4           --          184

------------------------------

(1) Earnings before interest, taxes, depreciation and amortization, ("EBITDA") equals income from operations plus depreciation, depletion and amortization.

                         BUNGE LIMITED AND SUBSIDIARIES

19.  OPERATING SEGMENTS AND GEOGRAPHIC AREAS (CONTINUED)
    Net sales by product group to external customers were as follows:

(US$ MILLIONS)                                                  1998       1999       2000
--------------                                                --------   --------   --------
Agricultural commodities products...........................   $5,894     $5,517     $6,327
Fertilizer products.........................................      625        605      1,466
Edible oil products.........................................    1,923      1,109      1,019
Wheat milling and bakery products...........................      447        579        527
Soy ingredient products.....................................       15         56         71
Corn products...............................................      199        209        257
                                                               ------     ------     ------
                                                               $9,103     $8,075     $9,667
                                                               ======     ======     ======

    Geographic area information for net sales to external customers, determined based on the country of origin, and long-lived assets follows:

(US$ IN MILLIONS)                                               1998       1999       2000
-----------------                                             --------   --------   --------
Net sales to external customers:
  United States.............................................   $5,084     $4,786     $5,027
  Brazil....................................................    3,580      2,904      3,894
  Rest of world.............................................      439        385        746
                                                               ------     ------     ------
                                                               $9,103     $8,075     $9,667
                                                               ======     ======     ======
Long-lived assets(a):
  United States.............................................   $  462     $  489     $  489
  Brazil....................................................    1,439      1,023      1,503
  Rest of world.............................................      141        128        121
                                                               ------     ------     ------
                                                               $2,042     $1,640     $2,113
                                                               ======     ======     ======

------------------------

(a) Long-lived assets include net property, plant and equipment, net, goodwill and other intangible assets, net and investments in affiliates.

20.  SUBSEQUENT EVENTS

    Between July 5, 2001 and July 12, 2001, Bunge's Board of Directors approved:
(i) the exchange of 12,000 common shares, par value $1.00 per share, for
1.2 million common shares, par value $.01 per share with Bunge International,
(ii) the declaration and payment of a 52.65-for-1 share dividend, (iii) an increase in Bunge's authorized share capital to 240 million common shares, par value $.01 per share, (iv) the authorization of 9,760,000 shares of undesignated preference shares and (v) the authorization of 240,000 shares of Series A Preference Shares.

    The common shares data presented herein has been restated for all periods to reflect the effects of the share exchange and share dividend above.

                         BUNGE LIMITED AND SUBSIDIARIES

                      CONSOLIDATED INTERIM BALANCE SHEETS

             (UNITED STATES DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,    MARCH 31,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
                           ASSETS

Current assets:
  Cash and cash equivalents.................................     $  423         $  324
  Marketable securities.....................................         61             23
  Trade accounts receivables (less allowance of $59 and
    $57)....................................................        873            742
  Inventories (Note 3)......................................      1,311          1,169
  Recoverable taxes.........................................        225            174
  Deferred income taxes.....................................         21             23
  Other current assets......................................        513            388
                                                                 ------         ------
Total current assets........................................      3,427          2,843
                                                                 ------         ------
Property, plant and equipment, net..........................      1,859          1,765
Goodwill and other intangible assets, net...................        200            186
Investments in affiliates...................................         54             55
Deferred income taxes.......................................        169            156
Other non-current assets....................................        145            142
                                                                 ------         ------
TOTAL ASSETS................................................     $5,854         $5,147
                                                                 ======         ======
            LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Short-term debt...........................................     $1,268         $  914
  Current portion of long-term debt.........................        254            248
  Trade accounts payable....................................        839            705
  Other current liabilities.................................        385            360
                                                                 ------         ------
Total current liabilities...................................      2,746          2,227
                                                                 ------         ------
Long-term debt..............................................      1,003            950
Deferred income taxes.......................................        141            127
Other non-current liabilities...............................        282            283

Commitments and contingencies (Note 7)

Minority interest in subsidiaries...........................        543            484

Shareholder's equity:
  Common stock, par value $.01; 240,000,000 authorized,
    64,380,000 issued and outstanding shares and additional
    paid-in capital.........................................      1,429          1,429
  Shareholder receivable (Note 6)...........................       (126)          (110)
  Retained earnings.........................................        309            315
  Accumulated other comprehensive loss......................       (473)          (558)
                                                                 ------         ------
Total shareholder's equity..................................      1,139          1,076
                                                                 ------         ------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................     $5,854         $5,147
                                                                 ======         ======

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                   CONSOLIDATED INTERIM STATEMENTS OF INCOME

             (UNITED STATES DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          2001
                                                                 ----          ----
                                                              (UNAUDITED)   (UNAUDITED)
Net sales...................................................  $     2,005   $     2,472
Cost of goods sold..........................................        1,911         2,316
                                                              -----------   -----------
GROSS PROFIT................................................           94           156
Selling, general and administrative expenses................           80            82
                                                              -----------   -----------
INCOME FROM OPERATIONS......................................           14            74
Non-operating income (expense)--net (Note 8)................          (12)          (73)
                                                              -----------   -----------
INCOME BEFORE INCOME TAX, MINORITY INTEREST, DISCONTINUED
  OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.................................................            2             1
Income tax expense..........................................           (1)           --
                                                              -----------   -----------
INCOME BEFORE MINORITY INTEREST, DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.......            1             1
Minority interest...........................................           (6)           (5)
                                                              -----------   -----------
LOSS BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE............................           (5)           (4)
Discontinued operations (Note 5)
  Loss from discontinued operations, net of tax benefit of
    $0......................................................           (3)           --
  Gain on disposal of discontinued operations, net of tax of
    $0......................................................           --             3
                                                              -----------   -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.................................................           (8)           (1)
Cumulative effect of change in accounting principle, net of
  tax of $4 (Note 2)........................................           --             7
                                                              -----------   -----------
NET (LOSS) INCOME...........................................  $        (8)  $         6
                                                              ===========   ===========
EARNINGS PER COMMON SHARE--BASIC AND DILUTED:
  Loss before discontinued operations and cumulative effect
    of change in accounting principle.......................  $      (.08)  $      (.06)
  Discontinued operations...................................         (.04)          .04
  Cumulative effect of change in accounting principle.......           --           .11
                                                              -----------   -----------
Net (loss) income per share.................................  $      (.12)  $       .09
                                                              ===========   ===========
Weighted-average number of shares outstanding--basic and
  diluted...................................................   64,380,000    64,380,000

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                      (UNITED STATES DOLLARS IN MILLIONS)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          2001
                                                                 ----          ----
                                                              (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................      $ (8)         $  6
Adjustment to reconcile net income to cash (used for)
  provided by operating activities:
  Unrealized foreign exchange (gain) loss...................       (32)           27
  Bad debt expense..........................................         5             2
  Depreciation, depletion and amortization..................        23            38
  Deferred income taxes.....................................         1            (1)
  Gain on sale of property, plant and equipment and
    investments.............................................        (4)           (1)
  Discontinued operations...................................         3            (3)
  Minority interest.........................................         6             5
  Changes in operating assets and liabilities, excluding the effects of acquisitions:
    Marketable securities...................................        --            40
    Trade accounts receivables..............................      (104)           82
    Inventories.............................................      (181)           81
    Recoverable taxes.......................................        (9)           31
    Trade accounts payable..................................       (13)          (83)
    Other--net..............................................         5            67
                                                                  ----          ----
        Cash (used for) provided by operating activities....      (308)          291

INVESTING ACTIVITIES
Payments made for capital expenditures......................       (29)          (70)
Proceeds from disposal of property, plant and equipment.....         3             3
Proceeds from sale of discontinued operations...............        --            58
Business acquisitions, net of cash acquired.................        (5)           (4)
Repayments of (investments in) related party loans..........        (7)           --
                                                                  ----          ----
        Cash used for investing activities..................       (38)          (13)

FINANCING ACTIVITIES
Net change in short-term debt...............................       252          (332)
Proceeds from long-term debt................................       167             9
Repayment of long-term debt.................................      (102)          (57)
Dividends paid to minority interest.........................        --           (11)
Proceeds from shareholder loan..............................        --            16
                                                                  ----          ----
        Cash provided by (used for) financing activities....       317          (375)
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (1)           (2)
                                                                  ----          ----
Net decrease in cash and cash equivalents...................       (30)          (99)
Cash and cash equivalents, beginning of period..............       363           423
                                                                  ----          ----
Cash and cash equivalents, end of period....................      $333          $324
                                                                  ====          ====

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for the complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. The consolidated balance sheet at December 31, 2000 has been derived from the Company's audited financial statements at that date. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001. The financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto for Bunge Limited for the years ended December 31, 2000, 1999, and 1998, included elsewhere in this Prospectus.

2. ADOPTION OF NEW ACCOUNTING STANDARD

    Effective January 1, 2001 Bunge adopted Financial Accounting Standards Board
(FASB) SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts and hedging activities. As a result of this adoption, in the first quarter of 2001 Bunge's net income increased by $7 million, net of $4 million of tax expense for the fair value of previously unrecognized derivative instruments. Bunge also recorded a loss in other comprehensive income
(loss) of $(3) million, net of $2 million tax benefit for derivatives which hedge the variable cash flows of certain forecasted transactions. These adjustments are reported as a cumulative change in accounting principle as of March 31, 2001.

    Bunge follows a policy to reduce price risk caused by market fluctuations by using exchange traded futures and options contracts to minimize its net position of merchandisable agricultural commodity inventories and forward cash purchase and sale contracts. Inventories of merchandisable agricultural commodity inventories are stated at market value. Exchange-traded futures and options contracts, forward purchase contracts and forward sale contracts are valued at the quoted market price as required under SFAS 133. Changes in the market value of inventories of merchandisable agricultural commodity inventories, forward purchase and sale contracts, and exchange-traded futures and options contracts, are recognized in earnings immediately as a component of cost of goods sold.

    In addition, Bunge occasionally will hedge portions of its oilseed processing business production requirements including purchases of soybeans and sales of soybean meal and soybean oil. The instruments used are readily marketable exchange traded futures contracts, which are designated as cash flow hedges. The changes in the market value of such futures contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged item. Gains or losses arising from open and closed hedging transactions are deferred in other comprehensive income (loss), net of applicable taxes, and are recognized in cost of goods sold when the products associated with the hedged item are sold.

    Unrealized gains/losses on the exchange-traded futures and options contracts, forward purchase and sale contracts and foreign currency swaps and options are classified on the balance sheet in other current assets or other current liabilities, except for derivative contracts related to readily marketable inventories (see Note 3).

                         BUNGE LIMITED AND SUBSIDIARIES

3. INVENTORIES

    Inventories consist of the following:

                                                         DECEMBER 31,    MARCH 31,
                                                             2000          2001
                                                         ------------   -----------
                                                                        (UNAUDITED)
                                                             (US$ IN MILLIONS)
Agribusiness--Readily marketable inventories at market
  value................................................     $  876         $  738
Fertilizer.............................................        298            303
Edible oils............................................         60             52
Wheat milling and bakery...............................         17              7
Other..................................................         60             69
                                                            ------         ------
Total..................................................     $1,311         $1,169
                                                            ======         ======

    READILY MARKETABLE INVENTORIES AT MARKET VALUE-- Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Included in readily marketable inventories was unrealized gains (losses) on related derivative contracts of $(2) million and $7 million as of March 31, 2001 and December 31, 2000, respectively.

4. BUSINESS ACQUISITIONS

    BUNGE FERTILIZANTES S.A.--In April 2000, Bunge acquired a 21% interest, representing 57% of the voting stock and thus control of Manah S.A. ("Manah"), a Brazilian fertilizer company for $47 million in cash, net of cash acquired of $36 million.

    In August 2000, Bunge affected a merger, through a share exchange, between two of its subsidiaries resulting in the acquisition of Fertilizantes Serrana S.A. by Manah. The shareholders of Fertilizantes Serrana S.A. were given a put right, which expired 30 days after the merger, for their interest in the combined entity. Bunge has accounted for the merger as an acquisition of a minority interest. The fair value of the consideration given was $53 million. Subsequent to the transaction Bunge had a 72% interest in the combined entity that was renamed Bunge Fertilizantes S.A.

    Prior to the acquisition, both Bunge and Manah had an equity investment in Fertifos Administracao e Participacao S.A and subsidiaries ("Fosfertil"). As a result of the acquisition of Manah, Bunge obtained a controlling interest in Fosfertil, a Brazilian phosphate mining company and producer of intermediary fertilizer products. Bunge has consolidated the results of operations of Manah and Fosfertil since April 2000.

                         BUNGE LIMITED AND SUBSIDIARIES

4. BUSINESS ACQUISITIONS (CONTINUED)
    The following table summarizes the allocation of the purchase price in the April 2000 Manah acquisition, the August 2000 merger of Fertilizantes Serrana S.A. and Manah, and the consolidation of Fosfertil:

CALCULATION OF PURCHASE PRICE:
  Cash paid.................................................  $  83
  Shares issued.............................................     53
  Current liabilities assumed...............................    288
  Other liabilities assumed.................................    417
                                                              -----
                                                              $ 841
                                                              =====
ALLOCATION OF PURCHASE PRICE:
  Current assets............................................  $ 340
  Property, plant and equipment (excluding mining
  properties)...............................................    542
  Mining properties.........................................    204
  Other assets..............................................     50
  Minority interest.........................................   (179)
                                                              -----
                                                                957

  Previous net investment in Fosfertil under the equity
  method....................................................   (116)
                                                              -----
                                                              $ 841
                                                              =====

    In March 2001, Bunge, through a subsidiary, increased its interest in Fosfertil S.A. by 3% through an acquisition of shares for $21 million. The purchase price paid was $3 million in cash and the remainder in a note bearing a variable interest rate of IGPM, a Brazilian inflation index, plus six percent to be repaid in seven installments through July 2002. No goodwill was recognized as result of this transaction.

    The following unaudited pro forma summary reflects the results of operations as if the Manah acquisitions had been consummated as of January 1, 2000, after including the impact of certain adjustments such as depreciation and depletion on assets acquired.

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31
                                                              -------------------------
(US$ IN MILLIONS, EXCEPT PER SHARE DATA)                         2000          2001
----------------------------------------                      -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Net sales...................................................    $ 2,120        $2,472
Loss before cumulative effect of change in accounting
  principle.................................................    $   (12)       $   (1)
Net (loss) income...........................................    $   (12)       $    6
Loss before cumulative effect of change in accounting
  principle per share.......................................    $  (.19)       $ (.02)
Net (loss) income per share.................................    $  (.19)       $  .09

    The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions had been completed as of the beginning of the periods presented. In addition, they are not intended to be a projection of future results of operations and do not reflect any of the synergies that might be achieved from combined operations.

                         BUNGE LIMITED AND SUBSIDIARIES

5. DISCONTINUED OPERATIONS

    In March 2001, Bunge committed to a divestiture plan and sold its Brazilian baked goods division, Plus Vita S.A. to a third party. The divestiture resulted in a gain to Bunge of $3 million. The net assets of the division as of December 31, 2000 were $59 million and were classified in other current assets.

    Accordingly, the operating results for the disposed division have been separately classified and reported for all periods presented.

    The following table summarizes the financial information related to the discontinued operations:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -------------------------
(US$ IN MILLIONS)                                          2000          2001
-----------------                                       -----------   -----------
                                                        (UNAUDITED)   (UNAUDITED)
Net sales:
  Baked goods division................................      $18           $11
Net loss:
  Baked goods division................................      $(3)          $--

6. RELATED PARTY TRANSACTIONS

    Bunge recorded net interest income relating to related party loans totaling $1 million and $3 million for the three months ended March 31, 2001 and 2000, respectively. Shareholder's equity includes a long-term note receivable from Bunge International relating to a capital contribution in the amount of $110 million and $126 million at March 31, 2001 and December 31, 2000, respectively.

    Bunge sells soybean meal and fertilizer products to Seara Alimentos S.A. engaged in the business of meat and poultry production. These sales were $6 million and $2 million for the three months ended March 31, 2001 and 2000, respectively.

7. COMMITMENTS AND CONTINGENCIES

    Bunge is party to a large number of claims and lawsuits, primarily tax and labor claims, arising out of the normal course of business. After taking into account the liabilities recorded for the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse affect on Bunge's financial condition, results of operations or liquidity. Included in other non-current liabilities as of March 31, 2000 and December 31, 2000 are the following accrued liabilities:

                                                       DECEMBER 31,    MARCH 31,
                                                           2000          2001
                                                       ------------   -----------
                                                                      (UNAUDITED)
                                                           (US$ IN MILLIONS)
Tax claims...........................................      $131           $126
Labor claims.........................................        86             81
Civil and other......................................        19             18
                                                           ----           ----
Total................................................      $236           $225
                                                           ====           ====

    TAX CLAIMS--The tax claims relate principally to claims against Bunge's Brazilian subsidiaries, including income tax claims, value added tax claims (ICMS and IPI) and sales tax claims (PIS and COFINS). The determination of the manner in which various Brazilian federal, state and municipal taxes

                         BUNGE LIMITED AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) apply to the operations of Bunge is subject to varying interpretations arising from the complex nature of Brazilian tax law as well as changes in tax laws introduced by the PLANO REAL in 1994 and the current Brazilian constitution established in 1988.

    LABOR CLAIMS--The labor claims relate principally to labor claims against Bunge's Brazilian subsidiaries. Court rulings under Brazilian labor laws have historically been in favor of the employee-plaintiff. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

    CIVIL AND OTHER--The civil and other claims relate to various disputes with suppliers and customers.

    Bunge has issued several direct and indirect guarantees for the payment of long-term loans of affiliated companies totaling approximately $26 million as of March 31, 2001 and December 31, 2000. Management believes that these guarantees will not adversely affect Bunge's financial condition, results of operations or liquidity.

8. NON-OPERATING INCOME (EXPENSE)--NET

    Non-operating expenses--net consists of income and (expense) items as follows:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -------------------------
(US$ IN MILLIONS)                                          2000          2001
-----------------                                       -----------   -----------
                                                        (UNAUDITED)   (UNAUDITED)
Interest income.......................................      $ 31          $ 41
Interest expense......................................       (36)          (62)
Interest expense on readily marketable inventories....       (14)          (11)
Foreign exchange......................................         3           (43)
Other income..........................................         4             2
                                                            ----          ----
Total non-operating income (expense)--net.............      $(12)         $(73)
                                                            ====          ====

    INTEREST EXPENSE ON READILY MARKETABLE INVENTORIES--Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Bunge attributes interest expense to these inventories based on the average interest rates incurred on the short-term debt used to finance these inventories.

                         BUNGE LIMITED AND SUBSIDIARIES

9. COMPREHENSIVE INCOME (LOSS)

    Total comprehensive loss was $(79) million and $(1) million for the three months ended March 31, 2001 and 2000, respectively. The following table summarizes the components of comprehensive income (loss):

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -------------------------
(US$ IN MILLIONS)                                          2000          2001
-----------------                                       -----------   -----------
                                                        (UNAUDITED)   (UNAUDITED)
Net (loss) income.....................................      $ (8)         $  6
Other comprehensive income (loss):
  Foreign exchange translation adjustment.............         7           (84)
  Cumulative effect of a change in accounting
    principle, net of tax of $2.......................        --            (3)
  Unrealized gain on commodity futures, net of tax of
    $1................................................        --             2
                                                            ----          ----
Total comprehensive loss..............................      $ (1)         $(79)
                                                            ====          ====

10. SEGMENT INFORMATION

    Bunge has five reporting segments, which are organized based upon similar economic characteristics and are similar in nature of products and services offered, the nature of production processes, the type and class of customer and distribution methods. The agribusiness segment is characterized by both inputs and outputs being agricultural commodities and thus high volume and low margin. The activities of the fertilizer segment include raw material mining, mixing fertilizer components and marketing products. The edible oil products segment involves the manufacturing and marketing of products derived from vegetable oils. The wheat milling and bakery products segment involves the manufacturing and marketing of products derived primarily from wheat. The other segment consists of the soy ingredients and corn products businesses.

    The "Unallocated" column in the following table contains the reconciliation between the totals for reportable segments and Bunge consolidated totals, which consists primarily of corporate items not allocated to the operating segments and intersegment eliminations. Transfers between the segments are generally valued at market. The revenues generated from these transfers are shown in the following table as "Intersegment revenues."

                         BUNGE LIMITED AND SUBSIDIARIES

10. SEGMENT INFORMATION (CONTINUED)
OPERATING SEGMENT INFORMATION

                                                         EDIBLE    WHEAT MILLING
                                                          OIL       AND BAKERY
(US$ IN MILLIONS)          AGRIBUSINESS   FERTILIZERS   PRODUCTS     PRODUCTS       OTHER     UNALLOCATED    TOTAL
-----------------          ------------   -----------   --------   -------------   --------   -----------   --------
                                                     (UNAUDITED)
THREE MONTHS ENDED
  MARCH 31, 2000
Net sales to external
  customers..............     $1,407         $129         $269          $133         $ 67         $ --       $2,005
Intersegment revenues....         22           --           --            --           --          (22)          --
Gross profit.............         11           18           38            20            7           --           94
Income from operations...        (17)          13           14             5            3           (4)          14
EBITDA(1)................         (6)          16           17             8            6           (4)          37
Depreciation and
  amortization...........         11            3            3             3            3           --           23

THREE MONTHS ENDED
  MARCH 31, 2001
Net sales to external
  customers..............     $1,765         $283         $217          $122         $ 85         $ --       $2,472
Intersegment revenues....         36           --           --            --           --          (36)          --
Gross profit.............         69           38           27            13            9           --          156
Income from operations...         35           26            9             2            6           (4)          74
EBITDA(1)................         46           43           14             4            9           (4)         112
Depreciation, depletion
  and amortization.......         11           17            5             2            3           --           38

------------------------

(1) Earnings before interest, taxes, depreciation and amortization, ("EBITDA") equals income from operations plus depreciation, depletion and amortization.

11.  SUBSEQUENT EVENTS

    Between July 5, 2001 and July 12, 2001, Bunge's Board of Directors approved:
(i) the exchange of 12,000 common shares, par value $1.00 per share for
1.2 million common shares, par value $.01 per share with Bunge International,
(ii) the declaration and payment of a 52.65-for-1 share dividend, (iii) an increase in Bunge's authorized share capital to 240 million common shares, par value $.01 per share, (iv) the authorization of 9,760,000 shares of undesignated preference shares and (v) the authorization of 240,000 shares of Series A Preference Shares.

    The common shares data presented herein has been restated for all periods to reflect the effects of the share exchange and share dividend above.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders' of Manah S.A. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Manah S.A. and Subsidiaries (the "Company") as of March 31, 2000 and December 31, 1999, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the three months ended March 31, 2000 and the year ended December 31, 1999, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Manah S.A. and Subsidiaries as of March 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 2000 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes
Sao Paulo, Brazil
January 12, 2001

                          MANAH S.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   MARCH 31,
                                                                  1999         2000
                                                              ------------   ---------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 16,534     $  2,108
  Trade accounts receivable (less allowance of $12,466 and
    $12,764)................................................      45,348       46,863
  Inventories (Note 2)......................................      43,428       28,770
  Recoverable taxes.........................................       8,707        9,587
  Other current assets......................................       1,488        2,185
                                                                --------     --------
Total current assets........................................     115,505       89,513
                                                                --------     --------

Property, plant and equipment, net (Note 3).................     103,133      103,270
Investments in affiliates (Note 4)..........................      36,501       33,089
Other non-current assets....................................       5,561        5,754
                                                                --------     --------
TOTAL ASSETS................................................    $260,700     $231,626
                                                                ========     ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 6)................    $ 35,075     $ 43,425
  Trade accounts payable....................................     123,495      100,332
  Payable to related party (Note 9).........................      12,274            2
  Other current liabilities.................................       6,981        6,900
                                                                --------     --------
Total current liabilities...................................     177,825      150,659

Long-term debt (Note 6).....................................      43,753       42,625
Provisions for claims and lawsuits (Note 10)................      22,313       23,450
Other non-current liabilities...............................       1,435        1,414

Commitments and contingencies (Note 10)

Shareholders' equity:
  Preferred stock, no par value, 1,981,147,326 authorized,
    issued and outstanding shares and additional paid-in
    capital.................................................      38,402       38,402
  Common stock, no par value, 1,165,898,112 authorized,
    issued and outstanding shares and additional paid-in
    capital.................................................      29,215       29,215
  Retained deficit..........................................     (11,851)     (14,018)
  Accumulated other comprehensive loss......................     (40,392)     (40,121)
                                                                --------     --------
Total shareholders' equity..................................      15,374       13,478
                                                                --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $260,700     $231,626
                                                                ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MANAH S.A. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

          (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS
                                                                YEAR ENDED         ENDED
                                                               DECEMBER 31,      MARCH 31,
                                                              --------------   --------------
                                                                   1999             2000
                                                              --------------   --------------
Net sales...................................................       $ 289,973         $ 47,947
Cost of goods sold..........................................         255,558           45,875
                                                              --------------   --------------
GROSS PROFIT................................................          34,415            2,072
Selling, general and administrative expenses................          16,630            5,129
                                                              --------------   --------------
INCOME (LOSS) FROM OPERATIONS...............................          17,785           (3,057)
Non-operating income (expense)--net (Note 11)...............         (75,340)             890
                                                              --------------   --------------
NET LOSS....................................................       $ (57,555)        $ (2,167)
                                                              ==============   ==============
EARNINGS PER SHARE--BASIC AND DILUTED:
Net loss per share--preferred...............................       $   (0.02)         $    --
Net loss per share--common..................................       $   (0.02)         $    --

Weighted-average number of shares outstanding--preferred....   1,981,147,326    1,981,147,326
Weighted-average number of shares outstanding--common.......   1,165,898,112    1,165,898,112

  The accompanying notes are an integral part of these consolidated financial statements.

                          MANAH S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (UNITED STATES DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1999           2000
                                                              ------------   ------------
OPERATING ACTIVITIES
Net loss....................................................    $(57,555)      $ (2,167)
  Adjustment to reconcile net loss to cash used for
    operating activities:
  Unrealized foreign exchange...............................        (973)          (645)
  Depreciation..............................................       7,977          2,499
  Bad debt expense..........................................       3,898              -
  Equity in earnings of affiliates..........................      (4,971)        (1,139)
  Dividends received from investments in affiliates.........       2,977          3,916
  Changes in operating assets and liabilities:
    Trade accounts receivable...............................      22,281           (426)
    Inventories.............................................       2,191         15,461
    Recoverable taxes.......................................      (1,980)          (662)
    Trade accounts payable..................................       9,396        (25,722)
    Payable to related party................................      12,100        (12,378)
    Other current assets....................................       2,122           (580)
    Other current liabilities...............................       1,798            164
                                                                --------       --------
      Cash used for operating activities....................        (739)       (21,679)

INVESTING ACTIVITIES
Payments made for capital expenditures......................      (6,107)          (206)
(Investments in) distributions from affiliates..............      (1,647)         1,336
                                                                --------       --------
      Cash (used for) provided by investing activities......      (7,754)         1,130

FINANCING ACTIVITIES
Proceeds from long-term debt................................      85,725         32,150
Repayment of long-term debt.................................     (85,085)       (26,199)
                                                                --------       --------
      Cash provided by financing activities.................         640          5,951
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (11,854)           172
                                                                --------       --------
Net decrease in cash and cash equivalents...................     (19,707)       (14,426)
Cash and cash equivalents, beginning of period..............      36,241         16,534
                                                                --------       --------
Cash and cash equivalents, end of period....................    $ 16,534       $  2,108
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MANAH S.A. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

            (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        PREFERRED                                COMMON
                                                        STOCK AND                               STOCK AND
                                                       ADDITIONAL                              ADDITIONAL         RETAINED
                                   PREFERRED             PAID-IN             COMMON              PAID-IN          EARNINGS
                                     SHARES              CAPITAL             SHARES              CAPITAL          (DEFICIT)
                                 --------------        -----------        -------------        -----------        ---------
Balances, at January 1,
  1999...................         1,981,147,326          $38,402          1,165,898,112          $29,215          $ 45,704
                                 --------------          -------          -------------          -------          --------
Comprehensive loss--1999:
Net loss.................                    --               --                     --               --           (57,555)
Other comprehensive loss:
  Foreign exchange
    translation
    adjustment...........                    --               --                     --               --                --
Total comprehensive
  loss...................                    --               --                     --               --                --
                                 --------------          -------          -------------          -------          --------
Balances, December 31,
  1999...................         1,981,147,326           38,402          1,165,898,112           29,215           (11,851)
                                 ==============          =======          =============          =======          ========
Comprehensive income
  (loss)--three months
  ended March 31, 2000:
Net loss.................                    --               --                     --               --            (2,167)
Other comprehensive
  income:
  Foreign exchange
    translation
    adjustment...........                    --               --                     --               --                --
Total comprehensive
  loss...................                    --               --                     --               --                --
                                 --------------          -------          -------------          -------          --------
Balances, March 31,
  2000...................         1,981,147,326          $38,402          1,165,898,112          $29,215          $(14,018)
                                 ==============          =======          =============          =======          ========

                            ACCUMULATED
                               OTHER
                           COMPREHENSIVE             TOTAL
                               INCOME            SHAREHOLDER'S        COMPREHENSIVE
                               (LOSS)               EQUITY            INCOME (LOSS)
                           --------------        -------------        --------------
Balances, at January 1,
  1999...................     $ (3,909)            $109,412
                              --------             --------
Comprehensive loss--1999:
Net loss.................           --              (57,555)             $(57,555)
Other comprehensive loss:
  Foreign exchange
    translation
    adjustment...........      (36,483)                  --               (36,483)
                              --------                                   --------
Total comprehensive
  loss...................      (36,483)             (36,483)             $(94,038)
                              --------             --------              ========
Balances, December 31,
  1999...................      (40,392)              15,374
                              ========             ========
Comprehensive income
  (loss)--three months
  ended March 31, 2000:
Net loss.................           --               (2,167)             $ (2,167)
Other comprehensive
  income:
  Foreign exchange
    translation
    adjustment...........          271                   --                   271
                              --------                                   --------
Total comprehensive
  loss...................          271                  271              $ (1,896)
                              --------             --------              ========
Balances, March 31,
  2000...................     $(40,121)            $ 13,478
                              ========             ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MANAH S.A. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS--Manah S.A. and Subsidiaries ("Manah" or the "Company") are engaged in the production of fertilizer and a wide range of products from raw materials such as phosphate and sulfuric acid to agricultural fertilizers and animal feeds. Manah's operations are located in Brazil. Manah operates in one operating segment, the production and sale of fertilizers.

    As a result of Manah's highly leveraged capital structure the Company would not be able to continue as a going concern without additional capitalization. Manah's controlling shareholder effected a sale of the Company on April 1, 2000. Bunge acquired a controlling stake in Manah during 2000 and affected the needed re-capitalization of the Company.

    BASIS OF PRESENTATION--The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which Manah exercises control and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation.

    Investments in 20% to 50% owned affiliates in which Manah has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at acquisition cost, plus Manah's equity in undistributed earnings and losses since acquisition.

    USE OF ESTIMATES--The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, contingent liabilities, income tax valuation allowances, other accrued expenses and fair value of financial instruments. Actual amounts may vary from those estimates

    TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS--The functional currency of Manah is the Brazilian REAL, which is the currency of its principal operations, and, as such, amounts included in the statement of operations are translated at rates which approximate actual exchange rates at the date of the transaction (average rate). Assets and liabilities are translated at year-end exchange rates. The resulting translation adjustments are a component of accumulated other comprehensive income (loss).

    FOREIGN CURRENCY TRANSACTIONS--Monetary assets and liabilities of Manah, denominated in currencies other than its functional currency, are remeasured into the functional currency at exchange rates in effect at the balance sheet date. The resulting exchange gains or losses are included in the consolidated statements of income.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

    RECOVERABLE TAXES--Recoverable taxes represent, principally, Value Added Taxes paid on the acquisition of raw materials and other services which can be offset against future like taxes due on sales.

    PROPERTY, PLANT AND EQUIPMENT, NET--Property, plant and equipment net is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while maintenance and repairs are

                          MANAH S.A. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expensed as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of assets. Useful lives for property, plant and equipment are as follows:

                                                               YEARS
                                                              --------
Buildings...................................................   20-30
Machinery and equipment.....................................    3-13
Furniture, fixtures and other...............................     3-8

    Manah capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

    IMPAIRMENT OF LONG-LIVED ASSETS--Manah reviews for impairment its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, Manah estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest changes) is less than the carrying amount of the asset, an impairment loss is recognized; for the difference between the carrying value and the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    EARNINGS PER SHARE--Each common and preferred share entitles the shareholder to participate in earnings; however, pursuant to the terms of the preferred shares, such holders are entitled to a 6% non-cumulative dividend based on the total capital of the Company. In calculating earnings per share, the Company adopted a two-class method with preferred shares being treated as a participating security. This method is an earnings allocation formula that determines earnings per share for each class of common and preferred security according to dividends declared and participating rights to undistributed earnings. Under this method, net income is first reduced by the amount of dividends declared in the current period for each class of stock; the remaining earnings are then allocated to common stock and participating securities to the extent that each security may share in earnings. The total earnings allocated to each security (i.e. actual dividends declared and the amount allocated for the participation feature) is then divided by the weighted average number of shares for each class of security outstanding during the period. Common and preferred shareholders share equally in undistributed losses

    INCOME TAXES--Manah has not historically generated taxable income and thus has not been required to make payments of income taxes. Recently, Manah has sustained substantial operating and tax losses. As realization of the tax assets generated is unlikely, Manah has recorded a valuation allowance against all deferred income tax balances. Manah has $59,152 thousand and $55,508 thousand as of March 31, 2000 and December 31, 1999 in tax loss carryforwards, which carry no expiration, however utilization is limited to 30% of current period taxable income. Manah, additionally, had $4,225 thousand and $1,150 thousand as of March 31, 2000 and December 31, 1999, respectively, of deferred tax assets related to temporary differences related to provisions and basis differences in book verses tax basis of fixed assets.

    REVENUE RECOGNITION--Sales of fertilizer products are recognized as risk and title to the product transfer to the customer, which occurs at the time the shipment is made. Gross sales are reduced by discounts related to promotional programs and sales taxes to arrive at net sales.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, Accounting for Derivative

                          MANAH S.A. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Instruments and Hedging Activities--Deferral of the Effective Date of FASB SFAS No. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998 as amended by SFAS No. 138 Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS 133 will not impact the consolidated financial statements of Manah.

    Securities and Exchange Commission ("SEC") Staff Accounting Bulletin
No. 101, as amended, Revenue Recognition in Financial Statements ("SAB 101"), was issued in December 1999 and provides an interpretation of when the revenue recognition criteria have been met. If a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should continue to be applied. However, in the absence of authoritative literature addressing specific arrangement or a specific industry, SAB 101 is designed to provide additional guidance as to the criteria that will be applied by the SEC. The additional guidance of SAB 101 will not have any effect on the Company's revenue recognition policies.

2.  INVENTORIES

    Inventories consist of the following:

(US$ IN THOUSANDS)                                       DECEMBER 31, 1999   MARCH 31, 2000
------------------                                       -----------------   --------------
Raw Materials..........................................       $35,431           $25,478
Work in process........................................         1,658             1,891
Finished Goods.........................................         2,987               281
Operating supplies.....................................         3,352             1,120
                                                              -------           -------
  Total................................................       $43,428           $28,770
                                                              =======           =======

3.  PROPERTY, PLANT AND EQUIPMENT, NET

(US$ IN THOUSANDS)                                       DECEMBER 31, 1999   MARCH 31, 2000
------------------                                       -----------------   --------------
Land...................................................      $ 14,154           $ 14,492
Buildings..............................................        35,850             36,705
Machinery and equipment................................        86,114             88,222
Furniture, fixtures and other..........................        23,860             24,522
                                                             --------           --------
                                                              159,978            163,941
Less accumulated depreciation..........................       (63,819)           (67,875)
Plus construction in process...........................         6,974              7,204
                                                             --------           --------
  Total................................................      $103,133           $103,270
                                                             ========           ========

    Manah capitalized interest on construction in progress in the amount of $0 and $1,053 thousand during the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

                          MANAH S.A. AND SUBSIDIARIES

3.  PROPERTY, PLANT AND EQUIPMENT, NET (CONTINUED)
Depreciation expense was $2,499 thousand and $7,977 thousand during the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

    Manah identified certain assets during 1999, to be disposed of, resulting in a loss of $1,435 thousand, which was recorded in cost of goods sold. These assets consisting of land and buildings, which are classified as other non-current assets, have a net carrying value of $3,263 thousand and $3,187 thousand as of March 31, 2000 and December 31, 1999, respectively. The accumulated reserve as of March 31, 2000 is $1,475 thousand. The fair values of these assets were determined based on appraised selling values less the cost to sell. Depreciation of these assets was terminated upon transfer to the "held for sale" category. Manah has developed a plan to dispose of these assets and actions have been taken to complete these plans, including an active plan to find buyers, however, the eventual sale is dependent upon prevailing market conditions.

4.  INVESTMENTS IN AFFILIATES

    Included in investments in affiliates, Manah accounts for its 23.06% investment in Fertifos Administracao and Participacao S.A. and subsidiaries ("Fosfertil") under the equity method. Manah's investment, classified in investments in affiliates, in Fosfertil was $27,847 thousand and $30,013 thousand at March 31, 2000 and December 31, 1999, respectively, and its equity in Fosfertil's earnings was $1,053 thousand and $9,022 thousand for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively. The tables below summarize Fosfertil's financial information:

                                                                              THREE MONTHS
                                                            YEAR ENDED           ENDED
(US$ IN THOUSANDS)                                       DECEMBER 31, 1999   MARCH 31, 2000
------------------                                       -----------------   --------------
Net Sales..............................................      $473,049            $81,890
Gross Profit...........................................       196,963             21,683
Net income.............................................        38,385              4,559

(US$ IN THOUSANDS)                                       DECEMBER 31, 1999   MARCH 31, 2000
------------------                                       -----------------   --------------
Current assets.........................................      $302,334           $245,895
Non-current assets.....................................       350,055            368,192
Current liabilities....................................       155,777            137,374
Non-current liabilities................................       241,001            240,103
Minority interest......................................       125,452            115,920

5.  FINANCIAL INSTRUMENTS

    CONCENTRATION OF CREDIT RISK--Manah's businesses principally consists of providing fertilizer products to Brazilian farmers, and as such exposes Manah to credit risk with respect to the performance of the agricultural industry in Brazil. Manah purchases 35% of its raw material supplies, principally phosphate, from Fosfertil. No other significant concentrations of credit risk existed as of March 31, 2000.

                          MANAH S.A. AND SUBSIDIARIES

5.  FINANCIAL INSTRUMENTS (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts and fair values of financial instruments are as follows:

                                                           DECEMBER 31, 1999      MARCH 31, 2000
                                                          -------------------   -------------------
                                                          CARRYING     FAIR     CARRYING     FAIR
(US$ IN THOUSANDS)                                         VALUE      VALUE      VALUE      VALUE
------------------                                        --------   --------   --------   --------
Cash and cash equivalents...............................  $16,534    $16,534     $2,108     $2,108
Long-term debt, including current portion...............   78,828     78,828     86,050     86,050

    CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates the carrying amount because of the short maturity of those instruments.

    LONG-TERM DEBT--The fair value of long-term debt was calculated based on interest rates currently available to Manah for similar borrowings.

6.  LONG-TERM DEBT

    Long-term obligations are summarized below:

(US$ IN THOUSANDS)                                            DECEMBER 31, 1999   MARCH 31, 2000
------------------                                            -----------------   --------------
PAYABLE IN U.S. CURRENCY (DOLLAR):
Long-term debt, fixed interest rates from 11% to 17%,
  payable through 2006......................................      $ 32,879           $ 26,169

PAYABLE IN BRAZILIAN CURRENCY (REAL):
Long-term debt, variable interest rate indexed to Brazilian
  Inter-Bank Deposit Rate (CDI) plus from 2% to 5%(1),
  payable through 2000......................................            --              7,178
Long-term debt, fixed interest rates from 12% to 25%,
  payable through 2003......................................         9,000             16,045
Long-term debt, variable interest rate indexed to TJLP(2)
  plus 6% to 13.5%, payable through 2005....................         9,017              6,841
BNDES(3) loans, variable interest rate indexed to IGPM(4)
  plus 6.5%, payable through 2006...........................        27,932             29,817
                                                                  --------           --------
                                                                    78,828             86,050
Less: Installments due within one year......................       (35,075)           (43,425)
                                                                  --------           --------
Total long-term debt........................................      $ 43,753           $ 42,625
                                                                  ========           ========

------------------------------

(1) "CDI" is the Brazilian Inter-Bank deposit rate maintained by the Brazilian government. The annualized rate for the three months ended March 31, 2000 and the year ended December 31, 1999 was 17.6% and 25.1%, respectively.

(2) "TJLP" is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for the three months ended March 31,
    2000 and the year ended December 31, 1999 was 22.8% and 14.7%, respectively.

(3) "BNDES"(Banco Nacional de Desenvolvimento Economico e Social) loans are Brazilian government industrial development loans.

(4) "IGPM" is the Brazilian inflation index published by Fundacao Getulio Vargas. The annualized rate for the three months ended March 31, 2000 and the year ended December 31, 1999 was 6.8% and 20.1%, respectively.

                          MANAH S.A. AND SUBSIDIARIES

6.  LONG-TERM DEBT (CONTINUED)

    Certain land, property, plant and equipment and the Company's investment in Fosfertil having an aggregate net carrying value of approximately
$40,355 thousand have been mortgaged or otherwise pledged against long-term debt of $36,658 thousand as of March 31, 2000.

    Principal maturities of long-term debt as of March 2000 are as follows:

                                                              (US$ IN THOUSANDS)
                                                              ------------------
2001........................................................       $43,425
2002........................................................        12,359
2003........................................................         5,478
2004........................................................         5,031
2005........................................................         4,901
Later years.................................................        14,856
                                                                   -------
                                                                   $86,050
                                                                   =======

    As a result of the change in control of Manah, $10,000 thousand in long-term debt came due, which was paid on July 25, 2000.

7.  SHAREHOLDERS' EQUITY

    CAPITAL STRUCTURE--Manah has 1,165,898,112 and 1,981,147,326 authorized and outstanding shares of common stock and preferred stock, respectively. No additional shares of either class of security were authorized or issued or retired during the three months ended March 31, 2000 or the year ended
December 31, 1999. No dilutive or anti-dilutive securities were outstanding as of March 31, 2000 or the year ended December 31, 1999.

    SECURITY RIGHTS--Common shares have the right to vote at shareholder meetings while preferred shares are non-voting. Preferred shares do, however, have priority in the return of their paid-in capital in the event of liquidation and in the receipt of the mandatory non-cumulative dividend of 25% of consolidated net income as determined in accordance with Brazilian Corporate Law, due both to common and preferred shareholders. In the event that the mandatory dividend is omitted for three consecutive years, the preferred shares acquire voting rights until payment of such dividends is made. The preferred shares are also entitled to a non-cumulative dividend of 6% of Shareholders' Equity as computed based on the Brazilian Corporate Law.

    DIVIDENDS--Dividends are payable in Brazilian REAL. Dividends may be converted to U.S. dollars and remitted to shareholders abroad provided that the non-resident shareholder capital is registered with the Brazilian Central Bank. Manah did not declare or pay dividends during the three months ended March 31, 2000 or the year ended December 31, 1999.

8.  EMPLOYEE BENEFITS PLAN

    Manah participates in a defined contribution plan available to substantially all of Manah's employees. Manah contributed and charged to expense
$102 thousand and $519 thousand during the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, related to fund contributions.

                          MANAH S.A. AND SUBSIDIARIES

9.  RELATED PARTY TRANSACTIONS AND BALANCES

    Transactions with related parties are as follows:

                                                                               CONSOLIDATED
                                                                           STATEMENTS OF INCOME
                                                                             INCOME/(EXPENSES)
                                                                    -----------------------------------
                                                                                         THREE MONTHS
                                                                       YEAR ENDED            ENDED
(US$ IN THOUSANDS)        RELATIONSHIP         TRANSACTION TYPE     DECEMBER 31, 1999   MARCH 31, 2000
------------------     -------------------  ----------------------  -----------------   ---------------
Fosfertil              Equity investee      Raw material purchases       $84,867            $5,284

    Balances with related parties are as follows:

                                                                               CONSOLIDATED
                                                                              BALANCE SHEETS
                                                                    ----------------------------------
(US$ IN THOUSANDS)        RELATIONSHIP           BALANCE TYPE       DECEMBER 31, 1999   MARCH 31, 2000
------------------     -------------------  ----------------------  -----------------   --------------
Fosfertil              Equity investee      Current payables             $12,274              $2

10.  COMMITMENTS AND CONTINGENCIES

    Manah is party to a number of claims and lawsuits arising out of the normal course of business with respect to commercial matters, including various tax and labor claims. After taking into account liabilities recorded for all of the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse affect on Manah's financial condition, results of operations or liquidity. Included in provisions in the consolidated balance sheet is $23,450 thousand and $22,313 thousand at March 31, 2000 and December 31, 1999, respectively, representing management's estimate of the probable loss on the above mentioned claims and lawsuits.

11.  NON-OPERATING INCOME (EXPENSE)--NET

    Non-operating (expenses) income--net consists of income and (expense) items as follows:

                                                                                    THREE MONTHS
                                                                  YEAR ENDED           ENDED
(US$ IN THOUSANDS)                                            DECEMBER 31, 1999    MARCH 31, 2000
------------------                                            ------------------   --------------
Equity in earnings of affiliates............................       $  4,971            $1,139
Interest income.............................................         21,517             1,889
Interest expense............................................        (27,483)           (6,187)
Foreign exchange............................................        (72,341)            3,698
Other (expense) income--net.................................         (2,004)              351
                                                                   --------            ------
  Total non-operating income (expense)--net.................       $(75,340)           $  890
                                                                   ========            ======

    For the three months ended March 31, 2000, and the year ended December 31, 1999, Manah paid interest, net of interest capitalized, of $1,799 thousand, and $9,108 thousand, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders' of Fertifos Administracao e Participacao S.A. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Fertifos Administracao e Participacao S.A. and Subsidiaries (the "Company") as of
March 31, 2000 and December 31, 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the three months ended March 31, 2000 and the year ended December 31, 1999, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Fertifos Administracao e Participacao S.A. and Subsidiaries as of March 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 2000 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes
Sao Paulo, Brazil
January 12, 2001

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   MARCH 31,
                                                                  1999         2000
                                                              ------------   ---------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 97,030     $ 33,414
  Marketable securities.....................................      49,608       49,632
  Trade accounts receivable (less allowance of $0 and $0 and
    including related parties, $12,509 and $8,459)..........      25,982       19,439
  Inventories (Note 2)......................................      82,476      112,436
  Recoverable taxes.........................................      31,698       15,917
  Other current assets......................................      15,540       15,057
                                                                --------     --------
Total current assets........................................     302,334      245,895
                                                                --------     --------
Property, plant and equipment, net (Note 3).................     306,535      324,565
Deferred income taxes (Note 4)..............................      17,585       18,817
Other non-current assets....................................      25,935       24,810
                                                                --------     --------
TOTAL ASSETS................................................    $652,389     $614,087
                                                                ========     ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt (Note 6)..................................    $  6,524     $ 32,096
  Current portion of long-term debt (Note 7)................      27,707       30,316
  Trade accounts payable....................................      69,381       56,979
  Income taxes payable......................................      28,475        3,067
  Accrued payroll and related liabilities...................      14,952        8,340
  Other current liabilities.................................       8,738        6,576
                                                                --------     --------
        Total current liabilities...........................     155,777      137,374
Long-term debt (Note 7).....................................     213,778      208,154
Other non-current liabilities (Note 11).....................      27,223       31,949
Commitments and contingencies (Note 11)
Minority interest...........................................     125,452      115,920
Shareholders' equity:
  Common stock, no par value, 19,144,363,453 authorized,
    issued and outstanding shares and additional paid-in
    capital.................................................     121,776      121,776
  Legal reserve.............................................      10,342       10,523
  Retained earnings.........................................      30,626       18,235
  Accumulated other comprehensive loss......................     (32,585)     (29,844)
                                                                --------     --------
Total shareholders' equity..................................     130,159      120,690
                                                                --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $652,389     $614,087
                                                                ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                      (UNITED STATES DOLLARS IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999   MARCH 31, 2000
                                                              -----------------   --------------
Net sales ($290,829 and $53,765 to related parties).........      $473,049           $ 81,890
Cost of goods sold..........................................       276,086             60,207
                                                                  --------           --------
GROSS PROFIT................................................       196,963             21,683
Selling, general and administrative expenses................        43,750              7,661
                                                                  --------           --------

INCOME FROM OPERATIONS......................................       153,213             14,022
Non-operating income (expense)--net (Note 12)...............       (49,238)            (3,399)
                                                                  --------           --------

INCOME BEFORE INCOME TAX, AND MINORITY INTEREST.............       103,975             10,623
Income tax expense (Note 4).................................       (27,347)            (1,523)
                                                                  --------           --------

INCOME BEFORE MINORITY INTEREST.............................        76,628              9,100
Minority interest...........................................       (38,243)            (4,541)
                                                                  --------           --------
NET INCOME..................................................      $ 38,385           $  4,559
                                                                  ========           ========

  The accompanying notes are an integral part of these consolidated financial statements.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (UNITED STATES DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                              ------------   ------------
                                                                  1999           2000
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income..................................................    $ 38,385       $  4,559

Adjustment to reconcile net income to cash provided by (used for) operating activities:
  Unrealized foreign exchange loss..........................      22,579          1,677
  Unrealized loss indexation of debt........................      15,419          4,267
  Depreciation..............................................      18,701          6,778
  Deferred income taxes.....................................          43           (799)
  Minority interest.........................................      38,243          4,541
  Changes in operating assets and liabilities:
    Marketable securities...................................     (48,897)         1,054
    Trade accounts receivable...............................     (17,423)         7,145
    Inventories.............................................     (11,035)       (27,575)
    Recoverable taxes.......................................      (7,143)        16,291
    Trade accounts payable..................................      16,795        (13,849)
    Income taxes payable....................................      17,346        (25,699)
    Accrued payroll and related liabilities.................       4,608         (6,865)
    Other--net..............................................          16          4,240
                                                                --------       --------
      Cash provided by (used for) operating activities......      87,637        (24,235)

INVESTING ACTIVITIES
Payments made for capital expenditures......................     (56,372)       (16,231)
                                                                --------       --------
      Cash used for investing activities....................     (56,372)       (16,231)
FINANCING ACTIVITIES
Net change in short-term debt...............................      (4,830)        25,167
Proceeds from long-term debt................................      50,767              -
Repayment of long-term debt.................................     (28,014)       (15,291)
Dividends paid to shareholders..............................     (12,505)       (16,769)
Dividends paid to minority interests in subsidiaries........     (15,560)       (16,714)
                                                                --------       --------
      Cash used for financing activities....................     (10,142)       (23,607)
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (24,376)           457
                                                                --------       --------
Net decrease in cash and cash equivalents...................      (3,253)       (63,616)
Cash and cash equivalents, beginning of period..............     100,283         97,030
                                                                --------       --------
Cash and cash equivalents, end of period....................    $ 97,030       $ 33,414
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

            (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                 COMMON
                                               STOCK AND                           ACCUMULATED
                                               ADDITIONAL                             OTHER            TOTAL
                                  COMMON        PAID-IN      LEGAL     RETAINED   COMPREHENSIVE    SHAREHOLDERS'   COMPREHENSIVE
                                  SHARES        CAPITAL     RESERVE    EARNINGS   INCOME (LOSS)       EQUITY       INCOME (LOSS)
                              --------------   ----------   --------   --------   --------------   -------------   --------------
Balances, at January 1,
  1999......................  19,144,363,453    $121,776    $ 8,682    $ 6,406       $ 16,422        $153,286
Comprehensive income
  (loss)--1999:
  Net income................              --          --         --     38,385             --          38,385         $ 38,385
  Other comprehensive loss:
    Foreign exchange
      translation
      adjustment............              --          --         --         --        (49,007)             --          (49,007)
                                                                                     --------                         --------
  Total comprehensive
    loss....................              --          --         --         --        (49,007)        (49,007)        $(10,622)
                                                                                                     ========         ========
Transfer to legal reserve...              --          --      1,660     (1,660)            --              --
Dividend paid...............              --          --         --    (12,505)            --         (12,505)
                              --------------    --------    -------    --------      --------        --------
Balances, December 31,
  1999......................  19,144,363,453     121,776     10,342     30,626        (32,585)        130,159
                              --------------    --------    -------    --------      --------        --------
Comprehensive income--three
  months ended March 31,
  2000:
  Net income................              --          --         --      4,559             --           4,559         $  4,559
  Other comprehensive
    income:
    Foreign exchange
      translation
      adjustment............              --          --         --         --          2,741              --            2,741
                                                                                     --------                         --------
  Total comprehensive
    income..................              --          --         --         --          2,741           2,741         $  7,300
                                                                                                     ========         ========
Transfer to legal reserve...              --          --        181       (181)            --              --
Dividend paid...............              --          --         --    (16,769)            --         (16,769)
                              --------------    --------    -------    --------      --------        --------
Balances, March 31, 2000....  19,144,363,453    $121,776    $10,523    $18,235       $(29,844)       $120,690
                              ==============    ========    =======    ========      ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS--Fertifos Administracao e Participacao S.A., a privately held company, was formed in 1992 to participate in the Brazilian government auction and privatization of its controlling interest in its phosphate mining resources in Brazil. Fertifos Administracao e Participacao S.A. was successful in the privatization acquiring a controlling interest in Fosfertil S.A. and its subsidiary Ultrafertil S.A.

    Fertifos Administracao e Participacao S.A., and Subsidiaries ("Fosfertil" or the "Company") is engaged in the production of mineral nutrients including phosphate, which are used in the production of fertilizers. Fosfertil's operations are located in Brazil.

    BASIS OF PRESENTATION--The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which Fosfertil exercises control and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation.

    USE OF ESTIMATES--The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, contingent liabilities, income tax valuation allowances, other accrued expenses and fair value of financial instruments. Actual amounts may vary from those estimates.

    TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS--The functional currency of Fosfertil is the Brazilian REAL and, as such, amounts included in the statements of operations are translated at rates which approximate actual exchange rates at the date of the transaction. Assets and liabilities are translated at year-end exchange rates (average rate). The resulting translation adjustments are a component of accumulated other comprehensive income (loss).

    FOREIGN CURRENCY TRANSACTIONS--Monetary assets and liabilities of Fosfertil, denominated in currencies other than its functional currency, are remeasured into the functional currency at exchange rates in effect at the balance sheet date. The resulting exchange gains or losses are included in the consolidated statements of income.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less.

    MARKETABLE SECURITIES--Investments in marketable debt securities are classified as trading and are reported at fair value based on quoted market prices with unrealized gains and losses included in non-operating expense--net in the consolidated statements of income.

    DERIVATIVES--Fosfertil enters into various derivative financial instruments to limit exposures to changes in foreign currency fluctuations and interest rates. Realized and unrealized gains and losses on foreign exchange swap contracts are recognized currently as a component of foreign exchange in the statements of operations. Gains and losses on interest rate swaps are recognized using the "settlement" method and included as a component of interest income in the statements of operations.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

    RECOVERABLE TAXES--Recoverable taxes represent Value Added Taxes paid on the acquisition of raw materials and other services which can be offset against future like taxes due on sales.

    PROPERTY, PLANT AND EQUIPMENT, NET--Property, plant and equipment, net is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of assets. Useful lives for property, plant and equipment are as follows:

                                                               YEARS
                                                              --------
Buildings...................................................      25
Machinery and equipment.....................................    4-25
Furniture, fixtures and other...............................    4-10

    Fosfertil capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

    IMPAIRMENT OF LONG-LIVED ASSETS--Fosfertil reviews for impairment its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, Fosfertil estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest changes) is less than the carrying amount of the asset, an impairment loss is recognized; otherwise, no impairment loss is recognized. Measurement of an impairment loss to be recognized for long-lived assets that Fosfertil expects to hold and use is based on the excess of carrying value over the fair value of the asset.

    INCOME TAXES--Fosfertil operates in only one tax jurisdiction, which is Brazil. The provision for income taxes includes income taxes currently payable and deferred income taxes arising as a result of temporary differences between financial and tax reporting.

    REVENUE RECOGNITION--Sales of mineral products are recognized as risk and title to the product transfer to the customer, which occurs at the time the shipment is made. Gross sales are reduced by sales taxes to arrive at net sales.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB SFAS No. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998 as amended by SFAS
No. 138, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS 133 will not have a material impact on the Company's financial statements.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Securities and Exchange Commission ("SEC") Staff Accounting Bulletin
No. 101, as amended, Revenue Recognition in Financial Statements ("SAB 101"), was issued in December 1999 and provides an interpretation of when the revenue recognition criteria have been met. If a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should continue to be applied. However, in the absence of authoritative literature addressing specific arrangement or a specific industry, SAB 101 is designed to provide additional guidance as to the criteria that will be applied by the SEC. The additional guidance of SAB 101 will not have any effect on the Company's revenue recognition policies.

2.  INVENTORIES

    Inventories consist of the following:

                                                     DECEMBER 31,   MARCH 31,
(US$ IN THOUSANDS)                                       1999          2000
------------------                                   ------------   ----------
Raw materials......................................     $22,641      $ 27,113
Finished goods.....................................      32,912        55,930
Operating supplies.................................      26,923        29,393
                                                        -------      --------
Total..............................................     $82,476      $112,436
                                                        =======      ========

3.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                     DECEMBER 31,    MARCH 31,
(US$ IN THOUSANDS)                                       1999           2000
------------------                                   -------------   ----------
Land...............................................    $  22,301     $  22,833
Buildings..........................................      219,403       224,840
Machinery and equipment............................      532,051       550,496
Furniture, fixtures and other......................       46,874        48,179
                                                       ---------     ---------
                                                         820,629       846,348
Less accumulated depreciation......................     (555,693)     (575,733)
Plus construction in process.......................       41,599        53,950
                                                       ---------     ---------
Total..............................................    $ 306,535     $ 324,565
                                                       =========     =========

    Fosfertil capitalized interest on construction in progress in the amount of $1,007 thousand and $2,562 thousand during the three months ended March 31, 2000 and the year ended December 31, 1999, respectively. Depreciation expense was $6,778 thousand and $18,701 thousand for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

4.  INCOME TAXES

    The reconciliation between the actual provision for income taxes and that computed by applying the statutory rate is based on Brazil statutory tax rates.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

4.  INCOME TAXES (CONTINUED)
    The components of the provision for income taxes are:

                                                                    THREE MONTHS
                                                      YEAR ENDED       ENDED
                                                     DECEMBER 31,    MARCH 31,
(US$ IN THOUSANDS)                                       1999           2000
------------------                                   ------------   ------------
Current............................................    $(27,304)       $(2,322)
Deferred...........................................         (43)           799
                                                       --------        -------
Income tax expense.................................    $(27,347)       $(1,523)
                                                       ========        =======

    Reconciliation of the income tax expense at the Brazilian statutory rate to the effective rate is as follows:

                                                                    THREE MONTHS
                                                      YEAR ENDED       ENDED
                                                     DECEMBER 31,    MARCH 31,
(US$ IN THOUSANDS)                                       1999           2000
------------------                                   ------------   ------------
Income before income tax and minority interests....    $103,975        $10,623
Statutory income tax rate..........................          33%            34%
                                                       --------        -------
Income tax expense at statutory rate...............      34,312          3,612
Adjustments to derive effective rate:
  Income tax effect on interest on own capital.....      (7,143)        (1,797)
  Changes in tax rates.............................          --           (716)
  Other............................................         178            424
                                                       --------        -------
Income tax expense.................................    $ 27,347        $ 1,523
                                                       ========        =======

    INTEREST ON OWN CAPITAL--Brazilian corporations are permitted to determine a tax-deductible notional interest expense associated with shareholders' equity, which could either be paid in cash in the form of a dividend or used to increase capital stock in the statutory records. The amount of any such notional interest expense is generally limited in respect of any particular year to the product of
(a) Brazilian GAAP retained earnings for such year multiplied by (b) the TAXA DE JUROS DE LONGO PRAZO (TJLP) interest rate, the official rate for government long-term loans. For financial reporting purposes, interest attributed to shareholders' equity is reflected as a dividend and charged to retained earnings.

    The components of deferred income taxes are as follows:

                                                        DECEMBER 31,   MARCH 31,
(US$ IN THOUSANDS)                                          1999         2000
------------------                                      ------------   ---------
Deferred income tax assets:
Excess of tax basis over financial statement basis of
  property, plant and equipment.......................     $ 6,452      $ 5,780
Accruals and reserves not currently deductible for tax
  purposes............................................      11,133       13,037
                                                           -------      -------
Total deferred income taxes...........................     $17,585      $18,817
                                                           =======      =======

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

4.  INCOME TAXES (CONTINUED)
    For the three months ended March 31, 2000, and the year ended December 31, 1999, Fosfertil paid income taxes of $1,782 thousand, and $28,417 thousand, respectively.

5.  FINANCIAL INSTRUMENTS

    RISK MANAGEMENT--Fosfertil, as a result of its operating and financing activities, is exposed to changes in Brazilian interest rates and foreign currency exchange rates which may affect its results of operations and financial position. Fosfertil uses derivative financial instruments for the purpose of minimizing the risks and/or costs associated with fluctuations in foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The counterparties to these contractual arrangements are a small group of major financial institutions with which Fosfertil also has other financial relationships. As such, credit risk arising from these contracts is not significant and Fosfertil does not anticipate any significant losses. The cash requirements arising from risk management activities are not expected to be material. Fosfertil is not a party to leveraged derivatives.

    CONCENTRATION OF CREDIT RISK--Sales to Manah S.A. and Serrana S.A., both related parties, accounted for 30% and 35% of net sales for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

    INTEREST RATE RISK MANAGEMENT--Fosfertil enters into fixed for floating interest rate swaps of the Brazilian floating inter-bank rate ("CDI") to hedge its exposure to Brazilian interest rates on fixed rate investments. The Company follows the "settlement" method for accounting for its interest rate swaps as the investments are entered into simultaneously with the hedged fixed rate investment and all terms are matched between the hedged item and the swap. The fixed rate investments, having original maturities of less than 90 days are classified as cash and cash equivalents. As such the carrying value of interest swaps are also classified as cash and cash equivalents.

    The total notional amount of pay fixed receive variable interest rate swaps outstanding as of March 31, 2000 and December 31, 1999 was $37,496 thousand and $ 92,986 thousand, respectively. Due to the short-term nature of these swaps their carrying value approximates their fair value.

    FOREIGN CURRENCY RISK MANAGEMENT--Fosfertil enters into foreign currency exchange swap contracts to hedge foreign currency exposures. The value of Fosfertil's assets and liabilities denominated in the same currency are netted and only the net exposure is hedged.

    As of March 31, 2000, Fosfertil had cross-currency swaps outstanding with notional principal amounts of $3,229 thousand and unrealized gains of $28 thousand, which were recognized in foreign exchange in the statements of operations and offset the gains and losses from the assets and liabilities being hedged. Fosfertil had no outstanding foreign currency derivatives as of December 31, 1999.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

5.  FINANCIAL INSTRUMENTS (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts and fair values of financial instruments are as follows:

                                                       DECEMBER 31, 1999      MARCH 31, 2000
                                                      -------------------   -------------------
                                                      CARRYING     FAIR     CARRYING     FAIR
(US$ IN THOUSANDS)                                     VALUE      VALUE      VALUE      VALUE
------------------                                    --------   --------   --------   --------
Cash and cash equivalents...........................  $ 97,030   $ 97,030   $ 33,414   $ 33,414
Marketable securities...............................    49,608     49,608     49,632     49,632
Short-term debt.....................................     6,524      6,524     32,096     32,096
Long-term debt, including current portion...........   241,485    241,485    238,470    238,470

Foreign currency swaps..............................  $     --   $     --   $     28   $     28

    CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents, including interest rate swaps, approximates the carrying amount because of the short maturity of those instruments.

    MARKETABLE SECURITIES--The fair value of marketable securities was determined based on quoted market prices.

    SHORT-TERM DEBT--The fair value of short-term debt approximates carrying value because of the short maturity of those instruments.

    LONG-TERM DEBT--The fair value of long-term debt was calculated based on interest rates currently available to Fosfertil for similar borrowings.

6.  SHORT-TERM DEBT

    Short-term borrowing consists of the following:

                                                              DECEMBER 31,   MARCH 31,
(US$ IN THOUSANDS)                                                1999         2000
------------------                                            ------------   ---------
Secured Import Financing Note from 6.9% to 8.4%.............     $6,524       $32,096
                                                                 ------       -------
Total short-term borrowings.................................     $6,524       $32,096
                                                                 ======       =======

    Fosfertil's short-term debt, predominately held with commercial banks is generally used to fund working capital requirements. The weighted average interest rate on short-term debt outstanding as of March 31, 2000 and December 31, 1999 was 7.52% and 7.45%, respectively. The short-term debt is denominated in U.S. dollars.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

7.  LONG-TERM DEBT

    Long-term obligations are summarized below:

                                                              DECEMBER 31,   MARCH 31,
(US$ IN THOUSANDS)                                                1999         2000
------------------                                            ------------   ---------
PAYABLE IN U.S. CURRENCY (DOLLAR):
  Long-term debt, variable interest rate indexed to LIBOR(1)
    plus 3.75% to 3.87%, payable through 2008...............    $ 50,219     $ 49,225

PAYABLE IN BRAZILIAN CURRENCY (REAL):
  BNDES(2) loans, variable interest rate indexed to IGPM(3)
    plus 6.5%, payable through 2007.........................     158,337      158,207

  Long-term debt, variable interest rate indexed to TJLP(4)
    plus 8.5% to 10%, payable through 2003..................      26,533       25,198

Other.......................................................       6,396        5,840
                                                                --------     --------
                                                                 241,485      238,470
  Less: Installments due within one year....................     (27,707)     (30,316)
                                                                --------     --------
  Total long-term debt......................................    $213,778     $208,154
                                                                ========     ========

------------------------------

(1) The LIBOR for the three months ended March 31, 2000 and the year ended December 31, 1999 was 6.3% and 5.8%, respectively

(2) "BNDES"(Banco Nacional de Desenvolvimento Economico e Social) loans are Brazilian government industrial development loans.

(3) "IGPM" is the Brazilian inflation index published by Fundacao Getulio Vargas. The annualized rate for the three months ended March 31, 2000 and the year ended December 31, 1999 was 6.8% and 20.1%, respectively.

(4) "TJLP" is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for the three months ended March 31,
    2000 and the year ended December 31, 1999 was 12.0% and 13.2%, respectively.

    Certain land, property, plant and equipment having a net carrying value of approximately $156,540 thousand have been mortgaged or otherwise pledged against long-term debt of $74,423 thousand as of March 31, 2000.

    Principal maturities of long-term debt as of March 2000 are as follows:

                                                     (US$ IN THOUSANDS)
                                                     ------------------
2001...............................................       $ 30,316
2002...............................................         33,187
2003...............................................         26,487
2004...............................................         33,841
2005...............................................         33,841
Later years........................................         80,798
                                                          --------
                                                          $238,470
                                                          ========

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

8.  SHAREHOLDERS' EQUITY

    CAPITAL STRUCTURE--Fosfertil has 19,144,363,453 authorized and outstanding shares of common stock. No additional shares were authorized, issued or retired during the three months ended March 31, 2000 or the year ended December 31, 1999.

    LEGAL RESERVES--As per paragraph 1 of article 193 of Brazilian law 6,404/76, 5% of statutory net income is attributed to a legal reserve up to 20% of total statutory paid-in capital.

    DIVIDENDS--Dividends are payable in Brazilian REAL. Dividends may be converted to U.S. dollars and remitted to shareholders abroad provided that the non-resident shareholder's capital is registered with the Brazilian Central Bank.

9.  EMPLOYEE BENEFITS PLAN

    A Fosfertil subsidiary, Ultrafertil S.A. participates in a multiemployer defined benefit pension plan and other postretirement benefit plans administered by the Petrobras de Seguridade Social--Petros.

    A total of 1,831 of Ultrafertil's employees are covered by these plans. Fosfertil contributed and charged to expense $294 thousand and $1,150 thousand during the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, related to pension fund contributions. As a member of the multiemployer plans, Fosfertil's contributions are not segregated in separate accounts or restricted to provide benefits only to employees of Fosfertil.

10.  RELATED PARTY TRANSACTIONS AND BALANCES

    Fosfertil provides phosphate materials to, mainly, the fertilizer industry in Brazil. Many of Fosfertil's shareholders are engaged in this industry and thus buy a majority of Fosfertil's production. The Company recorded net sales of $53,765 thousand and $290,829 thousand for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, to its shareholders. Accounts receivable from shareholders were $8,459 thousand and $12,509 thousand at March 31, 2000 and December 31, 1999, respectively.

11.  COMMITMENTS AND CONTINGENCIES

    Fosfertil is party to a number of claims and lawsuits arising out of the normal course of business with respect to commercial matters, including various tax and labor claims. After taking into account liabilities recorded for all of the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse affect on Fosfertil's financial condition, results of operations or liquidity. Provisions for claims and lawsuits of $31,949 thousand and $27,223 thousand at March 31, 2000 and December 31, 1999, respectively, have been recorded representing management's estimate of the probable losses on the above mentioned claims and lawsuits. The Company recorded losses of $4,269 thousand and $15,669 thousand for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

          FERTIFOS ADMINISTRACAO E PARTICIPACAO S.A. AND SUBSIDIARIES

12.  NON-OPERATING INCOME (EXPENSE)--NET

    Non-operating expenses--net consists of income and (expense) items as follows:

                                                                             THREE MONTHS
                                                              YEAR ENDED        ENDED
                                                             DECEMBER 31,     MARCH 31,
(US$ IN THOUSANDS)                                               1999            2000
------------------                                           -------------   ------------
Interest income............................................    $ 13,373         $ 5,171
Interest expense...........................................     (44,729)         (9,488)
Foreign exchange...........................................     (18,170)          1,387
Other income (expense)--net................................         288            (469)
                                                               --------         -------
Total non-operating income (expense)--net..................    $(49,238)        $(3,399)
                                                               ========         =======

    For the three months ended March 31, 2000, and the year ended December 31, 1999, Fosfertil paid interest, net of interest capitalized, of $8,329 thousand, and $14,094 thousand, respectively.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 29 and 30 of the bye-laws of Bunge Limited ("Bunge") provide, in part, that Bunge shall indemnify its directors, secretary and officers from and against all actions, costs, charges, losses, damages and expenses which they may incur in the performance of their duties as director, secretary or officer, provided that such indemnification does not extend to any matter in respect of any fraud or dishonesty which may attach to any such persons. Section 98 of the Companies Act 1981, as amended, of Bermuda permits a company to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when he is relieved from liability by the court under section 281 of the Companies Act 1981.

    Bunge maintains standard policies of insurance under which coverage is provided (a) to its directors, secretary and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Bunge with respect to payments which may be made by Bunge to such directors, secretary and officers pursuant to the above indemnification provision or otherwise as a matter of law.

    The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of Bunge's directors and officers by the underwriters against certain liabilities.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

    Since 1998, Bunge has made the following sales of unregistered securities:

        (a) the issuance of 170,000 shares of $.01 par value redeemable preferred stock by the registrant's wholly owned subsidiary, Bunge First Capital Limited, for $1,000 per share, to one sophisticated, accredited investor in December 2000. Salomon Smith Barney Inc. acted as placement agent in connection with this transaction and received a commission of $5,000,000.

        (b) $107,000,000 aggregate principal amount of 8.51% three-year trust certificates and $18,000,000 aggregate principal amount of 8.61% five-year trust certificates issued by a trust established by a subsidiary of the registrant and sold to seven sophisticated, accredited investors, at par value in December 2000.

    Such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to transactions by an issuer not involving any public offering or the rules and regulations thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

    The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
          1.1*          Form of Underwriting Agreement

          3.1           Memorandum of Association

          3.2           Bye-laws

          4.1           Form of Common Share Certificate

          4.2           Form of Shareholder Rights Plan

          5.1           Opinion of Conyers Dill & Pearman

EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
          8.1           Tax Opinion of Conyers Dill & Pearman

          8.2           Tax Opinion of Shearman & Sterling

         10.1 Administrative Services Agreement dated as of July 1, 2001 between Bunge Limited and Bunge International Limited

         10.2 Registration Rights Agreement dated as of June 25, 2001 between Bunge Limited and the shareholders of Bunge
                        International Limited

         10.3           Pooling Agreement, dated as of August 25, 2000, between
                        Bunge Funding Inc., Bunge Management Services Inc., as
                        Servicer, and The Chase Manhattan Bank, as Trustee.

         10.4           First Amended and Restated Series 2000-1 Supplement, dated as of July 12, 2001, between Bunge Funding Inc., Bunge
                        Management Services Inc., as Servicer, Cooperative Centrale
                        Raiffeisen-BoerenleenBank B.A., "Rabobank International",
                        New York branch, as Letter of Credit Agent, The Chase
                        Manhattan Bank, as Administrative Agent, The Bank of New
                        York, as Collateral Agent and Trustee, and Bunge Asset
                        Funding Corp., as Series 2001-1 Purchaser.

         21.1           Subsidiaries of the Registrant

         23.1           Consent and Report on Schedules of Deloitte & Touche

         23.2           Consent of Deloitte Touche Tohmatsu

         23.3           Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)

         23.4           Consent of Shearman & Sterling (included in Exhibit 8.2)

         24.1           Power of Attorney (included on signature page)

    Pursuant to Item 601(b)(4) of Regulation S-K, certain instruments with respect to the registrant's long-term debt are not filed with this registration statement. The registrant will furnish a copy of any such long-term debt agreement to the SEC upon request.

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULE

                         BUNGE LIMITED AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                               (US$ IN MILLIONS)

                                                                 ADDITIONS
                                       BALANCE AT    ---------------------------------
                                      BEGINNING OF   CHARGED TO COSTS     CHARGED TO      DEDUCTIONS      BALANCE AT
DESCRIPTION                              PERIOD        AND EXPENSES     OTHER ACCOUNTS   FROM RESERVES   END OF PERIOD
-----------                           ------------   ----------------   --------------   -------------   -------------
FOR THE YEAR ENDED DECEMBER 31, 1998
  Allowance for doubtful accounts...      $ 49              16                (3)(a)           (7)(b)        $ 55
  Income tax valuation allowance....      $127               4                (8)(a)           --            $123

FOR THE YEAR ENDED DECEMBER 31, 1999
  Allowance for doubtful accounts...      $ 55              15                (7)(a)           (6)(b)        $ 57
  Income tax valuation allowance....      $123              32               (30)(a)           --            $125

FOR THE YEAR ENDED DECEMBER 31, 2000
  Allowance for doubtful accounts...      $ 57               7                 6 (a)          (11)(b)        $ 59
  Income tax valuation allowance....      $125               9               (11)(a)          (28)(c)          95

------------------------

(a) Foreign exchange translation adjustments for all periods and effects of acquisitions of subsidiaries for 2000.

(b) Write-off of uncollectible accounts.

(c) Reversal of previously reserved net operating losses resulting from a merger of our Brazilian subsidiaries.

ITEM 9. UNDERTAKINGS.

    (a) The undersigned hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to under Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such determination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in White Plains, New York on July 13, 2001.

                                                       BUNGE LIMITED

                                                       By:  /s/ ALBERTO WEISSER
                                                            -----------------------------------------
                                                            Alberto Weisser
                                                            Chief Executive Officer and Chairman of
                                                            the Board of Directors

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Alberto Weisser and William M. Wells his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission and the Bermuda Registrar of Companies, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement and any related Rule 462(b) registration statement or any amendment thereto necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission and the Companies Act 1981 of Bermuda in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons in the capacities and on the dates indicated.

                        NAME                           TITLE                               DATE
                        ----                           -----                               ----
                 /s/ ALBERTO WEISSER                   Chief Executive Officer and
     -------------------------------------------         Chairman of the Board of     July 13, 2001
                   Alberto Weisser                       Directors

                /s/ WILLIAM M. WELLS
     -------------------------------------------       Chief Financial Officer        July 13, 2001
                  William M. Wells

              /s/ THEODORE P. FOX, III
     -------------------------------------------       Controller and Principal       July 13, 2001
                Theodore P. Fox, III                     Accounting Officer

                 /s/ JORGE BORN, JR.
     -------------------------------------------       Director                       July 13, 2001
                   Jorge Born, Jr.

                        NAME                           TITLE                               DATE
                        ----                           -----                               ----
                 /s/ ERNEST BACHRACH
     -------------------------------------------       Director                       July 13, 2001
                   Ernest Bachrach

                 /s/ ENRIQUE BOILINI
     -------------------------------------------       Director                       July 13, 2001
                   Enrique Boilini

                 /s/ MICHAEL BULKIN
     -------------------------------------------       Director                       July 13, 2001
                   Michael Bulkin

                /s/ OCTAVIO CARABALLO
     -------------------------------------------       Director                       July 13, 2001
                  Octavio Caraballo

                /s/ FRANCIS COPPINGER
     -------------------------------------------       Director                       July 13, 2001
                  Francis Coppinger

    /s/ BERNARD DE LA TOUR D'AUVERGNE LAURAGUAIS
     -------------------------------------------       Director                       July 13, 2001
      Bernard de La Tour d'Auvergne Lauraguais

                 /s/ WILLIAM ENGELS
     -------------------------------------------       Director                       July 13, 2001
                   William Engels

               /s/ CARLOS BRAUN SAINT
     -------------------------------------------       Director                       July 13, 2001
                 Carlos Braun Saint

              /s/ LUDWIG SCHMITT-RHADEN
     -------------------------------------------       Director                       July 13, 2001
                Ludwig Schmitt-Rhaden

/s/ WILLIAM M. WELLS
-------------------------------------------            Authorized Representative
Bunge Limited, U.S. office                               in the United States         July 13, 2001
By: William M. Wells, Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
         1.1*           Form of Underwriting Agreement

         3.1            Memorandum of Association

         3.2            Bye-laws

         4.1            Form of Common Share Certificate

         4.2            Form of Shareholder Rights Plan

         5.1            Opinion of Conyers Dill & Pearman

         8.1            Tax Opinion of Conyers Dill & Pearman

         8.2            Tax Opinion of Shearman & Sterling

        10.1            Administrative Services Agreement dated July 1, 2001 between
                        Bunge Limited and Bunge International Limited

        10.2            Registration Rights Agreement dated June 25, 2001 between
                        Bunge Limited and the shareholders of Bunge International
                        Limited

        10.3            Pooling Agreement, dated as of August 25, 2000, between
                        Bunge Funding Inc., Bunge Management Services Inc., as
                        Servicer, and The Chase Manhattan Bank, as Trustee.

        10.4            First Amended and Restated Series 2000-1 Supplement, dated as of July 12, 2001, between Bunge Funding Inc., Bunge
                        Management Services Inc., as Servicer, Cooperative Centrale
                        Raiffeisen-BoerenleenBank B.A., "Rabobank International",
                        New York branch, as Letter of Credit Agent, The Chase
                        Manhattan Bank, as Administrative Agent, The Bank of New
                        York, as Collateral Agent and Trustee, and Bunge Asset
                        Funding Corp., as Series 2001-1 Purchaser.

        21.1            Subsidiaries of the Registrant

        23.1            Consent and Report on Schedules of Deloitte & Touche

        23.2            Consent of Deloitte Touche Tohmatsu

        23.3            Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)

        23.4            Consent of Shearman & Sterling (included in Exhibit 8.2)

        24.1            Power of Attorney (included on signature page)

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*   To be filed by amendment.